     As Filed With the Securities And Exchange Commission on May 14, 1996;
                                                   Registration No. 333-_______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                      ------------------------------------


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                      ------------------------------------


                    FIRST BANKING COMPANY OF SOUTHEAST GEORGIA
- ------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


    Georgia                           6025                     58-1458268
- ---------------               --------------------            ------------
(State of other                (Primary Standard           (I.R.S. Employer
jurisdiction of                Industrial Classi-         Identification No.)
incorporation)                 fication Code No.)


                              40 North Main Street
                           Statesboro, Georgia 30458
                                (912) 764-6611
         -------------------------------------------------------------
         (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)


                          Walter G. Moeling, IV, Esq.
                       Powell, Goldstein, Frazer & Murphy
                  Sixteenth Floor, 191 Peachtree Street, N.E.
                            Atlanta, Georgia  30303
                                 (404) 572-6600
               --------------------------------------------------
               (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)


Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box. ___



                             [Cover Page Continued]


- ------------------------------------------------------------------------------------------------------------
                                             CALCULATION OF REGISTRATION FEE
============================================================================================================
                                                   Proposed              Proposed
    Title of each class                            maximum               maximum              Amount of
      of securities        Amount to be            offering              aggregate           Registration
    to be registered        registered          price per unit        offering price              Fee
- -----------------------------------------------------------------------------------------------------------
  Common Stock,           340,420 shares           $10.97(1)            $3,734,408(1)         $ 1,288(1)
  $1.00 par value
===========================================================================================================

(1) In accordance with Rule 457(f)(2), the registration fee has been calculated based on the book value per share of the FNB Bancshares, Inc. common stock to be surrendered in the merger as of March 31, 1996 ($10.97).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   FIRST BANKING COMPANY OF SOUTHEAST GEORGIA
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

  ITEM
  NUMBER                    CAPTION IN FORM S-4                           CAPTION IN PROSPECTUS
  ------                    -------------------                           ---------------------
     1            Forepart of Registration Statement and      Facing Page of Registration Statement; Proxy
                  Outside Front Cover Page of Prospectus      Statement/Prospectus Cover Page


     2            Inside Front and Outside Back Cover         Proxy Statement/Prospectus Cover Page;
                  Pages of Prospectus . . . . . . . . .       Available Information

     3            Risk Factors, Ratio of Earnings to          Summary
                  Fixed Charges and Other Information .

     4            Terms of the Transaction  . . . . . .       Summary; Description of the Transaction;
                                                              Effect of the Merger on the Rights of
                                                              Shareholders; Appendices A through C

     5            Pro Forma Financial Information . . .       Summary; Pro Forma Combined Financial Data

     6            Material Contracts with the Company         Summary; Description of the Transaction
                  Being Acquired  . . . . . . . . . . .

     7            Additional Information Required for         Not Applicable
                  Reoffering by Persons and Parties
                  Deemed to be Underwriters . . . . . .

     8            Interests of Named Experts and Counsel
                                                              Not Applicable

     9            Disclosure of Commission Position on        Part II of Registration Statement--
                  Indemnification for Securities Act          Undertakings
                  Liabilities . . . . . . . . . . . . .

    10            Information with Respect to S-3             Not Applicable
                  Registrants . . . . . . . . . . . . .

    11            Incorporation of Certain Information        Not Applicable
                  by Reference  . . . . . . . . . . . .


  ITEM
 NUMBER                     CAPTION IN FORM S-4                               CAPTION IN PROSPECTUS
 ------                     -------------------                               ---------------------
     12            Information with Respect to S-2 or S-3      Available Information; Documents
                   Registrants . . . . . . . . . . . . .       Incorporated by Reference; Summary; First
                                                               Banking Selected Historical Financial Data;
                                                               Comparative Market Prices and Dividends;
                                                               Business of First Banking; Certain
                                                               Regulatory Considerations; Description of
                                                               First Banking Capital Stock

     13            Incorporation of Certain Information        Documents Incorporated by Reference
                   by Reference  . . . . . . . . . . . .

     14            Information with Respect to                 Not Applicable
                   Registrants Other Than S-2 or S-3
                   Registrants . . . . . . . . . . . . .

     15            Information with Respect to S-3             Not Applicable
                   Companies . . . . . . . . . . . . . .

     16            Information with Respect to S-2 or S-3      Not Applicable
                   Companies . . . . . . . . . . . . . .

     17            Information with Respect to Companies       Summary; FNB Financial Statements; FNB
                   Other Than S-2 or S-3 Companies . . .       Management's Discussion and Analysis of
                                                               Financial Condition and Results of
                                                               Operations; Business of FNB; Comparative
                                                               Market Prices and Dividends; FNB Selected
                                                               Historical Financial Data

     18            Information if Proxies, Consents or         Summary; The Special Meeting; The Merger;
                   Authorizations Are to be Solicited  .       Certain Relationships and Related
                                                               Transactions; Management of First Banking;
                                                               Management of FNB; Voting Securities and
                                                               Principal Shareholders of FNB

     19            Information if Proxies, Consents or         Not Applicable
                   Authorizations Are Not to be Solicited
                   in an Exchange Offer


Dear FNB Bancshares, Inc. Shareholder:

       You are cordially invited to attend the Special Meeting of Shareholders of FNB Bancshares, Inc. ("FNB") to be held at FNB's main office, 501 South Laurel Street, Springfield, Georgia on ____________, 1996, at ______________,
local time, notice of which is enclosed.

       At the Special Meeting, you will be asked to consider and vote on a proposal to approve an Agreement and Plan of Merger (the "Agreement") entered into with First Banking Company of Southeast Georgia ("First Banking") pursuant to which FNB will merge (the "Merger") with and into First Banking, and First National Bank of Effingham (the "Bank"), a wholly owned subsidiary of FNB, will become a wholly owned subsidiary of First Banking. Upon consummation of the Merger, each share of FNB common stock issued and outstanding (except for certain shares held by FNB or First Banking) will be converted into 0.892 of a share of First Banking common stock and each outstanding option or warrant to purchase FNB common stock will be converted into the right to receive 0.466 of a share of First Banking common stock for each share underlying the option or warrant.

       The accompanying Proxy Statement/Prospectus includes a description of the proposed Merger and provides other specific information concerning the Special Meeting. Please read these materials carefully and consider thoughtfully the information set forth in them.

       The Merger has been approved unanimously by your Board of Directors and is recommended by the Board to you for approval. Consummation of the Merger is subject to certain conditions, including approval of the Agreement by FNB shareholders and approval of the Merger by various regulatory agencies.

       It is important to understand that approval of the Agreement requires the affirmative vote of the holders of a majority of the common stock of FNB entitled to vote at the Special Meeting, not just a majority of the votes cast. Consequently, a failure to vote will have the same effect as a vote against the Agreement.

       Accordingly, whether or not you plan to attend the Special Meeting, please complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person if you wish, even if you previously have returned your proxy card. The proposed Merger with First Banking is a significant step for FNB, and your vote on this matter is of great importance. ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR APPROVAL OF THE MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" ITEM ONE. If you need assistance in completing your proxy card, please call __________________________ at (912) 754-6111. You should not forward any of your stock certificates at this time.

                                        Sincerely,


                                        ----------------------------------
                                        Larry D. Weddle Chairman of
                                        the Board

                              FNB BANCSHARES, INC.
                            501 SOUTH LAUREL STREET
                           SPRINGFIELD, GEORGIA 31329
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                      TO BE HELD __________________, 1996


       Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of FNB Bancshares, Inc. ("FNB"), a bank holding company, will be held at FNB's main office, 501 South Laurel Street, Springfield, Georgia 31329 on _________________, 1996, at ___________, local time, for the following purposes:

       1. Merger. To consider and vote on the Agreement and Plan of Merger, dated as of March 13, 1996 (the "Agreement"), by and between FNB and First Banking Company of Southeast Georgia ("First Banking") pursuant to which (i) First Banking will acquire all of the issued and outstanding common stock of FNB through the merger of FNB with and into First Banking (the "Merger"), (ii) each share of FNB common stock (except for certain shares held by FNB or First Banking) will be converted into 0.892 of a share of First Banking common stock,
(iii) each option or warrant to purchase FNB common stock will be converted into the right to receive 0.466 of a share of First Banking common stock for each share underlying the option or warrant, and (iv) each FNB shareholder will receive cash in lieu of any remaining fractional share interest, all as described more fully in the accompanying Proxy Statement/Prospectus; and

       2. Other Business. To transact such other business as may properly come before the Special Meeting, including adjourning the Special Meeting to permit, if necessary, further solicitation of proxies.

       Only shareholders of record at the close of business on _____________, 1996, are entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof.

       THE BOARD OF DIRECTORS OF FNB UNANIMOUSLY RECOMMENDS THAT HOLDERS OF FNB COMMON STOCK VOTE TO APPROVE THE PROPOSALS LISTED ABOVE.

       FNB shareholders have the right to dissent from approval of the Agreement and obtain payment for the fair value of their shares of FNB common stock by following the procedures described in Title 14, Chapter 2, Article 13 of the Georgia Business Corporation Code. See Appendix C and "Description of the Transaction -- Dissenters' Rights."

       We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the Special Meeting in person. The proxy may be revoked by the person executing the proxy by filing with the Secretary of FNB an instrument of revocation or a duly executed proxy bearing a later date or by electing to vote in person at the Special Meeting.

                                        By Order of the Board of Directors


                                        -----------------------
                                        Carolyn B. Williamson
                                        Secretary

Springfield, Georgia
_____________, 1996

    FNB BANCSHARES, INC.                            FIRST BANKING COMPANY OF
      PROXY STATEMENT                                   SOUTHEAST GEORGIA
    FOR SPECIAL MEETING                                    PROSPECTUS
      OF SHAREHOLDERS                                     COMMON STOCK
TO BE HELD __________, 1996                             (PAR VALUE $1.00)

                        -------------------------------


       This Prospectus of First Banking Company of Southeast Georgia, a bank holding company organized and existing under the laws of the state of Georgia ("First Banking"), relates to the shares of its common stock, par value $1.00 per share ("First Banking Common Stock"), which are issuable to the shareholders of FNB Bancshares, Inc. ("FNB") upon consummation of the proposed merger (the "Merger") described herein, by which FNB will merge with and into First Banking pursuant to the terms of an Agreement and Plan of Merger, dated as of March 13, 1996, by and between First Banking and FNB (the "Agreement").

       On the effective date of the Merger (the "Effective Date"), except as otherwise described herein, (i) FNB will merge with and into First Banking,
(ii) each outstanding share of the $.01 par value common stock of FNB ("FNB Common Stock") will be converted into 0.892 of a share of First Banking Common Stock, (iii) each outstanding option or warrant to purchase FNB Common Stock will be converted into the right to receive 0.466 of a share of First Banking Common Stock for each share underlying the option or warrant, and (iv) each FNB shareholder will receive cash in lieu of any remaining fractional share interest. A copy of the Agreement is attached to this Proxy Statement/Prospectus as Appendix A.

       As a result of the Merger, the separate existence of FNB will cease, and First National Bank of Effingham, a wholly owned subsidiary of FNB (the "Bank"), will become a wholly owned subsidiary of First Banking. For a further description of the terms of the Merger, see "Description of the Transaction."

       This Prospectus also constitutes a Proxy Statement of FNB and is being furnished to the shareholders of FNB in connection with the solicitation of proxies by the Board of Directors of FNB for use at its special meeting of shareholders, including any adjournment or postponement thereof (the "Special Meeting"), to be held on __________________, 1996, to consider and vote on the proposed Merger and related matters. This Proxy Statement/Prospectus and the accompanying proxy card are first being mailed to shareholders of FNB on or about ___________________, 1996.



   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                    GOVERNMENTAL AGENCY OR INSTRUMENTALITY.


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
           ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.


      The date of this Proxy Statement/Prospectus is _____________, 1996.

                             AVAILABLE INFORMATION

       First Banking is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

       This Proxy Statement/Prospectus constitutes part of the Registration Statement on Form S-4 of First Banking (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement/Prospectus does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about First Banking and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. First Banking Common Stock is traded on the Nasdaq Stock Market, Inc.'s National Market System ("Nasdaq"). Reports, proxy statements, and other information concerning First Banking may be inspected at the offices of the National Association of Securities Dealers, Inc. (the "NASD"), 1735 K Street, N.W., Washington, D.C. 20006.

       NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FIRST BANKING OR FNB. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FIRST BANKING OR FNB SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

       All information included or incorporated by reference in this Proxy Statement/Prospectus with respect to First Banking was supplied by First Banking, and all information included or incorporated by reference herein with respect to FNB was supplied by FNB.

                      DOCUMENTS INCORPORATED BY REFERENCE


       THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THOSE DOCUMENTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE, FROM FIRST BANKING COMPANY OF SOUTHEAST GEORGIA, 40 NORTH MAIN STREET, STATESBORO, GEORGIA 30458. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ___________________, 1996.

       The following document previously filed with the SEC by First Banking pursuant to the Exchange Act is hereby incorporated by reference herein:

               1. First Banking's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995.

       First Banking's Annual Report on Form 10-KSB for the year ended December 31, 1995 incorporates by reference specific portions of First Banking's Annual Report to Shareholders for that year (the "First Banking Annual Report to Shareholders"), and, accordingly, the portions of the First Banking Annual Report to Shareholders entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Financial Data," as well as the Consolidated Financial Statements, the notes thereto and the Independent Auditors' Report thereon, are incorporated herein by reference. A copy of the First Banking Annual Report to Shareholders is enclosed with this Proxy Statement/Prospectus.

       Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                               TABLE OF CONTENTS



SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       Special Meeting of FNB Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
       Record Date; Vote Required   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       The Merger; Exchange Ratio   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       Dissenters' Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
       Reasons for the Merger; Recommendation of FNB's Board of Directors   . . . . . . . . . . . . . . . . . . . . .   3
       Fairness Opinion   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       Effective Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       Exchange of Stock Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
       Regulatory Approvals and Other Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       Waiver, Amendment, and Termination of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       Interests of Certain Persons in the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
       Certain Differences in Shareholders' Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       Comparative Market Prices of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       Comparative Per Share Data   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
       Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       Selected Pro Forma Condensed Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

THE SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       Record Date; Vote Required   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

DESCRIPTION OF THE TRANSACTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       Treatment of FNB Options and Warrants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       Background of and Reasons for the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       Opinion of FNB's Financial Advisor   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       Effective Date of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       Distribution of First Banking Stock Certificates and Payment for Fractional Shares   . . . . . . . . . . . . .  17
       Conditions to Consummation of the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       Regulatory Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       Waiver, Amendment, and Termination of the Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       Conduct of Business Pending the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       Management Following the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       Interests of Certain Persons in the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       Dissenters' Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
       Certain Federal Income Tax Consequences of the Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       Accounting Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
       Expenses and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
       Resales of First Banking Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       Liquidity and Marketability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

       Reporting Requirements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       Board of Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       Removal of Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       Vote Required for Shareholder Approval   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       Special Meeting of Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
       Shareholder Nominations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
       Interested Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

COMPARATIVE MARKET PRICES AND DIVIDENDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

BUSINESS OF FNB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

FNB MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . .  34

VOTING SECURITIES HELD BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF FNB  . . . . . . . . . . . . . . . . . . . . . . .  39

BUSINESS OF FIRST BANKING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
       Loan Portfolio   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
       Credit Underwriting and Monitoring   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

MANAGEMENT OF FIRST BANKING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       Compensation of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
       Executive Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
       Executive Compensation   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
       Indebtedness of Directors and Officers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
       Stock Ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

PRO FORMA FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51

CERTAIN REGULATORY CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
       General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
       Bank Holding Company Regulation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
       Bank Regulation    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
       Capital Requirements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
       FDIC Insurance Assessments   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
       Payment of Dividends   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
       Support of Subsidiary Institutions   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
       Safety and Soundness Standards   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
       Depositor Preference   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
       CRA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  63
       Fair Lending   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
       Future Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64
       Monetary Policy  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  64

DESCRIPTION OF FIRST BANKING COMMON STOCK . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

SHAREHOLDER PROPOSALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

OPINIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65

FINANCIAL STATEMENTS OF FNB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-1

APPENDIX A:  AGREEMENT AND PLAN OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1

APPENDIX B:  OPINION OF STEVENS & COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   B-1

APPENDIX C:  ARTICLE 13 OF THE GEORGIA BUSINESS CORPORATION CODE  . . . . . . . . . . . . . . . . . . . . . . . . .   C-1

                                    SUMMARY

       The following is a summary of certain information relating to the Special Meeting, the proposed Merger, and the offering of shares of First Banking Common Stock to be issued upon consummation thereof. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Appendices. As used in this Proxy Statement/Prospectus, the terms "First Banking" and "FNB" refer to those entities, respectively, and, where the context requires, to those entities and their respective subsidiaries. On February 28, 1995, the Bank completed a holding company reorganization and became a wholly-owned subsidiary of FNB. References to FNB as of dates prior to February 28, 1995 shall refer to the Bank.

THE PARTIES

       FNB. FNB is a bank holding company organized and existing under the laws of the state of Georgia, with its principal executive offices located in Springfield, Georgia. FNB operates principally through the Bank, which is a wholly owned national bank subsidiary of FNB and which provides a range of retail banking services through two offices in Springfield and Rincon, Georgia. At December 31, 1995, FNB had total consolidated assets of approximately $50 million, total consolidated deposits of approximately $46 million, and total consolidated shareholders' equity of approximately $3 million. FNB's principal executive office is located at 501 South Laurel Street, Springfield, Georgia 31329, and its telephone number at such address is (912) 754-6111.

       First Banking. First Banking is a bank holding company organized and existing under the laws of the state of Georgia and headquartered in Statesboro, Georgia. All of First Banking's business is presently conducted by its wholly-owned subsidiaries, First Bulloch Bank & Trust Company ("Bulloch Bank") and Metter Banking Company ("Metter Bank"), which provide a range of retail banking services through six offices in Statesboro and Metter, Georgia. At December 31, 1995, First Banking had total consolidated assets of approximately $300 million, total consolidated deposits of approximately $258 million, and total consolidated shareholders' equity of approximately $31 million.

       First Banking commenced operations in 1981 as a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). First Banking's principal executive offices are located at 40 North Main Street, Statesboro, Georgia 30458, and its telephone number at such address is
(912) 764-6611.

       Additional information with respect to First Banking and its subsidiaries is included in documents incorporated by reference in this Proxy Statement/Prospectus. See "Available Information," "Documents Incorporated by Reference," and "Business of First Banking."

SPECIAL MEETING OF FNB SHAREHOLDERS

       The Special Meeting will be held at _________, local time, on ___________, 1996, at FNB's main office, 501 South Laurel Street, Springfield, Georgia 31329, for the purpose of considering and voting on approval of the Agreement. See "The Special Meeting."

RECORD DATE; VOTE REQUIRED

       Only holders of record of FNB Common Stock at the close of business on _______________, 1996 (the "Record Date"), will be entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the FNB Common Stock entitled to vote at the Special Meeting will be required to approve the Agreement. As of the Record Date, there were 310,114 shares of FNB Common Stock outstanding and entitled to be voted.

       The directors and executive officers of FNB and their affiliates beneficially owned, as of the Record Date, 214,765 shares (or approximately 54.9% of the outstanding shares) of FNB Common Stock. Of the indicated shares, 80,782 represent shares subject to exercisable options and warrants that, to management's knowledge, will not be exercised prior to the Record Date. If such shares were excluded from the totals listed above, the number and percentage of shares beneficially owned by FNB's directors and executive officers would decrease to 133,983 and 43.2% respectively. The directors and executive officers of First Banking and their affiliates beneficially owned, as of the Record Date, no shares of FNB Common Stock. As of that date, neither FNB nor First Banking held any shares of FNB Common Stock in a fiduciary capacity for others. See "The Special Meeting--Record Date; Vote Required."

THE MERGER; EXCHANGE RATIO

       The Agreement provides for the acquisition of FNB by First Banking pursuant to the Merger of FNB with and into First Banking. On the Effective Date, each share of FNB Common Stock then issued and outstanding (excluding any shares held by FNB, First Banking, or their respective subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) will be converted into 0.892 of a share of First Banking Common Stock and each option or warrant to purchase FNB Common Stock then outstanding will be cancelled and exchanged for the right to receive 0.466 of a share of First Banking Common Stock for each share subject to the option or warrant, subject in each case to possible adjustment in the event of any stock dividend, stock split, or similar stock reclassification (the "Exchange Ratio"). No fractional shares of First Banking Common Stock will be issued. Rather, cash will be paid in lieu of any fractional share interest to which any FNB shareholder would be entitled upon consummation of the Merger, based on the closing price of First Banking Common Stock on Nasdaq (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by First Banking) on the last full trading day immediately preceding the Effective Date on which there is a trade. See "Description of the Transaction--General."

DISSENTERS' RIGHTS

       In accordance with the Georgia Business Corporation Code (the "Georgia Act"), holders of FNB Common Stock will be entitled to dissenters' rights in connection with the Merger. HOLDERS OF SHARES OF FNB COMMON STOCK WHO WISH TO EXERCISE THEIR DISSENTERS' RIGHTS MUST SEND WRITTEN NOTICE OF THEIR INTENT TO DEMAND PAYMENT FOR THEIR SHARES BEFORE THE SHAREHOLDERS OF THE COMPANY VOTE ON THE MERGER PROPOSAL AT THE SPECIAL MEETING ON _________________, 1996. Such written notice should be sent to FNB Bancshares, Inc., 501 South Laurel Street, Springfield, Georgia 31329, Attention: President. See "Description of the Transaction -- Dissenters' Rights" and the text of Article 13 of the Georgia Act attached as Appendix C to this Proxy Statement.

REASONS FOR THE MERGER; RECOMMENDATION OF FNB'S BOARD OF DIRECTORS

       FNB's Board of Directors has unanimously approved the Merger and the Agreement and has determined that the Merger is fair to, and in the best interests of, FNB and its shareholders. ACCORDINGLY, FNB'S BOARD UNANIMOUSLY RECOMMENDS THAT FNB'S SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT. In approving the Merger, FNB's directors considered First Banking's financial condition, the financial terms and the income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay, the alternatives to the Merger, the report and opinion of FNB's financial advisor regarding the fairness of the Merger to FNB's shareholders, the increased liquidity of the First Banking Common Stock, the competitive and regulatory environment, and the management philosophy of First Banking.

FAIRNESS OPINION

       FNB retained Stevens & Company ("Stevens") to act as FNB's financial advisor in connection with the Merger. As part of this engagement, Stevens agreed to render to the FNB Board an opinion with respect to the fairness to the shareholders of the consideration to be received in the Merger from a financial point of view. On March 11, 1996, Stevens delivered to the FNB Board its oral opinion that, as of such date, the consideration to be received was fair to the FNB shareholders from a financial point of view. Stevens subsequently confirmed such opinion in writing as of ___________, 1996, based on the final Agreement. The full text of Stevens' final written opinion to the FNB Board is included as Appendix B to this Proxy Statement/Prospectus and should be read carefully and in its entirety. Stevens' opinion to the FNB Board does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting. The fairness opinion was based upon information available to Stevens as of the date the opinion was rendered. See "Description of the Transaction -- Opinion of FNB's Financial Advisor."

EFFECTIVE DATE

       Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time specified in Articles or a Certificate of Merger filed by First Banking with the Georgia Secretary of State, or, if no date and time are specified, on the date and at the time of filing. The parties expect that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the third quarter of 1996, although there can be no assurance as to whether or when the Merger will occur. See "Description of the Transaction--Effective Date of the Merger, --Conditions to Consummation of the Merger, and --Waiver, Amendment, and Termination of the Agreement."

EXCHANGE OF STOCK CERTIFICATES

       Promptly after the Effective Date, First Banking will cause SunTrust Bank, Atlanta, Georgia, acting in its capacity as exchange agent for First Banking (the "Exchange Agent"), to mail to the former shareholders of FNB a form letter of transmittal, together with instructions for the exchange of such shareholders' certificates representing shares of FNB Common Stock for certificates representing shares of First Banking Common Stock.

       On February 28, 1995, the Bank completed a holding company reorganization and became a wholly-owned subsidiary of FNB. As a result of this reorganization, shareholders of the Bank became shareholders of FNB and should have exchanged their certificates representing Bank Common Stock for certificates representing FNB Common Stock. After the Effective Date, FNB shareholders who have not yet exchanged their Bank Common Stock certificates for FNB Common Stock certificates should submit their Bank Common Stock certificates to the Exchange Agent for First Banking Common Stock certificates.

       FNB SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. See "Description of the Transaction--Distribution of First Banking Stock Certificates and Payment for Fractional Shares."

REGULATORY APPROVALS AND OTHER CONDITIONS

       The Merger is subject to approval by the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Office of the Comptroller of the Currency (the "OCC"), and the Department of Banking and Finance of the State of Georgia (the "Georgia Department"). Applications for the requisite approvals have been filed with these agencies. There can be no assurance, however, that approval will be given or as to the timing or conditions of such approval.

       Consummation of the Merger is subject to various other conditions, including receipt of the required approval of FNB shareholders, receipt of an opinion of counsel or a ruling from the Internal Revenue Service as to the tax-free nature of certain aspects of the Merger, and certain other customary conditions. See "Description of the Transaction--Conditions to Consummation of the Merger."

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

       The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date by mutual action of the Boards of Directors of both FNB and First Banking, or by action of the Board of Directors of either company under certain circumstances, including if the Merger is not consummated by September 30, 1996, unless the failure to consummate by such time is due to a breach of the Agreement by the party seeking to terminate. If for any reason the Merger is not consummated, FNB will continue to operate as a bank holding company under its present management. See "Description of the Transaction--Waiver, Amendment, and Termination of the Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

       Certain members of FNB's management and Board of Directors have interests in the Merger in addition to their interests as shareholders of FNB generally. Those interests relate to, among other things, provisions in the Agreement regarding indemnification and eligibility for certain First Banking employee benefits, and treatment of outstanding options and warrants to acquire FNB Common Stock. See "Description of the Transaction-- Interests of Certain Persons in the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

       Consummation of the Merger is conditioned on the receipt of an opinion of counsel to the effect that, among other things, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), the exchange in the Merger of FNB Common Stock for First Banking Common Stock will not give rise to gain or loss to FNB shareholders, except to the extent of any cash received in lieu of fractional share interests or any cash paid to those shareholders who perfect their statutory dissenters' rights, and neither First Banking nor FNB will recognize income, gain or loss as a result of the Merger except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code. Gain recognition, if any, will not be in excess of the amount of cash received. Subject to the provisions and limitations of Section 302(a) of the Code, gain or loss will be recognized upon the receipt of cash in lieu of fractional share interests. See "Description of the Transaction--Certain Federal Income Tax Consequences of the Merger."

       DUE TO THE INDIVIDUAL NATURE OF THE TAX CONSEQUENCES OF THE MERGER, FNB SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS

       On the Effective Date, FNB shareholders, whose rights are governed by the Georgia Act and by FNB's Articles of Incorporation and Bylaws, will automatically become First Banking shareholders, and their rights as First Banking shareholders will be determined by the Georgia Act and by First Banking's Articles of Incorporation and Bylaws.

       The rights of First Banking shareholders differ from the rights of FNB shareholders in certain important respects, some of which constitute additional antitakeover provisions provided for in First Banking's governing documents. See "Effect of the Merger on Rights of Shareholders."

COMPARATIVE MARKET PRICES OF COMMON STOCK

       The First Banking Common Stock is traded on the Nasdaq Stock Market, Inc.'s National Market System ("Nasdaq"). The FNB Common Stock is not traded in any established market. The following table sets forth the last sale price of the First Banking Common Stock on October 13, 1995, the date of the last sale reported by Nasdaq prior to October 17, 1995 (the date of public announcement of the proposed Merger) and the sale price of the FNB Common Stock on August 7, 1995, the date of the last reported sale of FNB Common Stock prior to October 17, 1995. It also provides the last sale price of First Banking Common Stock on _____________, 1996, the date of the last sale reported by Nasdaq prior to the mailing of this Proxy Statement/Prospectus, and the sale price of FNB Common Stock on __________, 1996, the date of the most recent reported sale of FNB Common Stock.

       First Banking Common Stock           FNB Common Stock
       $19.25 at October 13, 1995           $15.00 at August 7, 1995
       $____ at ____________, 1996          $_____ at ____________, 1996

       Shareholders are advised to obtain current market quotations for the First Banking Common Stock. No assurance can be given as to the market price of First Banking Common Stock at or after the Effective Date.

COMPARATIVE PER SHARE DATA

       The following table sets forth certain per share data of First Banking and combined per share data on an unaudited pro forma basis after giving effect to the Merger contemplated herein on a pooling-of-interests basis of accounting, assuming that 0.892 of a share of First Banking Common Stock is issued and exchanged for each share of FNB Common Stock and 0.466 of a share of First Banking Common Stock is issued and exchanged for each share subject to an option or warrant to purchase shares of FNB Common Stock in the Merger. This data should be read in conjunction with the unaudited pro forma condensed financial statements and the separate historical financial statements of First Banking and FNB and notes thereto incorporated by reference or included elsewhere in this Proxy Statement/Prospectus. The pro forma combined financial data is not necessarily indicative of the operating results that would have been achieved had the Merger been consummated as of the beginning of the periods indicated, nor is such data necessarily indicative of future financial condition or results of operations.


                                                                         1995           1994           1993
                                                                         ----           ----           ----
FIRST BANKING:

      Net income per share                                              $ 1.70          $ 1.30        $ 1.22
      Dividends per share                                                 0.48            0.38          0.30
      Book value per share(1)                                            11.58            9.86          9.44

FNB:

      Net income per share before
        cumulative effect of change
        in accounting principle                                         $ 0.55          $ 1.23        $ 0.41
      Dividends per share                                                 0.00            0.00          0.00
      Book value per share(1)                                            10.65            9.67          9.01

PRO FORMA COMBINED:

      Pro forma combined income per share
        before cumulative effect
        of change in accounting principle                               $ 1.57          $ 1.28        $ 1.12
           Equivalent per FNB share(3)                                    1.40            1.14          1.00
      Pro forma combined dividends per share                               .42             .33           .27
           Equivalent per FNB share(3)                                     .37             .29           .24
      Pro forma combined book value per share(2)                         11.30            9.74          9.30
           Equivalent per FNB share(3)                                   10.08


______________________________

(1) The historical book value per share is computed by dividing shareholders' equity by the number of shares of Common Stock outstanding at the end of each period.

(2) First Banking and FNB anticipate that they will incur combined direct transaction costs estimated to be $290,000 associated with the Merger, which will be charged to operations upon consummation of the Merger. The pro forma combined book value per share data gives effect to such estimated costs resulting in a $203,000 charge, net of tax, as if such costs had been incurred as of December 31, 1995. These costs are not included in the pro forma income before cumulative effect of change in accounting principles per share data. See "Pro Forma Financial Information."

(3) Calculated by multiplying the First Banking combined pro forma per share amounts by the Exchange Ratio of 0.892.

SELECTED FINANCIAL DATA

      The following tables present certain selected historical financial information for First Banking and FNB. The data should be read in conjunction with the historical financial statements, related notes, and other financial information concerning First Banking and FNB incorporated by reference or included herein. See "Documents Incorporated by Reference."

      Selected Historical Financial Data of First Banking

                                 1995            1994             1993             1992                1991
                                 ----            ----             ----             ----                ----
HISTORICAL STATEMENT OF INCOME DATA

Interest Income              $ 23,866,982    $ 18,912,947     $ 17,437,563     $ 18,921,928        $ 21,307,828
Interest Expense               10,653,053       7,342,462        6,815,796        8,624,088          11,736,340
                             ------------    ------------     ------------     ------------        ------------
Net Interest Income            13,213,929      11,570,485       10,621,767       10,297,840           9,571,488
Provision for
    Loan Losses                   560,000         534,573          586,768          820,030           1,113,850
Other Income                    1,898,300       2,022,524        2,027,061        1,917,430           1,835,023
Other Expense                   8,146,976       8,136,244        7,530,160        7,229,921           6,817,091
Provision for
    Income Taxes                1,868,560       1,472,918        1,284,543        1,163,155             931,034
                             ------------    ------------     ------------     ------------        ------------

Net Income                   $  4,536,693    $  3,449,274     $  3,247,357     $  3,002,164        $  2,544,536
                             ============    ============     ============     ============        ============

Net Income per Share         $       1.70    $       1.30     $       1.22     $       1.13        $       0.96
                             ============    ============     ============     ============        ============

Weighted Average Shares
    Outstanding                 2,661,795       2,661,939        2,661,939        2,661,939           2,661,939


HISTORICAL CASH DIVIDEND DATA

Cash Dividends Declared      $  1,274,321    $    998,227     $    798,582     $    565,661        $   499,114
Cash Dividends Per Share     $       0.48    $      0.375     $       0.30     $       0.21        $      0.19

HISTORICAL BALANCE SHEET DATA

Total Assets                 $300,200,521    $262,152,174     $238,199,804     $232,382,976        $230,909,536
Other Borrowed Money         $  7,234,447    $  4,629,876         $819,323     $    485,000        $    300,000

The book value per share, cash dividends, and average shares outstanding have been restated to reflect the 2-for-1 stock split effected in the form of a 100 percent stock dividend effective May 7, 1992 and to reflect the 8-for-5 stock split effected in the form of a 60% stock dividend effective May 15, 1995.

       Selected Historical Financial Data of FNB

                                                         1995                  1994                   1993
                                                         ----                  ----                   ----
HISTORICAL STATEMENT OF INCOME DATA

     Interest Income                                 $   3,580,821         $   2,406,899         $   1,755,421
     Interest Expense                                    1,764,991               928,902               741,588
                                                     -------------         -------------         -------------
     Net Interest Income                                 1,815,830             1,477,997             1,013,833
     Provision for Loan Losses                             299,300                97,500               140,000
     Other Income                                          431,614               308,433               238,666
     Other Expense                                       1,694,729             1,120,081               929,305
                                                           84,140                186,000                56,322
                                                     -------------         -------------         -------------
     Net Income Before
       Cumulative Effect of Change
       in Accounting Principle                       $     169,275         $     382,849         $     126,872
                                                     =============         =============         =============

     Net Income                                      $     169,275         $     382,849         $     345,264

     Net Income Per Share Before
       Cumulative Effect of Change
       in Accounting Principle                                 .55                  1.23                  0.41

     Net Income Per Share                                      .55                  1.23                  1.11

     Weighted Average Shares Outstanding                   310,114               310,114               310,114

HISTORICAL CASH DIVIDEND DATA

     Cash Dividends Declared                                     0                     0                     0
     Cash Dividends Per Share                                 0.00                  0.00                  0.00

HISTORICAL BALANCE SHEET DATA

     Total Assets                                    $  50,165,516         $  34,358,368         $  26,300,003
     Other Borrowed Money                                        0                     0                     0

SELECTED PRO FORMA CONDENSED FINANCIAL DATA

        The selected pro forma condensed financial data set forth below is derived from the unaudited pro forma condensed financial statements, which give effect to the Merger contemplated herein as a pooling of interests and should be read in conjunction with, and are qualified by reference to, such pro forma statements and the notes thereto included elsewhere in the Proxy Statement/Prospectus. See "Pro Forma Financial Information." For purposes of the pro forma condensed balance sheet data, First Banking's consolidated balance sheet at December 31, 1995 has been combined with FNB's balance sheet at that date and has been adjusted to reflect $203,000 (net of tax) of estimated costs of the transaction. For purposes of the pro forma condensed statement of income data, First Banking's consolidated results of operations for each of the three years in the period ended December 31, 1995 have been combined with FNB's results of operations for each of the three years in the period ended December 31, 1995.

        The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated at the beginning of the periods indicated nor is it necessarily indicative of future financial position or results of operations.

                                                            1995                 1994                 1993
                                                            ----                 ----                 ----
PRO FORMA CONDENSED STATEMENT OF INCOME DATA:

     Interest Income                                  $   27,447,803       $   21,319,846       $   19,192,984
     Interest Expense                                     12,418,044            8,271,364            7,557,384
     Net Interest Income                                  15,029,759           13,048,482           11,635,600
     Provision for Loan Losses                               859,300              632,073              726,768
     Net income before cumulative effect
       of accounting change                                4,705,958            3,832,123            3,374,229

     Net income per share before
       cumulative effect of accounting
       change                                                   1.57                 1.28                 1.12

PRO FORMA CONDENSED DIVIDEND DATA:

     Cash dividends paid                              $    1,274,321       $      998,227       $      798,582
     Dividends per share                                        0.42                 0.33                 0.27

PRO FORMA CONDENSED BALANCE SHEET DATA:

     Total assets                                     $  350,366,037       $  296,510,542       $  264,499,807
     Loans - net                                         212,115,817          185,837,509          169,025,064
     Total deposits                                      304,482,566          259,513,764          233,098,652
     Other borrowed money                                  7,234,447            4,629,876              819,323
     Shareholders' equity                                 33,925,001           29,254,983           27,925,188

                              THE SPECIAL MEETING

GENERAL

       This Proxy Statement/Prospectus is being furnished to the holders of FNB Common Stock in connection with the solicitation by the FNB Board of Directors of proxies for use at the Special Meeting, at which FNB shareholders will be asked to vote upon a proposal to approve the Agreement. The Special Meeting will be held at __________, local time, on _______________, 1996, at the main offices of FNB, located at 501 South Laurel Street, Springfield, Georgia 31329.

       FNB shareholders are requested promptly to sign, date, and return the accompanying proxy card to FNB in the enclosed postage-paid, addressed envelope. A shareholder's failure to return a properly executed proxy card or to vote at the Special Meeting will have the same effect as a vote against the Agreement.

       Any FNB shareholder who has delivered a proxy may revoke it at any time before it is voted by giving notice of revocation in writing or submitting to FNB a signed proxy card bearing a later date, provided that such notice or proxy card is actually received by FNB before the vote of shareholders or in open meeting prior to the taking of the shareholder vote at the Special Meeting. Any notice of revocation should be sent to FNB Bancshares, Inc., 501 South Laurel Street, Springfield, Georgia 31329, Attention: Corporate Secretary. A proxy will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless, before the vote, notice of such death or incapacity is filed with the Secretary. The shares of FNB Common Stock represented by properly executed proxies received at or prior to the Special Meeting and not subsequently revoked will be voted as directed in such proxies. IF INSTRUCTIONS ARE NOT GIVEN, SHARES REPRESENTED BY PROXIES RECEIVED WILL BE VOTED FOR APPROVAL OF THE AGREEMENT AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTERS THAT PROPERLY MAY COME BEFORE THE SPECIAL MEETING. IF NECESSARY, AND UNLESS CONTRARY INSTRUCTIONS ARE GIVEN, THE PROXY HOLDER ALSO MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING TO PERMIT FURTHER SOLICITATION OF PROXIES IN ORDER TO OBTAIN SUFFICIENT VOTES TO APPROVE THE AGREEMENT. As of the date of this Proxy Statement/Prospectus, FNB is unaware of any other matter to be presented at the Special Meeting.

       Solicitation of proxies will be made by mail but also may be made by telephone or telegram or in person by the directors, officers, and employees of FNB, who will receive no additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses. Brokerage houses, nominees, fiduciaries, and other custodians will be requested to forward solicitation materials to beneficial owners and will be reimbursed for their reasonable out-of-pocket expenses.

       FNB shareholders should not forward any stock certificates with their proxy cards.

RECORD DATE; VOTE REQUIRED

       FNB's Board of Directors has established the close of business on _________, 1996, as the Record Date for determining the FNB shareholders entitled to notice of and to vote at the Special Meeting. Only FNB shareholders of record as of the Record Date will be entitled to vote at the Special Meeting. The affirmative vote of the holders of a majority of the FNB Common Stock entitled to vote at the Special Meeting is required in order to approve the Agreement. Therefore, an abstention or failure to return a properly executed proxy card will have the same effect as a vote against the Agreement, as will a broker's submitting a proxy card without exercising discretionary voting authority with respect to the Agreement. As of the Record Date, there were approximately ____ holders of 310,114 shares of FNB Common Stock outstanding and entitled to vote at the Special Meeting, with each share entitled to one vote. For information as to persons known by FNB to beneficially own more than five percent of the outstanding shares of FNB Common Stock as of the Record Date, see "Voting Securities and Principal Shareholders of FNB."

       The presence, in person or by proxy, of a majority of the outstanding shares of FNB Common Stock is necessary to constitute a quorum of the shareholders in order to take action at the Special Meeting. For these purposes, shares of FNB Common Stock that are present, or represented by proxy, at the Special Meeting will be counted for quorum purposes regardless of whether the holder of the shares or proxy fails to vote on the Agreement or whether a broker with discretionary authority fails to exercise its discretionary voting authority with respect to the Agreement. Once a quorum is established, approval of the Agreement requires the affirmative vote of the holders of a majority of the FNB Common Stock entitled to vote at the Special Meeting.

       The directors and executive officers of FNB and their affiliates beneficially owned, as of the Record Date, 214,765 shares (or approximately 54.9% of the outstanding shares) of FNB Common Stock. Of the indicated shares, 80,782 represent shares subject to exercisable options and warrants that, to management's knowledge, will not be exercised prior to the Record Date. If such shares were excluded from the totals listed above, the number and percentage of shares beneficially owned by FNB's directors and executive officers would decrease to 133,983 and 43.2% respectively. The directors and executive officers of First Banking and their affiliates beneficially owned, as of the Record Date, no shares of FNB Common Stock. As of that date, neither FNB nor First Banking held any shares of FNB Common Stock in a fiduciary capacity for others.

                         DESCRIPTION OF THE TRANSACTION

       The following material describes certain aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement, which is attached as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL

       Upon consummation of the Merger, FNB will merge with and into First Banking and the separate existence of FNB will cease. The Bank will become a wholly owned subsidiary of First Banking.

       At the Effective Date, each share of FNB Common Stock (excluding any shares held by FNB, First Banking, or their respective subsidiaries, other than shares held in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding will be converted into 0.892 of a share of First Banking Common Stock and each outstanding option or warrant to purchase FNB Common Stock will be cancelled and exchanged for the right to receive 0.466 of a share of First Banking Common Stock for each share underlying the option or warrant, subject in each case to possible adjustment in the event of a stock dividend, stock split, or similar stock reclassification. Each share of First Banking Common Stock outstanding immediately prior to the Effective Date will remain outstanding and unchanged as a result of the Merger.

       No fractional shares of First Banking Common Stock will be issued in connection with the Merger. In lieu of issuing fractional shares, First Banking will make a cash payment equal to the fractional interest which a FNB shareholder would otherwise receive multiplied by the closing price of First Banking Common Stock on Nasdaq (as reported by The Wall Street Journal, or, if not reported thereby, by another authoritative source selected by First Banking) on the last full trading day prior to the Effective Date on which there is a trade.

TREATMENT OF FNB OPTIONS AND WARRANTS

       The Agreement provides that each option or warrant to purchase FNB Common Stock which is outstanding at the Effective Date, whether or not then exercisable, will be cancelled and exchanged for the right to receive 0.466 of a share of First Banking Common Stock in the Merger for each share subject to the option or warrant. The directors and executive officers of FNB collectively hold exercisable options and warrants to purchase 80,782 shares of FNB Common Stock. See "-- Voting Securities and Principal Shareholders of FNB."

BACKGROUND OF AND REASONS FOR THE MERGER

       Background of the Merger. In September 1994, the President of FNB contacted Charles Stevens of Stevens & Co., a financial consulting and investment banking firm specializing in community bank transactions, to discuss the Board's desire to expand FNB's operations through an acquisition of a specific target bank. Mr. Stevens was authorized and directed to approach the target on behalf of FNB. Through Mr. Stevens, the target informed FNB's Board that it was not interested in pursuing further discussions with FNB. The Board then directed Mr. Stevens to advise the Board of any banks in the Bank's market area that might be interested in being acquired.

       No further action was taken until February 28, 1995, when the Board contacted Mr. Stevens regarding an expression of interest by an out of state bank holding company in an expansion into Georgia. The meeting was attended by the President and two directors of FNB, Mr. Stevens, representatives of the out of state holding company and counsel to FNB. The holding company expressed an interest in acquiring FNB, but was concerned about the relatively small size of the Bank.

       Representatives of the out of state holding company visited the Bank during May 1995. Following discussions with counsel, the holding company and FNB's Board proposed a consolidation of several banks along the I-95 corridor into a single holding company that would be acquired by the out of state holding company. On May 12, 1995, Stevens & Co. was engaged to represent FNB in this project.

       Between May 12, 1995 and September 8, 1995, eight banks were contacted on behalf of FNB, with several showing some interest in the plan. No candidate would commit, however, without a more definite proposal from the out of state holding company.

       During this time frame, FNB was also approached by other banks contemplating an expansion into Effingham County. Consequently, in September 1995, FNB's Board of Directors decided to consider proposals by other candidates to acquire FNB. FNB had received proposals from First Banking and two other banks. One of the other proposals was for cash from a Georgia-based bank and the other was for stock from an Alabama-based bank holding company.

       The Board's discussions ultimately focused on the cash offer from the Georgia-based bank and First Banking's stock offer. Based on the factors listed under "FNB's Reasons for the Merger" below, the Board authorized and directed the President of FNB to execute a letter of intent with First Banking. The letter of intent was signed on October 12, 1995.

       Between October 12, 1995 and February 21, 1996, the parties conducted various due diligence activities and negotiated the terms and conditions of the definitive merger agreement. The Bank also underwent its annual examination by the OCC in November 1995. On February 21, 1996, following the completion of the due diligence and review of the OCC's Report of Examination, First Banking and FNB executed a revised letter of intent setting forth a reduced exchange ratio. On March 13, 1996, the parties executed the Agreement.

       FNB's Reasons for the Merger. In approving the Merger, the directors of FNB considered a number of factors. Without assigning any relative or specific weights to the factors, the FNB Board of Directors considered the following material factors:

       (a) the information presented to the directors by the management of FNB concerning the business, operations, earnings, asset quality, and financial condition of First Banking, including compliance with regulatory capital requirements on an historical and prospective basis;

       (b) the financial terms of the Merger, including the relationship of the merger price to the market value, tangible book value, and earnings per share of FNB Common Stock, the partial protection against a decline in the market value of First Banking Common Stock, and the participation in any appreciation in value of First Banking Common Stock;

       (c) the nonfinancial terms of the Merger, including the treatment of the Merger as a tax-free exchange of FNB Common Stock for First Banking Common Stock for federal and state income tax purposes;

       (d) the likelihood that the Merger would be approved by applicable regulatory authorities without undue conditions or delay;

       (e) the alternatives to the Merger, including remaining as an independent bank holding company, in light of current economic conditions in FNB's primary markets and the competition presented by larger financial institutions operating in such markets;

       (f) the report of FNB's financial advisor reviewing FNB's projected earnings on a stand-alone basis over a five-year period and the anticipated increases in liquidity, capital, return on equity and management depth that would result from the Merger;

       (g) the opinion rendered by FNB's financial advisor to the effect that the consideration to be received in the Merger is fair, from a financial point of view, to the shareholders of FNB;

       (h) the anticipated synergies and operating efficiencies, increased access to capital, increased utilization of capital for lending, increased managerial resources and enhanced service capabilities that would result from the Merger;

       (i) the current lack of marketability of the FNB Common Stock, contrasted with the ability of FNB's shareholders to exchange their FNB Common Stock for First Banking Common Stock in connection with the Merger and thereafter have the ability to trade such securities on Nasdaq;

       (j) the competitive and regulatory environment for financial institutions and commercial lending businesses generally; and

       (k) the management philosophy of First Banking and its compatibility with that of FNB.

       The terms of the Merger were the result of arms-length negotiations between representatives of FNB and representatives of First Banking. Based upon the consideration of the foregoing factors, the Board of Directors of FNB unanimously approved the Merger as being in the best interests of FNB and its shareholders.

       FNB'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT FNB SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT.

       First Banking's Reasons for the Merger. The First Banking Board of Directors has approved the Agreement and determined that the Merger is in the best interests of First Banking and its shareholders. In approving the Agreement, the First Banking Board considered a number of factors. Without assigning any relative or specific weights to the factors, the First Banking Board of Directors considered the following material factors:

       (a) a review, based in part on a presentation by First Banking's management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of FNB on an historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which FNB operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on an historical and prospective basis, and (iii) the results of First Banking's due diligence review of FNB;

       (b) the opportunity to utilize a portion of First Banking's excess capital in connection with the Merger; and

       (c) a variety of factors affecting and relating to the overall strategic focus of First Banking, including First Banking's desire to expand into markets in the general vicinity of its core markets.

OPINION OF FNB'S FINANCIAL ADVISOR

       FNB retained Stevens to act as FNB's financial advisor in connection with the Merger. As part of this engagement, Stevens agreed to render to the FNB Board an opinion with respect to the fairness to the shareholders of the consideration to be received in the Merger from a financial point of view. On March 11, 1996, Stevens delivered to the FNB Board its oral opinion that, as of such date, the consideration to be received was fair to the FNB shareholders from a financial point of view. Stevens subsequently confirmed such opinion in writing as of ___________, 1996, based on the final Agreement. The full text of Stevens' final written opinion to the FNB Board is included as Appendix B to this Proxy Statement/Prospectus and should be read carefully and in its entirety. Stevens' opinion to the FNB Board does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting. The fairness opinion was based upon information available to Stevens as of the date the opinion was rendered.

       In rendering its opinion, Stevens has, among other things: (i) reviewed certain publicly available financial and other data with respect to First Banking, including financial statements for the past five years, FNB's audited financial statements for the past five years, and certain other relevant financial and operating data relating to FNB and First Banking made available to Stevens from published sources and from the internal records of FNB and First Banking; (ii) reviewed the Agreement; (iii) reviewed certain historical market prices and trading volumes of First Banking Common Stock as reported by Nasdaq and the historical and current market for the FNB Common Stock; (iv) considered the financial terms, to the extent publicly available, of selected recent acquisitions of financial institutions which Stevens deemed to be comparable, in whole or in part, to the Merger; (v) reviewed and discussed with representatives of the managements of FNB and First Banking certain information of a business and financial nature regarding FNB and First Banking, respectively, furnished to Stevens by FNB and First Banking, respectively; (vi) analyzed the business prospects of FNB and First Banking and the economies of their respective markets; (vii) reviewed the terms of other offers to acquire FNB; (viii) inquired about and discussed the Agreement and other matters related thereto with FNB's counsel; and (ix) performed such other analyses and examinations as Stevens deemed appropriate.

       In connection with its review, Stevens assumed and relied on the accuracy and completeness of the financial and other information provided to it by FNB and First Banking.

       Stevens is a financial consulting and investment banking firm that specializes in community bank transactions. Stevens also engages in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. FNB's Board of Directors selected Stevens to act as its financial advisor in connection with the Merger on the basis of the firm's expertise in mergers and acquisitions of community banks and its representation of both purchasers and sellers in counties contiguous to Effingham and Bulloch Counties.

       This summary reflects the material analysis performed by Stevens but does not purport to be a complete description of the analysis performed by Stevens. The evaluation of the fairness, from a financial point of view, of the consideration to be received in the Merger was to some extent a subjective one based on the experience and judgment of Stevens and not merely the result of mathematical analysis of financial data. The preparation of a fairness opinion involves determination as to the most appropriate factors to be considered as well as relevant methods of financial analysis and the application of those factors and methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description.

Stevens believes that its analysis must be considered as a whole and that selecting only portions of the analysis and factors considered by Stevens could create an incomplete view of the process underlying Stevens' opinion. In addition, Stevens may have given various factors more or less weight than others and may have deemed various assumptions more or less probable than other assumptions. In its analysis, Stevens incorporated numerous assumptions with respect to business, market, monetary and economic conditions, industry performance and other matters, many of which are beyond FNB's and First Banking's control. Any estimates contained in Stevens' analysis are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Such estimates were prepared solely as part of Stevens' analysis of the fairness to the FNB shareholders of the consideration to be paid in the Merger.

       Stevens' primary financial analysis of FNB consisted of determining the future value of the earnings stream over a five-year period, assuming various rates of asset growth and return on total assets. Calculations were done to determine any excess dividends that FNB might generate that could be payable to the shareholders while maintaining adequate levels of capital. This figure was added over the five-year period, with present values assigned at various levels of cost of capital. A terminal value was placed on the fifth-year earnings, with a consistent discount assigned to determine the net present value. The basic model for FNB was the sum of the present values of the excess dividends added to the present value of the fifth-year earnings stream.

       The foregoing analysis was reviewed in detail with the directors of FNB with respect to FNB's ability to support the growth patterns of Effingham County, as well as its ability to perform in a manner satisfactory to the regulatory agencies governing national banks.

       Stevens also analyzed the value that First Banking would add in terms of
(i) liquidity, (ii) return on equity, (iii) capital infusion, and (iv) management depth resulting from consolidation with a $300 million company. In addition, Stevens discussed with the management of FNB and First Banking the relative operating performance and future prospects of each organization, primarily with respect to the current level of their earnings and future expected operating results, giving weight to the future of the banking industry and each organization's performance within the industry.

       Stevens analyzed the total purchase price on a cash equivalent fair market basis using the standard evaluation techniques, including comparable sales multiples, net present value, cash flow analysis, return on investment, and the price equity index based on certain assumptions of projected growth, earnings and dividends and a range of discount rates from 10% to 15%.

EFFECTIVE DATE OF THE MERGER

       Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Date will occur on the date and at the time specified in Articles or a Certificate of Merger filed by First Banking with the Georgia Secretary of State, or, if no date and time are specified, on the date and at the time of filing.

       No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. First Banking and FNB anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated during the third quarter of 1996. However, delays in the consummation of the Merger could occur.

       The Board of Directors of either First Banking or FNB generally may terminate the Agreement if the Merger is not consummated by September 30, 1996, unless the failure to consummate by that date is the result of a breach of the Agreement by the party seeking termination. See "--Conditions to Consummation of the Merger" and "--Waiver, Amendment, and Termination of the Agreement."

DISTRIBUTION OF FIRST BANKING STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL
SHARES

       Promptly after the Effective Date, First Banking will cause SunTrust Bank, Atlanta, Georgia, acting in the capacity of Exchange Agent, to mail to the former shareholders of FNB a form letter of transmittal, together with instructions for the exchange of such shareholders' certificates representing shares of FNB Common Stock for certificates representing shares of First Banking Common Stock. FNB shareholders who have not exchanged their Bank Common Stock certificates for FNB Common Stock certificates will be permitted to submit their Bank Common Stock certificates to the Exchange Agent for First Banking Common Stock certificates.

        FNB SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE FORM LETTER OF TRANSMITTAL AND INSTRUCTIONS. Upon surrender to the Exchange Agent of certificates for FNB Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of FNB Common Stock surrendering such items a certificate or certificates representing the number of shares of First Banking Common Stock to which such holder is entitled, if any, and a check for the amount to be paid in lieu of any fractional share interest, without interest. After the Effective Date, to the extent permitted by law, FNB shareholders of record as of the Effective Date will be entitled to vote at any meeting of holders of First Banking Common Stock the number of whole shares of First Banking Common Stock into which their FNB Common Stock has been converted, regardless of whether such shareholders have surrendered their FNB Common Stock certificates. No dividend or other distribution payable after the Effective Date with respect to First Banking Common Stock, however, will be paid to the holder of any unsurrendered FNB certificate until the holder duly surrenders such certificate. Upon such surrender, all undelivered dividends and other distributions and, if applicable, a check for the amount to be paid in lieu of any fractional share interest will be delivered to such shareholder, in each case without interest.

       After the Effective Date, there will be no transfers of shares of FNB Common Stock on FNB's stock transfer books. If certificates representing shares of FNB Common Stock are presented for transfer after the Effective Date, they will be canceled and exchanged for the shares of First Banking Common Stock and a check for the amount due in lieu of fractional shares, if any, deliverable in respect thereof.

CONDITIONS TO CONSUMMATION OF THE MERGER

       Consummation of the Merger is subject to a number of conditions, including, but not limited to:

       (a) approval from the Federal Reserve, the OCC and the Georgia Department without any conditions or restrictions that would, in the reasonable judgment of either First Banking's or FNB's Board of Directors, so materially adversely impact the economic or business benefits of the transactions contemplated by the Agreement as to render inadvisable the consummation of the Merger, and the expiration of applicable waiting periods under the BHC Act;

       (b) the approval by the holders of a majority of the FNB Common Stock issued and outstanding;

       (c) the absence of any action by any court or governmental authority restraining or prohibiting the Merger;

       (d) the receipt of a satisfactory opinion of counsel that the Merger qualifies for federal income tax treatment as a reorganization under Section 368(a) of the Code, that the exchange of FNB Common Stock for First Banking Common Stock will not give rise to recognition of gain or loss to FNB shareholders, except to the extent of any cash received, and that neither First Banking nor FNB will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to Treasury Regulations issued under Section 1502 of the Code;

       (e) notification for listing on the Nasdaq National Market of the shares of First Banking Common Stock to be issued in the Merger;

       (f) a maximum of 15,506 shares of FNB Common Stock perfecting statutory rights to dissent to the Merger; and

       (g) the receipt of all consents required for the consummation of the Merger or for the prevention of any default under any contract or permit that is reasonably likely to have a material adverse effect on the party seeking the consent.

       Consummation of the Merger also is subject to the satisfaction or waiver of various other conditions specified in the Agreement, including, among others: (i) the delivery by First Banking and FNB of opinions of their respective counsel and certificates executed by their respective Chief Executive Officers and Chief Financial Officers as to compliance with the Agreement; and (ii) as of the Effective Date, the accuracy of certain representations and warranties and the compliance in all material respects with the agreements and covenants of each party.

REGULATORY APPROVALS

       The Merger may not proceed in the absence of receipt of the requisite regulatory approvals. There can be no assurance that such regulatory approvals will be obtained or as to the timing of such approvals. There also can be no assurance that such approvals will not be accompanied by a conditional requirement which causes such approvals to fail to satisfy the conditions set forth in the Agreement. Applications for the approvals described below have been submitted to the appropriate regulatory agencies.

       First Banking and FNB are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described below. Should any other approval or action be required, it presently is contemplated that such approval or action would be sought.

       The Merger requires the prior approval of the Federal Reserve, pursuant to Section 3 of the BHC Act. In granting its approval under Section 3 of the BHC Act, the Federal Reserve must take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The relevant statutes prohibit the Federal Reserve from approving the Merger (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (ii) if its effect in any section of the country may be to substantially lessen competition or to tend to create a monopoly, or if it would be a restraint of trade in any other manner, unless the Federal Reserve finds that any anticompetitive effects are outweighed clearly by the public interest and the probable effect of the transaction in meeting the convenience and needs of the communities to be served. Under the BHC Act, the Merger may not be consummated until either the 15th day or the 30th day following the date of Federal Reserve approval, during which time the United States Department of Justice may challenge the transaction on antitrust grounds. The commencement of any antitrust action would stay the effectiveness of the Federal Reserve's approval, unless a court specifically orders otherwise.

       Once the Federal Reserve receives the application for the Merger, it must give notice to both the OCC and the Georgia Department. The purpose of the notice is to give these regulatory agencies an opportunity to submit views and recommendations on the proposed Merger. The views and recommendations of the OCC and the Georgia Department must be submitted within 30 days of the date on which the Federal Reserve's notice is given. Both the OCC and the Georgia Department take into account considerations similar to those applied by the Federal Reserve.

       Although there can be no assurance of obtaining the necessary regulatory approvals for consummation of the Merger, neither First Banking nor FNB is aware of any condition or circumstance which would cause the Federal Reserve, the OCC or the Georgia Department to disapprove First Banking's application for approval of the Merger.

WAIVER, AMENDMENT, AND TERMINATION OF THE AGREEMENT

       Prior to the Effective Date, and to the extent permitted by law, any provision of the Agreement generally may be (i) waived by the party benefitted by the provision or (ii) amended by a written agreement between First Banking and FNB approved by their respective Boards of Directors; provided, however, that after approval by the FNB shareholders, no amendment decreasing the consideration to be received by FNB shareholders may be made without the further approval of such shareholders.

       The Agreement may be terminated, and the Merger abandoned, at any time prior to the Effective Date, either before or after approval by FNB shareholders, under certain circumstances, including:

       (a) by the Board of Directors of either party, provided that the terminating party is not then in material breach of the Agreement, upon final nonappealable denial of any required regulatory approval, or in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by September 30, 1996;

       (b) by the Board of Directors of either party, provided that the terminating party is not then in material breach of the Agreement, if the holders of a majority of shares of FNB Common Stock issued and outstanding shall not have approved the Agreement;

       (c) by mutual agreement of the Boards of Directors of First Banking and FNB;

       (d) by the Board of Directors of either party, provided that the terminating party is not then in material breach of the Agreement, in the event of a breach of any provision of the Agreement which meets certain standards specified in the Agreement;

       (e) by the Board of Directors of either party if the Merger shall not have been consummated by September 30, 1996, but only if the failure to consummate the Merger by such date has not been caused by the terminating party's breach of the Agreement;

       (f) by the Board of Directors of either party in the event actions have been taken to preclude accounting for the Merger as a pooling of interests; or

       (g) by the Board of Directors of FNB if the closing price of a share of First Banking Common Stock falls below $20 per share on any trading day during the 20 trading days prior to the scheduled Effective Date.

       If the Agreement is terminated, the parties will have no further obligations, except with respect to certain provisions, including those providing for payment of expenses and restricting disclosure of confidential information. Further, termination will not relieve the parties from the consequences of any uncured willful breach of the Agreement giving rise to such termination.

CONDUCT OF BUSINESS PENDING THE MERGER

       Each of FNB and First Banking generally has agreed, unless the prior consent of the other party is obtained, and except as otherwise contemplated by the Agreement, to operate its business only in the ordinary course, preserve intact its business organizations and assets, maintain its rights and franchises, and take no action that would affect, adversely and materially, the ability of either party to perform its covenants and agreements under the Agreement or to obtain any consent or approval required for the consummation of the transactions contemplated by the Agreement. The Agreement also requires FNB to permit a representative of First Banking (currently designated as James Eli Hodges, the President of First Banking) to attend and participate (but only to the extent of expressing his opinion on any matter before the Board or the Loan Committee and not otherwise to influence the decision of the Board or the Loan Committee and not to vote) (i) in all meetings of the Board of Directors of FNB and the Bank and (ii) in all meetings of the Loan Committee of the Bank, with such representative to be excused during deliberations relating to the Merger. In addition, the Agreement contains certain other restrictions applicable to the conduct of the business of either FNB or First Banking prior to consummation of the Merger, as described below.

        FNB. FNB has agreed not to take certain actions relating to the operation of its business pending consummation of the Merger without the prior approval of First Banking. Those actions generally include, without limitation:
(i) amending its Articles of Incorporation or Bylaws; (ii) becoming responsible for any obligation for borrowed money in excess of an aggregate of $10,000 (except in the ordinary course of business consistent with past practices);
(iii) acquiring or exchanging any shares of its capital stock or paying any dividend or other distribution in respect of its capital stock; (iv) issuing or selling any additional shares of any FNB capital stock, any rights to acquire any such stock, or any security convertible into such stock (except as set forth in the Agreement or pursuant to the exercise of outstanding stock options or warrants); (v) adjusting or reclassifying any of its capital stock, disposing of or encumbering any shares of capital stock of any subsidiary (excluding inter-company transfers) or disposing of or encumbering any asset with a book value of $10,000 or more other than in the ordinary course of business; (vi) acquiring control over any other entity; (vii) granting any increase in compensation or benefits to employees or officers (except in accordance with past practice previously disclosed to First Banking or as required by law), paying any bonus (except in accordance with past practice previously disclosed to First Banking or in accordance with any existing program or plan), entering into or amending any severance agreements with officers, or granting any increase in compensation or other benefits to directors; (viii) entering into or amending any employment contract that it does not have the unconditional right to terminate (except as previously disclosed to First Banking and except for any amendment required by law); (ix) adopting any new employee benefit plan or program, or materially changing any existing plan or program (except for any change required by law or advisable to maintain the tax qualified status of any such plan); (x) making any significant change in any tax or accounting methods or systems of internal accounting controls (except in conformity to changes in regulatory accounting requirements or generally accepted accounting principles ("GAAP")); (xi) commencing any litigation (except in accordance with past practices), settling any litigation involving liability of FNB or the Bank for damages in excess of $10,000 or material restrictions upon FNB's operations; (xii) modifying or terminating any material contract; or (xiii) taking any action that would preclude the Merger from being accounted for as a pooling of interests.

       In addition, FNB has agreed not to solicit, directly or indirectly, any acquisition proposal from any other person or entity. FNB also has agreed not to negotiate with respect to any such proposal, provide nonpublic information to any party making such a proposal, or enter into any agreement with respect to any such proposal, except in compliance with the fiduciary obligations of its Board of Directors. In addition, FNB has agreed to use reasonable efforts to cause its advisors and other representatives not to engage in any of the foregoing activities.

       First Banking. The Agreement prohibits First Banking, prior to the earlier of the Effective Date or the termination of the Agreement, from declaring, setting aside or paying any extraordinary cash dividend on the First Banking Common Stock, other than normal and customary quarterly cash dividends in accordance with current dividend policy and any increases consistent with past practices. First Banking is also required to continue to conduct its business in a manner designed to enhance the long-term value of the First Banking Common Stock and First Banking's business prospects.

MANAGEMENT FOLLOWING THE MERGER

       The directors of First Banking in office immediately prior to the Effective Date, together with Larry D. Weddle, a director of FNB, and such other additional persons as may thereafter be elected, will serve as the directors of First Banking from and after the Effective Date in accordance with First Banking's Bylaws. The officers of First Banking in office immediately prior to the Effective Date, together with such additional persons as may thereafter be elected, will serve as the officers of First Banking from and after the Effective Date in accordance with First Banking's Bylaws. The directors of the Bank immediately prior to the Effective Date, together with James Eli Hodges, will serve as the initial directors of the Bank from and after the Effective Date in accordance with the Bank's Bylaws. Information concerning the management of First Banking is included in the documents incorporated herein by reference. See "Documents Incorporated by Reference."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

       The Agreement provides that First Banking will, and will cause FNB to, maintain all rights of indemnification existing in favor of each person entitled to indemnification from FNB or any of its subsidiaries on terms no less favorable than the rights provided in the Articles of Incorporation or Bylaws of FNB or its subsidiaries, as the case may be, or the rights otherwise in effect on the date of the Agreement, and that such rights will continue in full force and effect for six years from the Effective Date with respect to matters occurring at or prior to the Effective Date.

       The Agreement also provides that, after the Effective Date, First Banking will provide generally to officers and employees of FNB and its subsidiaries who become officers or employees of First Banking or its subsidiaries employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of First Banking Common Stock) on terms and conditions that, taken as a whole, are substantially similar to those currently provided by First Banking and its subsidiaries to their similarly situated officers and employees. For a period of 12 months after the Effective Date, First Banking will provide generally to officers and employees of FNB and the Bank severance benefits in accordance with the policies of either FNB or First Banking, whichever will provide the greater benefit to the officer or employee. For purposes of participation and vesting (but not benefit accrual) under such employee benefit plans, service with FNB or its subsidiaries prior to the Effective Date will be treated as service with First Banking or its subsidiaries. The Agreement further provides that First Banking will cause FNB to honor all employment, severance, consulting, and other compensation contracts previously disclosed to First Banking between FNB or its subsidiaries and any current or former director, officer, or employee, and all provisions for vested amounts earned or accrued through the Effective Date under FNB's benefit plans.

       As described above under "--Treatment of FNB Options and Warrants," the Agreement also provides that all rights with respect to FNB Common Stock pursuant to warrants issued to organizers of FNB or stock options granted by FNB under any stock option and other stock-based compensation plans which are outstanding at the Effective Date, whether or not then exercisable, will be cancelled and exchanged for 0.466 of a share of First Banking Common Stock in the Merger.

       As of the Record Date, directors and executive officers of FNB beneficially owned no shares of First Banking Common Stock.

DISSENTERS' RIGHTS

       In accordance with the applicable provisions of the Georgia Act, the holders of shares of FNB Common Stock are entitled to dissent from the Merger and to receive an appraised value of such shares in cash. Subject to the resale restrictions applicable to executive officers, directors and 10% shareholders described under "-- Resales of First Banking Common Stock," holders of FNB Common Stock may also sell the shares of First Banking Common Stock they receive in the Merger on Nasdaq. The holders of FNB Common Stock should note that appraised value is determined without regard to the Merger.

       Pursuant to the provisions of Article 13 of the Georgia Act, if the Merger is consummated, any shareholder who (i) gives to FNB, prior to the vote at the meeting with respect to the approval of the Agreement, written notice of such holder's intent to demand payment for such holder's shares and (ii) does not vote in favor thereof, shall be entitled to receive, upon compliance with the statutory requirements summarized below, the fair value of such holder's shares as of the Effective Date. The Agreement requires, as a condition to consummation of the Merger, that the holders of no more than 15,506 shares of FNB Common Stock may assert dissenters' rights with respect to approval of the Agreement. The parties to the Agreement agreed to this condition in order to be able to account for the Merger as a pooling-of-interests, to avoid the administrative difficulties inherent in dealing with substantial numbers of dissenters' claims, and as a means of enabling the Merger to be abandoned if a substantial number of shareholders were to dissent from the Merger.

       A record shareholder may assert dissenters' rights as to fewer than all of the shares registered in such holder's name only if such holder dissents with respect to all shares beneficially owned by any one beneficial shareholder and such holder notifies FNB in writing of the name and address of each person on whose behalf such holder asserts dissenters' rights. The rights of such a partial dissenter are determined as if the shares as to which such holder dissents and such holder's other shares were registered in the names of different shareholders.

       The written objection requirement referred to above will not be satisfied under the Georgia Act by merely voting against approval of the Agreement by proxy or in person at the Special Meeting. Any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of the Merger and will not be entitled to assert dissenters' rights. In addition to not voting in favor of the Agreement, a shareholder wishing to preserve the right to dissent and seek appraisal must give a separate written notice of such holder's intent to demand payment for such holder's shares if the Merger is effected, as hereinabove provided.

       Any written objection to the Agreement satisfying the requirements discussed above should be addressed to FNB Bancshares, Inc., 501 South Laurel Street, Springfield, Georgia 31329, Attention: President.

       If the Merger is authorized at the Special Meeting, FNB must deliver a written dissenters' notice (the "Dissenters' Notice") to all of its shareholders who satisfied the foregoing requirements. The Dissenters' Notice must be sent within 10 days after the Effective Date and must (i) state where the demand for payment must be sent and where and when certificates for the shares must be deposited, (ii) inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received, (iii) set a date by which FNB must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered), and (iv) be accompanied by a copy of Article 13 of the Georgia Act.

       A record shareholder who receives the Dissenters' Notice must demand payment and deposit such holder's certificates in accordance with the Dissenters' Notice. Such shareholder will retain all other rights of a shareholder until those rights are canceled or modified by the consummation of the Merger. A record shareholder who does not demand payment or deposit such holder's share certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for such holder's shares under
Article 13 of the Georgia Act.

       Except as described below, the Surviving Corporation must, within 10 days of the later of the Effective Date or receipt of a payment demand, offer to pay to each dissenting shareholder who complied with the payment demand and deposit requirements described above the amount the Surviving Corporation estimates to be the fair value of such holder's shares, plus accrued interest from the Effective Date. Such offer of payment must be accompanied by (i) certain recent financial statements of FNB, (ii) the Surviving Corporation's estimate of the fair value of the shares, (iii) an explanation of how the interest was calculated, (iv) a statement of the dissenter's right to demand payment under Section 14-2-1327 of the Georgia Act, and (v) a copy of Article 13 of the Georgia Act. If the shareholder accepts the Surviving Corporation's offer by written notice to the Surviving Corporation within 30 days after the Surviving Corporation's offer, payment must be made within 60 days after the later of the making of the offer or the Effective Date.

       If the Merger is not effected within 60 days after the date set forth demanding payment and depositing share certificates, FNB must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. If, after such return and release, the Merger is effected, the Surviving Corporation must send a new Dissenters' Notice and repeat the payment demand procedure described above.

       Section 14-2-1327 of the Georgia Act provides that a dissenting shareholder may notify the Surviving Corporation in writing of such holder's own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate, if (i) such holder believes that the amount offered by the Surviving Corporation is less than the fair value of such holder's shares or that the interest due has been calculated incorrectly, or (ii) FNB, having failed to effect the Merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment. A dissenting shareholder waives such holder's right to demand payment under
Section 14-2-1327 unless such holder notifies the Surviving Corporation of such holder's demand in writing within 30 days after the Surviving Corporation makes or offers payment for such holder's shares. If the Surviving Corporation does not offer payment within 10 days of the later of the Effective Date or receipt of a payment demand, then (i) the shareholder may demand the financial statements and other information required to accompany the Surviving Corporation's payment offer, and the Surviving Corporation must provide such information within 10 days after receipt of the written demand, and (ii) the shareholder may notify the Surviving Corporation of such holder's own estimate of the fair value of such holder's shares and the amount of interest due, and may demand payment of that estimate.

       If a demand for payment under Section 14-2-1327 remains unsettled, the Surviving Corporation must commence a nonjury equity valuation proceeding in the Superior Court of Bulloch County, Georgia, within 60 days after receiving the payment demand and must petition the court to determine the fair value of the shares and accrued interest. If the Surviving Corporation does not commence the proceeding within those 60 days, it is required to pay each dissenting shareholder whose demand remains unsettled the amount demanded. The Surviving Corporation is required to make all dissenting shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting shareholder. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such holder's shares plus interest to the date of judgment.

       The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against the Surviving Corporation, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Section 14-2-1327. The court also may assess the fees and expenses of attorneys and experts for the respective parties against the Surviving Corporation if the court finds the Surviving Corporation did not substantially comply with the requirements of specified provisions of Article 13 of the Georgia Act, or against either the Surviving Corporation or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by
Article 13 of the Georgia Act.

       If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against the Surviving Corporation, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. No action by any dissenting shareholder to enforce dissenters' rights may be brought more than three years after the Effective Date, regardless of whether notice of the Merger and of the right to dissent was given by FNB or the Surviving Corporation in compliance with the Dissenters' Notice and payment offer requirements.

       The foregoing is a summary of the material rights of a dissenting shareholder, but is qualified in its entirety by reference to Article 13 of the Georgia Act, included as Appendix C to this Proxy Statement/Prospectus. Any shareholder who intends to dissent from approval of the Agreement should carefully review the text of such provisions and should also consult with such holder's attorney. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to shareholders, except as indicated above or otherwise required by law.

       Any dissenting shareholder who perfects such holder's right to be paid the value of such holder's shares will recognize taxable gain or loss upon receipt of cash for such shares for federal income tax purposes. See "Certain Federal Income Tax Consequences of the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

       THE FOLLOWING IS A SUMMARY OF CERTAIN ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO

APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO SHAREHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (FOR EXAMPLE, AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, OR CORPORATIONS, AMONG OTHERS). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. SHAREHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.

       A federal income tax ruling with respect to this transaction was not requested from the Internal Revenue Service. Instead, Powell, Goldstein, Frazer & Murphy, special counsel to First Banking, has rendered an opinion to First Banking and FNB concerning certain federal income tax consequences of the proposed Merger under federal income tax law. It is such firm's opinion that:

       (a) Provided the Merger qualifies as a statutory merger under the Georgia Act, the Merger will be a reorganization within the meaning of section 368(a) of the Code. FNB and First Banking will each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

       (b) FNB will recognize no income, gain or loss upon the transfer of its assets to First Banking in exchange solely for First Banking Common Stock and the assumption by First Banking of the liabilities of FNB (except for income, gain or loss that has been deferred and is required to be recognized pursuant to Treasury Regulations issued under Section 1502 of the Code).

       (c) No income, gain or loss will be recognized by First Banking on receipt of FNB's assets in exchange for First Banking Common Stock.

       (d) The basis of FNB's assets in the hands of First Banking will, in each case, be the same as the basis of those assets in the hands of FNB immediately prior to the transaction.

       (e) The holding period of the assets of FNB in the hands of First Banking will, in each case, include the period during which such assets were held by FNB.

       (f) The shareholders of FNB will recognize no gain or loss upon the exchange of their FNB Common Stock solely for shares of First Banking Common Stock.

       (g) The basis of the First Banking Common Stock received by the FNB shareholders in the proposed transaction will, in each instance, be the same as the basis of the FNB Common Stock surrendered in exchange therefor.

       (h) The holding period of the First Banking Common Stock received by the FNB shareholders will, in each instance, include the period during which the FNB Common Stock surrendered in exchange therefor was held, provided that the FNB Common Stock was held as a capital asset on the date of the exchange.

       (i) The payment of cash to FNB shareholders in lieu of fractional share interests of First Banking Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by First Banking. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed. Generally, any gain or loss recognized upon such exchange will be capital gain or loss, provided the fractional share would constitute a capital asset in the hands of the exchanging shareholder.

       THE TAX OPINION DOES NOT ADDRESS ANY STATE, LOCAL, OR OTHER TAX CONSEQUENCES OF THE MERGER. FNB SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THE PROPOSED TRANSACTION TO THEM INDIVIDUALLY, INCLUDING TAX CONSEQUENCES UNDER STATE OR LOCAL LAW.

ACCOUNTING TREATMENT

       It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of FNB will be carried forward and recorded on the financial statements of First Banking at their previously recorded amounts.

       In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding shares of FNB Common Stock must be exchanged for First Banking Common Stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Date.

       For additional information concerning certain conditions to be imposed on the exchange of FNB Common Stock for First Banking Common Stock in the Merger by affiliates of FNB and certain restrictions to be imposed on the transferability of the First Banking Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "--Resales of First Banking Common Stock."

EXPENSES AND FEES

       The Agreement provides, in general, that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the parties will pay one-half of the filing fees payable and the printing costs incurred in connection with the preparation and filing of this Proxy Statement/Prospectus and the related Registration Statement. In addition, to the extent First Banking terminates the agreement for any reason other than a breach by FNB of a term of the Agreement or any event having a material adverse effect on FNB, First Banking is required to reimburse FNB for all of its costs and expenses incurred in connection with the Merger and paid to third parties.

RESALES OF FIRST BANKING COMMON STOCK

       The issuance of First Banking Common Stock to FNB shareholders in the Merger has been registered under the Securities Act. The shares of First Banking Common Stock issued pursuant to the Merger will be freely transferable under the Securities Act except for shares issued to any person who may be deemed to be an "affiliate" of FNB for purposes of Rule 145 under the Securities Act as of the date of the Special Meeting. In general, affiliates of FNB include persons who control, are controlled by, or are under common control with, FNB. Generally, executive officers, directors, and 10% shareholders are presumed to be affiliates. Affiliates may not sell shares of First Banking Common Stock acquired in connection with the Merger except pursuant to an effective registration statement under the Securities Act or in compliance with SEC Rule 145 or another applicable exemption from the Securities Act registration requirements.

       Prior to the Effective Date, each person who FNB reasonably believes to be an affiliate of FNB will deliver to First Banking a written agreement providing that such person generally will not sell, pledge, transfer, or otherwise dispose of any First Banking Common Stock to be received by such person upon consummation of the Merger, except in compliance with the Securities Act and the rules and regulations of the SEC promulgated thereunder.

                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

       On the Effective Date, FNB shareholders will become shareholders of First Banking, and their rights as shareholders will be determined by First Banking's Articles of Incorporation and Bylaws. The following is a summary of the material differences in the rights of shareholders of First Banking and FNB. Both First Banking and FNB are Georgia corporations governed by the Georgia Act. Accordingly, there are no material differences between the rights of a First Banking shareholder and the rights of an FNB shareholder solely under the Georgia Act. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders of their respective entities, and it is qualified in its entirety by reference to the Georgia Act, First Banking's Articles of Incorporation and Bylaws, and FNB's Articles of Incorporation and Bylaws.

LIQUIDITY AND MARKETABILITY

       First Banking. All of the 2,661,711 outstanding shares of First Banking Common Stock are freely tradeable except for approximately 530,032 shares held by "affiliates" of First Banking, as such term is defined in the Securities Act, which shares may only be sold pursuant to an effective registration statement under the Securities Act or in compliance with Rule 144 or another applicable exemption from the registration requirements of the Securities Act.

       FNB. The FNB Common Stock is not registered with the Securities and Exchange Commission or listed on any national securities exchange or quoted on any interdealer quotation system. There is no established market for the FNB Common Stock, and none is expected to develop.

REPORTING REQUIREMENTS

       First Banking. First Banking is a reporting company under the Exchange Act and files annual and quarterly financial reports with the Securities and Exchange Commission.

       FNB.  FNB does not file reports with the Securities and Exchange
Commission.

BOARD OF DIRECTORS

       First Banking. First Banking's Board of Directors is divided into three classes. Each class is to consist, as nearly as possible, of one-third of the total number of directors. At each annual meeting of shareholders, successors to the class of directors whose term expired as of the annual meeting are elected for a three-year term. The affirmative vote of the holders of at least 80% of the shares of First Banking Common Stock entitled to vote in an election of directors is required to amend or rescind the provision of the Articles of Incorporation establishing a classified Board.

       The effect of having a classified Board is that only approximately one-third of the directors are selected each year. Consequently, two annual meetings are effectively required for shareholders to change a majority of the members of the Board. This provision, coupled with the 80% vote required to amend or rescind it, renders it more difficult to gain control of First Banking and may have the effect of discouraging such attempts.

       FNB. FNB's Board of Directors is also divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors. At each annual meeting of shareholders, successors to the class of directors whose term expired as of the annual meeting are elected for a three-year term. No specific requirements apply to the amendment or rescission of the provision of FNB's Bylaws establishing a classified Board.

REMOVAL OF DIRECTORS

       First Banking. First Banking's Bylaws provide that any director may be removed at a meeting with respect to which notice of such purpose is given:
(i) without cause, only upon the affirmative vote of the holders of at least 80% of the issued and outstanding shares of First Banking Common Stock; and
(ii) for cause only upon the affirmative vote of the holders of a majority of the issued and outstanding shares of First Banking Common Stock.

       FNB. Under FNB's Bylaws and the Georgia Act, a director may be removed with or without cause at a meeting of shareholders with respect to which notice of the purpose to remove one or more directors has been given, upon the affirmative vote of the holders of a majority of the issued and outstanding shares of FNB Common Stock.

VOTE REQUIRED FOR SHAREHOLDER APPROVAL

       First Banking. The Georgia Act requires that unless a greater vote is required elsewhere under the Act or under the corporation's Articles of Incorporation or Bylaws, more votes must be cast in favor of a proposal than against it in order to approve a proposal. However, the Georgia Act requires the vote of a majority of the votes entitled to be cast in order to approve certain mergers or dispositions of assets and amendments to the Articles of Incorporation.

       First Banking's Bylaws state that the affirmative vote of a majority of the shares of First Banking Common Stock represented at the meeting and entitled to vote on the subject matter will represent the act of the shareholders, except as otherwise provided by law or First Banking's Articles of Incorporation or Bylaws.

       Under First Banking's Articles of Incorporation, unless 80% of the directors then in office have approved the following matters, action on these matters requires the affirmative vote of the holders of at least 80% of the issued and outstanding shares of First Banking Common Stock entitled to vote in an election of directors:

       (i) amendment of the provision of the Articles of Incorporation establishing a classified Board;

       (ii)    a change in the number of directors;

       (iii) amendment of the provision of the Bylaws prescribing the vote required to amend the Bylaws;

       (iv) amendment of the provision of the Articles of Incorporation setting forth the grounds and vote required for removal of directors;

       (v) a merger or consolidation of First Banking with or into any other corporation or the sale, lease, exchange or other disposition of all or substantially all of its assets if the other party to the transaction is the beneficial owner of 5% or more of the outstanding First Banking Common Stock;

       (vi) amendment of the provision of the Articles of Incorporation prescribing the vote required for the transactions described in clause (v) above; or

       (vii) amendment of the provision of the Articles of Incorporation listing the factors permitted to be considered by the Board in evaluating a potential change of control of the corporation.

       FNB. FNB's Bylaws state that a matter will be approved by the shareholders if the votes cast in favor of the action exceed the votes cast against the action, except as otherwise required by statute, FNB's Articles of Incorporation or a provision of FNB's Bylaws adopted by the shareholders. FNB's Articles of Incorporation and Bylaws contain no contrary provisions.

SPECIAL MEETING OF SHAREHOLDERS

       First Banking. First Banking's Bylaws state that special meetings of the shareholders may be called at any time by the President of First Banking or upon the request of any one or more shareholders owning an aggregate of not less than 25% of the outstanding capital stock. Notice must be given in writing not less than 10 or more than 50 days before the date of the meeting and must state the purpose for which the meeting is called.

       FNB. FNB's Bylaws state that special meetings of shareholders may be called at any time by the Chairman of the Board, the President, or the Board of Directors, or upon the written request of the holders of shares of FNB Common Stock representing at least a majority of the votes entitled to be cast on each issue proposed to be considered at the meeting. Written notice of the meeting must be given not less than 10 or more than 60 days before the date of the meeting and must state the purpose for which the meeting is called.

SHAREHOLDER NOMINATIONS

       First Banking. First Banking's Articles of Incorporation and Bylaws do not specify any mechanism for nominating directors for election or for presenting any matter for consideration at a shareholders' meeting.

       FNB. FNB's Bylaws provide that any nomination by shareholders or individuals for election to the Board of Directors must be made by delivering written notice of such nomination (the "Nomination Notice") to the Secretary of FNB at FNB's principal executive offices not less than the later of 14 days before any meeting of the shareholders called for the election of directors or 5 days after notice of such meeting is given. The Nomination Notice must set forth certain background information about the person(s) to be nominated and an affidavit regarding the nominee's consent to serve on the Board. The chairman of the shareholders' meeting at which directors are to be elected may waive the foregoing requirements for good cause.

INTERESTED DIRECTORS AND OFFICERS

       First Banking. First Banking's Bylaws define an "interested" director or officer as one who is a party to a contract or transaction with First Banking or who is an officer or director of, or has a financial interest in, another entity that is a party to a contract or transaction with First Banking. Contracts and transactions between First Banking and one or more interested directors or officers are not void or voidable solely because of the vote or involvement of an interested person so long as: (i) the contract or transaction is approved in good faith by the Board of Directors or appropriate committee by the affirmative vote of a majority of disinterested directors (even if this constitutes less than a quorum), at a meeting of the Board or committee at which the material facts of the interest are disclosed or known to the Board or committee prior to the vote; (ii) the contract or transaction is approved in good faith by the shareholders after the material facts of the interest have been disclosed to them; or (iii) the contract or transaction is fair to First Banking as of the time it is authorized by the Board, committee or shareholders. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board or committee authorizing the contract or transaction.

       FNB. FNB's Articles of Incorporation and Bylaws do not contain any specific provisions governing transactions involving interested directors or officers. The Georgia Act, however, contains provisions similar to those set forth in First Banking's Bylaws.


                    COMPARATIVE MARKET PRICES AND DIVIDENDS


       The First Banking Common Stock is traded on Nasdaq under the symbol FBCG. At March 31, 1996, First Banking had 840 shareholders of record. The following table sets forth on a per share basis the high and low sale prices of the Company's common stock and the cash dividends paid by the Company on a quarterly basis since December 1, 1994, adjusted for the 60% stock dividend paid in May 1995.

1994                             HIGH                  LOW                  DIVIDEND
- ----                             ----                  ---                  --------
First Quarter                 $   11.25           $   10.00                $   0.09
Second Quarter                    11.88               10.31                    0.09
Third Quarter                     12.50               10.94                    0.09
Fourth Quarter                    12.81               11.25                    0.09

1995
- ----
First Quarter                 $   13.13           $   11.56                $   0.12
Second Quarter                    18.50               13.13                    0.12
Third Quarter                     19.50               16.50                    0.12
Fourth Quarter                    20.75               18.00                    0.12

1996
- ----
First Quarter                 $   27.00           $   20.00                $   0.15

       There is no established market for the FNB Common Stock. Based on actual transactions of which FNB management is aware, sales of FNB Common Stock since January 1, 1994 have occurred in a price range of $12 to $22 per share. However, over such period there has been only a very limited number of transactions and all such transactions have involved limited numbers of shares of FNB Common Stock. No assurance can be given that the stated price range represents the actual market value of the FNB Common Stock. At March 31, 1996, FNB had 293 shareholders of record.

       The following table sets forth the last sale price of the First Banking Common Stock on October 13, 1995, the date of the last sale reported by Nasdaq prior to October 17, 1995 (the date of public announcement of the proposed Merger) and the sale price of the FNB Common Stock on August 7, 1995, the date of the last recorded sale of FNB Common Stock prior to October 17, 1995. It also provides the last sale price of First Banking Common Stock on _____________, 1996, the date of the last sale reported by Nasdaq prior to the mailing of this Proxy Statement/Prospectus, and the sale price of FNB Common Stock on ___________, 1996, the date of the most recent reported sale of FNB Common Stock.

First Banking Common Stock           FNB Common Stock
- --------------------------           ----------------
$19.25 at October 13, 1995           $15.00 at August 7, 1995
$____ at ____________, 1996          $_____ at _________, 1996

       Shareholders are advised to obtain current market quotations for the First Banking Common Stock. No assurance can be given as to the market price of First Banking Common Stock at or before the Effective Date.

       The holders of First Banking Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. First Banking has paid regular cash dividends since its inception in 1981. Although First Banking currently intends to continue to pay quarterly cash dividends on the First Banking Common Stock, there can be no assurance that First Banking's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Board of Directors' consideration of other relevant factors.

       FNB has never declared or paid any cash dividends on the FNB Common Stock and does not anticipate paying any dividends in the foreseeable future.

       First Banking and FNB are legal entities separate and distinct from their respective subsidiaries and their revenues depend in significant part on the payment of dividends from their respective subsidiary financial institutions. These subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "Certain Regulatory Considerations--Payment of Dividends."

                                BUSINESS OF FNB

GENERAL

       FNB is a bank holding company organized under the laws of the state of Georgia, with its principal executive office located in Springfield, Georgia. FNB operates principally through the Bank, which is a national bank, chartered and opened for business on December 7, 1989, providing a range of retail banking services through two offices in Springfield and Rincon, Georgia. At December 31, 1995, FNB had total consolidated assets of approximately $50 million, total consolidated deposits of approximately $46 million, and total consolidated shareholders' equity of approximately $3 million. FNB's and the Bank's principal executive office is located at 501 South Laurel Street, Springfield, Georgia 31329, and its telephone number at such address is (912) 754-6111.

       The Bank offers a full range of banking services principally to individuals and to small and medium-sized businesses in Effingham County. It offers typical checking and time deposit accounts, makes personal as well as commercial loans, and also offers safe deposit services.

       As of December 31, 1995, the Bank had a main office, two ATM installations, and one branch office.

COMPETITION

       The Bank's primary market area consists of Effingham County, Georgia, which is included in the Savannah-Chatham County Metropolitan Statistical Area. The county has experienced tremendous growth in recent years as a result of population movement from Savannah-Chatham County and of the establishment of a large paper mill operation in the county. The county has been recognized as one of the "bedroom communities" of Savannah and had an estimated population at December 31, 1995 of approximately 32,000.

       The Bank competes for all types of loans, deposits and other financial services with one community bank and two branches of a regional bank. As of December 31, 1995, the Bank was the largest of the two community banks in its market area, based upon total deposits and total assets. To a lesser extent the Bank also competes with other financial institutions in Effingham County as well as in neighboring Screven and Chatham counties. The Bank also competes for loans with credit unions and small loan companies.

EMPLOYEES

       As of December 31, 1995, the Bank had 24 full-time and 3 part-time employees. The Bank is not a party to any collective bargaining agreement and considers employee relations to be good.

       The President of the Bank, David M. Atkins, resigned from the Bank in February 1996 and an interim president, Carolyn Williamson, was appointed. In view of Mr. Atkins' years of experience and prior service to the Bank, the Bank has retained Mr. Atkins' services as a consultant until October 12, 1996 in exchange for payment of his base salary of $6,538 per month.

LOAN PORTFOLIO

       FNB's loan portfolio consists of the following categories of loans:

       Commercial, Financial and Agricultural. Commercial, Financial and Agricultural loans consist of all business and agricultural loans not secured by real estate. The borrowers in this category are small to medium sized businesses located in the Bank's market area. Most loans in this category are secured by collateral that includes accounts receivable, inventory, equipment, furniture and fixtures, and certificates of deposit. Risks associated with these types of loans include bankruptcy, economic downturn and deteriorating collateral.

       Real Estate - Construction. Loans classified as construction loans are typically made short-term to finance the construction of residential (1-4) family dwellings and will be fully repaid upon completion of construction. These loans usually have permanent take-out mortgages approved. Builder financing is allowed but is limited to those professional contractors who exhibit strong financial ability and can offer the collateral deemed necessary for their individual lines. Such loans require site inspections and evaluations prior to the payment of any draws. Risks associated with such loans include cost overruns, interest rate movements, and the ability of the builder to sell the individual residences.

       Real Estate - Mortgage. Loans classified as mortgage real estate include all loans secured by real estate which were made for commercial, financial or agricultural purposes and which are not construction loans. The primary collateral in such loans is first lien mortgages but also includes second-mortgage positions. Risks associated with this type loan are typically the same as those classified "Commercial, Financial and Agricultural."

       Installment Loans to Individuals. Installment loans to individuals consists of consumer loans made for personal, household and family purposes, such as home improvement and mobile home and automobile purchases. Types of collateral include automobiles, mobile homes, savings accounts and stock. Risks associated with such loans include deteriorating collateral, general economic downturn and bankruptcy.

       Agriculturally related loans comprise only a nominal amount of the loan portfolio at December 31, 1995.

CREDIT UNDERWRITING AND MONITORING

       The Bank seeks to be the predominant lender in serving the credit needs of qualified borrowers within its market area at a reasonable price. The extent and amount of collateral required is based on factors such as the character of the borrower, the borrower's financial condition, ability to service the debt, credit history and the loan purpose. Because each loan is evaluated on its own merit, there are no predetermined or minimal loan-to-value ratios, except as provided by bank regulators in the case of real estate loans. OCC regulations specify the acceptable loan-to-value ratios in a range from 65% in the case of loans secured by "raw land" up to 90% in the case of loans secured by 1-4 family residential properties.

       During 1996 the Bank adopted and implemented a comprehensive loan policy which individually addresses the various types and purposes of loans the Bank can make and defines acceptable collateral. The lending policy emphasizes the financial strength and cash flow position of the borrower and considers collateral as the last resort source of repayment. Included as part of the newly-adopted loan policy is a formal loan classification and grading system. All loans are assigned a grade and are subject to review based on the perceived risk of loss to the Bank. Such review includes verification of all necessary documentation, as well as financial statement analysis and compliance with regulations and bank policy. Prior to the adoption of this loan policy, the Bank retained a qualified outside party to perform an annual review of the loan portfolio through an evaluation of individual loans as well as of internal policies and procedures.

                    FNB MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following narrative presents management's discussion and analysis of FNB's financial condition and results of operations as of and for the years ended December 31, 1995 and 1994. The historical financial statements of FNB are set forth elsewhere herein. This discussion should be read in conjunction with those financial statements and the other financial information included in this Proxy Statement/Prospectus.

CAPITAL RESOURCES

FNB's ratio of shareholders' equity to total assets was 6.6% at December 31, 1995 and 8.7% at December 31, 1994. The Bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulators. The table below presents the Bank's regulatory capital position at December 31, 1995.

       Risk-Based Capital Ratios
       -------------------------

       Tier 1 Capital                                                     8.5%
       Regulatory minimum Tier 1 capital requirement                      4.0%
                                                                          ----

       Excess                                                             4.5%
                                                                          ----

       Total Capital                                                      9.7%
       Regulatory minimum Total Capital requirement                       8.0%
                                                                          ----

       Excess                                                             1.7%
                                                                          ----

       Leverage Ratio
       --------------

       Tier 1 Capital to Total Assets                                     6.6%
       Regulatory minimum leverage requirement                            3.0%
                                                                          ----

       Excess                                                             3.6%
                                                                          ----


These ratios qualify the Bank for the "adequately capitalized" classification as defined by the banking regulators. Capital needs are continually evaluated by management, especially in light of the rapid growth experienced by the Bank.


LIQUIDITY

The percentage of net loans to deposits was 72.7% at December 31, 1995 and 83.9% at December 31, 1994. At December 31, 1995 the Bank held $9,304,380 in cash and cash equivalents as compared to $2,871,369 at December 31, 1994. Management considers the Bank's liquidity to be adequate to repay deposits and other obligations and to meet expected loan demands. The bank has established with its correspondent banks back-up lines of credit to purchase federal funds on a short-term basis when needed.

The increase in cash and cash equivalents in 1995 from 1994 is a result of deposit growth exceeding loan and investment growth. Cash inflows from operations totaled $771,331 and $648,158 in 1995 and 1994, respectively. Cash outflows from investing activities totaled $9,428,287 and $6,726,587 in 1995 and 1994, with loan growth accounting for $7,697,882 (81.6%) and $6,128,280 (91.1%) of the total outflow, respectively. Cash inflows, all of which is from increases in deposits, totaled $15,089,967 and $7,731,101 in 1995 and 1994, respectively. FNB has not paid any dividends to its shareholders since its organization.

FINANCIAL CONDITION

Total assets increased by $15,807,148 (46.0%) at December 31, 1995 from December 31, 1994 and increased $8,058,365 (30.6%) at December 31, 1994 from December 31, 1993. The 1995 growth was reflected primarily in the increase in federal funds sold, investment securities and loans and resulted from an increase in total deposits of $15,089,967, in other liabilities of $413,051 and from net income of $169,275. The 1994 increase was reflected primarily in the increase in cash and due from banks, federal funds sold and loans and resulted from an increase in total deposits of $7,736,497 at December 31, 1994 from December 31, 1993 and from net income of $382,849 offset by the unrealized loss on investment securities classified available for sale.

Investment Securities. The Bank has classified its entire investment portfolio as available for sale . A net unrealized loss of $43,905 at December 31, 1995 and of $178,760 at December 31, 1994 was included in shareholders' equity related to available for sale securities. Such losses are not expected to have an adverse impact on future operations of the Bank. There were no realized losses from the sale or call of investment securities in 1995 and 1994.

Loans. Loans are the largest category of earning assets and typically provide higher yield than all other assets. Associated with the higher yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans increased $7,735,640 or 29.3% in 1995 as compared to 1994 and increased $6,109,296 or 30.1% in 1994 as compared to 1993. These increases were the result of a continued increase in loan demand.

Deposits.  Deposits increased $15,089,967 (48.5%) in 1995 and $7,736,497
(33.1%) in 1994. These increases are attributable to general market growth, the opening of a new branch office in Rincon in 1995, which is in a high growth area of the market.

Interest Rate Sensitivity. The objective of interest-sensitivity management is to minimize the effect of interest rate changes on net interest margin. Maintaining a balanced interest rate sensitivity position by adjusting the asset and liability mix so that roughly equal volumes of assets and liabilities reprice each period is one way of achieving this objective. Profits, however, are not always maximized by this balance and the Bank may selectively mismatch asset and liability repricing to take advantage of short-term interest rate movements. The principal monitoring technique employed by the Bank is the measurement of the Banks's interest sensitivity "gap", which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time.

The Bank evaluates interest sensitivity risk and then develops guidelines regarding asset generation and repricing, funding sources and pricing, and off-balance sheet commitments in order to decrease interest sensitivity risk. The Bank uses computer simulations prepared by a third party to measure the net income effect of various interest rate scenarios. The modeling reflects interest rate changes and the related impact on net income over specified periods of time.

The Bank generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and generally would benefit from decreasing market rates of interest when it is liability sensitive. However, the Bank's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of the Bank's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Other significant factors may impact net interest income in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities. At December 31, 1995, the Bank was asset-sensitive.

RESULTS OF OPERATIONS

Interest Income. Total interest income increased $1,173,922 (48.8%) in 1995 from 1994 and increased $651,478 (37.1%) in 1994 from 1993. Interest on loans increased $1,016,401 in 1995 from 1994 and increased $660,400 in 1994 from 1993. The increase in 1995 is the result of an increase in yield from 9.43% in 1994 to 10.58% in 1995 as well as an increase in the total loan portfolio. The increase in 1994 is the result of an increase in yield from 9.34% in 1993 to 9.43% in 1994 as well as an increase in the total loan portfolio.

Interest on investments decreased $10,880 (5.0%) in 1995 from 1994 and increased $33,934 (18.6%) in 1994 from 1993. The decrease in 1995 is the primarily result of a decrease in yield from 6.09% to 5.58% offset by a slight increase in the average balance of investment securities. The increase in 1994 is primarily the result of an increase in the average amount of investment securities offset by a slight decrease in the yield on the portfolio from 6.15% to 6.09%.

During 1995 interest on federal funds sold increased $168,401 (1,467.2%) from 1994 and decreased $42,856 (78.9%) in 1994 from 1993. The increase in 1995 was the result of an increase in total funds available for short-term investment as well as an increase in yield on such investments from 5.44% in 1994 to 5.74% in 1995. The decrease in 1994 was the result of a decrease in the average amount invested in federal funds sold offset by a steady increase in interest rates during 1994.

Interest Expense. During 1995 interest paid on deposits increased $840,127 (90.9%) from 1994 and in 1994 increased $182,476 (24.6%) from 1993. The increases in such interest in 1995 and 1994 is the result of an overall increase in interest rates paid on deposits of 1.3% in 1995 along with an increase in average interest bearing deposits. The increase in 1994 is attributable solely to an increase in interest bearing deposits. The overall cost of funds for 1994 did not change from that of 1993.

Provision for Loan Losses. Provision for loan losses increased $201,800 in 1995 from 1994 and decreased $42,500 in 1994 from 1993. Changes in the amount of the provision for loan losses are the result of judgments made by management after considering the credit worthiness of the loan portfolio. At December 31, 1995 and 1994 the allowance for possible loan losses was 1.5% and 1.0%, respectively, of outstanding loans. Total nonperforming loans were $323,000 at December 31, 1995 and $576,000 at December 31, 1994. The allowance for loan losses was 151% of total nonperforming loans at December 31, 1995 and 50% of
total nonperforming loans at December 31, 1994.   The amount of the allowance
for loan losses is determined by management after considering, among other things, factors such as classified and past due loans as well as portfolio growth and diversification.

                  Nonaccrual, Past Due and Restructured Loans

                                                           Year Ended December 31,
                                     ------------------------------------------------------------------
($ in thousands)                     1995            1994          1993           1992           1991
- ----------------                    ------          ------        ------         ------         ------
Nonaccrual Loans                     $ 131          $ 292         $  211         $  193         $  117
Accruing Loans Past Due
  at least 90 days                     192            284            113            280              0
Restructured Loans                       0              0              0              0              0
                                     -----          -----         ------         ------         ------
Total Nonperforming Loans              323            576            324            473            117
                                     -----          -----         ------         ------         ------
Other Real Estate                        0            186             93              0              0
                                     -----          -----         ------         ------         ------
  Total Nonperforming Assets         $ 323          $ 762         $  417         $  473         $  117
                                     =====          =====         ======         ======         ======

Interest income that would have been recognized on these nonperforming loans in accordance with their original terms amounted to $16,741, $24,100, $15,600, $11,800, and $1,760 in 1995, 1994, 1993, 1992, and 1991, respectively. Actual cash received amounted to $563 in 1995. Actual cash received in the other four prior years is not readily determinable without undue burden and is deemed to be a nominal amount in each year.

Loans are placed on nonaccrual status when management does not consider the collection of interest to be reasonably assured.

There are not deemed to be any loan concentrations as of December 31, 1995.

Summary of Loan Loss Experience. The following table summarizes average loan balances, changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off, by loan category, and additions to the allowance which have been charged to expense.

                                                           Year Ended December 31,
                                     ------------------------------------------------------------------
($ in thousands)                       1995           1994          1993           1992           1991
- ----------------                     --------       --------      --------       --------       --------
Average Amount of Loans             $  30,289      $ 23,107       $ 16,271      $  11,104      $   6,070
Allowance for Loan Losses at
  beginning of period                     269           191            183            109             50
Loans Charged Off:
  Commercial, Financial and
    Agricultural                           39             7            125              5             83
  Installment Loans to
    Individuals                            29            22             14              7              2
                                    ---------      --------       --------      ---------      ---------
    Total Loans Charged Off                68            29            139             12             85
                                    ---------      --------       --------      ---------      ---------
Recoveries on Loans Previously
  Charged Off:
  Commercial, Financial and
    Agricultural                            4             2              5              2              7
  Installment Loans to
    Individuals                             8             8              2              2              7
                                    ---------      --------       --------      ---------      ---------
    Total Recoveries                       12            10              7              4             14
                                    ---------      --------       --------      ---------      ---------
Net Loans Charged Off                      56            19            132              8             78
Additions to Allowance
  Charged to Expense                      299            97            140             82            137
                                    ---------      --------       --------      ---------      ---------
Balance at End of Period            $     512      $    269       $    191      $     183      $     109
                                    =========      ========       ========      =========      =========

Ratio of Net Charge Offs during
  the period to Average Loans
  Outstanding                            0.18%         0.08%          0.81%          0.07%          1.29%
                                    =========      ========       ========      =========      =========


The Bank's provision for loan losses is based upon management's continuing review and evaluation of the portfolio and is intended to create an allowance adequate to absorb losses on loans outstanding as of the end of each reporting period. For individually significant amounts, management's review consists of evaluations of the financial strength of the borrowers and the related collateral. Such evaluation is made by classifying loans based on values for financial strength. The totals by loan classification, along with related historical loss ratios, are used to determine the allowance required to provide for potential losses. The review of groups of loans which are individually insignificant is based upon delinquency status of the group, lending policies and previous collection experience by each category. Also the effects of current economic conditions on specific industries or classes of borrowers are considered in determining allowance for loan loss requirements.

The approximate anticipated amount of charge offs by category, in thousands of dollars, during 1996 is:

       Commercial, Financial and Agricultural              $50
       Installment Loans to Individuals                     25
                                                           ---
         Total                                             $75


Non-interest Income and Expense. Non-interest income increased $123,181 in 1995 from 1994 and increased $69,767 in 1994 from 1993. Non-interest expense increased $574,648 in 1995 from 1994 and increased $190,776 in 1994 from 1993. The increase in non-interest income in 1995 and 1994 is primarily the result of an increase of $86,152 and $59,226, respectively, in service charges on deposit accounts and of $37,279 and $12,340, respectively, in credit insurance commissions. The increases in these components of non-interest income is a direct result of the growth in the volume of deposit and loan accounts. The increases in non-interest expense resulted primarily from an increase in total salary and personnel expense of $256,965 in 1995 and $89,328 in 1994, an increase in total occupancy and equipment expense of $113,363 in 1995 and $14,576 in 1994 and an increase in Other Expense of $204,320 in 1995 and $86,872 in 1994. The increases in non-interest expense and in the overall volume of accounts previously discussed are primarily attributable to the opening and staffing of the branch facility in 1995 and the resulting growth in loan and deposit account volume.

Income Taxes. The decrease in the provision for income taxes of $101,860 in 1995 and the increase of $129,678 in 1994 resulted from changes in taxable income. The effective tax rate for 1995, 1994 and 1993 was 33%, 33% and 31%, respectively.



     VOTING SECURITIES HELD BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF FNB

       The following table sets forth certain information concerning shares of FNB Common Stock held by FNB's directors, its Chief Executive Officer, the beneficial owners of more than five percent of FNB Common Stock and all directors and executive officers of FNB as a group, as of the Record Date. Unless otherwise indicated, the person listed is the record owner of and has sole voting and investment powers over his or her shares.

                                                                                          Pro Forma
Name of                                  Number                                           Percent of
Beneficial                                 of                    Percent of               Class After
Owner                                    Shares                   Class(1)               the Merger(2)
- -----                                    ------                   --------               -------------
David M. Atkins                        22,418(3)                    6.9                       *
Allen Hollis                           15,000(4)                    4.8                       *
W. Darrel Hutcheson                    12,400(5)                    3.9                       *
Roger C. Macomber                      30,951(6)                    9.5                       *
Neil W. Ratchford                      10,400(7)                    3.3                       *
Ted O. Romine                          41,748(8)                   13.1                      1.1
Raymon M. Starling                     10,000(9)                    3.2                       *
Thomas D. Stewart, Jr.                 44,132(10)                  13.6                      1.1
Wilhelmina A. Webb                      7,040(11)                   2.2                       *
Larry D. Weddle                        19,176(12)                   6.1                       *

Carolyn B. Williamson                   1,500(13)                    *                       *
All directors and
   executive officers
   as a group                         214,765(14)                  54.9                      5.3
- ----------------------

*      Represents less than one percent of the outstanding shares.

(1) Calculated giving effect to the exercise of the listed person's exercisable options or warrants.

(2) Calculated giving effect to the Merger, including the conversion of all options and warrants to purchase FNB Common Stock into shares of First Banking Common Stock.

(3) Includes 7,500 shares subject to options and 7,182 shares subject to warrants that are exercisable as of or within 60 days after the Record Date and 6,182 shares held in an IRA. The indicated person's address is P.O. Drawer 1046, Springfield, Georgia 31329.

(4)    The indicated person's address is 319 Randolph Drive, Vidalia, Georgia
       30474.

(5) Includes 6,200 shares subject to warrants that are exercisable as of or within 60 days after the Record Date and 5,000 shares held in an IRA. The indicated person's address is P.O. Box 7023, Garden City, Georgia 31418.

(6) Includes 15,200 shares subject to warrants that are exercisable as of or within 60 days after the Record Date. The indicated person's address is 1071 Oliver Highway, Newington, Georgia 30446.

(7) Includes 5,200 shares subject to warrants that are exercisable as of or within 60 days after the Record Date. The indicated person's address is P.O. Box 146, Guyton, Georgia 31312.

(8) Includes 9,550 shares subject to warrants that are exercisable as of or within 60 days after the Record Date. The indicated person's address is P.O. Box 7035, Garden City, Georgia 31418.

(9) Includes 5,000 shares subject to warrants that are exercisable as of or within 60 days after the Record Date. The indicated person's address is 265 Magnolia Place, Guyton, Georgia 31312.

(10) Includes 15,500 shares subject to warrants that are exercisable as of or within 60 days after the Record Date, 1,623 shares held in an IRA and 2,100 shares held in the TDS Construction Profit Sharing Trust. The indicated person's address is P.O. Box 763, Baxely, Georgia 31513.

(11) Includes 3,000 shares subject to warrants that are exercisable as of or within 60 days after the Record Date. The indicated person's address is 111 Lake Drive, Springfield, Georgia 31329.

(12) Includes 5,200 shares subject to warrants that are exercisable as of or within 60 days after the Record Date. The indicated person's address is P.O. Box 247, Springfield, Georgia 31329.

(13) Includes 1,250 shares subject to options that are exercisable as of or within 60 days after the Record Date. The indicated person's address is 204 Hawk Hammock, Springfield, Georgia 31329.

(14) Includes 80,782 shares subject to options and warrants that are exercisable as of or within 60 days after the Record Date.

                           BUSINESS OF FIRST BANKING

GENERAL

       First Banking is a bank holding company organized on October 27, 1981. All of First Banking's business is presently conducted by its wholly-owned subsidiaries, First Bulloch Bank & Trust Company ("Bulloch Bank") and Metter Banking Company ("Metter Bank") (collectively, the "Banks"), which are engaged in bank and bank-related activities. First Banking does not engage in any non-bank activities. Bulloch Bank was organized under the laws of the State of Georgia in 1934 as a state banking corporation. On December 31, 1985, Metter Financial Services, Inc. ("Metter Financial") combined with First Banking and Metter Financial's subsidiary, Metter Bank, became a wholly-owned subsidiary of First Banking.

       As of December 31, 1995, First Banking had consolidated assets of approximately $300 million, consolidated deposits of approximately $258 million and consolidated shareholders' equity of approximately $31 million.

       The Banks accept customary types of demand and time deposits, make installment and commercial loans and offer safe deposit services and individual retirement accounts to their customers. Bulloch Bank also performs corporate, pension and personal trust services as well as other financial services for its customers and for those of Metter Bank.

       As of December 31, 1995, Bulloch Bank had a headquarters building, three branches and five ATM installations, and Metter Bank had a headquarters building, a drive-in facility, one ATM installation and a supermarket branch office.

COMPETITION

       The banking business is highly competitive. The Banks emphasize the quality of services they provide. The prices of the Banks' financial products relative to those of other financial institutions is another important variable influencing customer choice. Bulloch Bank's primary market area consists of Bulloch County, Georgia, which has a population of approximately 46,278. Bulloch Bank competes for all types of loans, deposits, and other financial services with four other commercial banks in Bulloch County. As of December 31, 1995, Bulloch Bank was the largest of the five commercial banks located in Bulloch County, based upon total deposits and total assets.

       Metter Bank's primary market area consists of Candler County, Georgia, which is adjacent to Bulloch County. Candler County has a population of approximately 8,200. Metter Bank competes for all types of loans, deposits and other financial services with one other commercial bank and a local thrift in the county, as well as other providers of financial services in adjacent counties. Metter Bank is the largest of the two commercial banks and a local thrift in its primary service area, based upon total deposits and total assets.

       First Banking also competes with other financial institutions that are located in Bulloch and Candler counties as well as with commercial banks, savings and loan associations, other financial institutions and brokerage houses located in Evans, Bryan, Effingham, Screven and Jenkins Counties. To a lesser extent, First Banking competes for loans with insurance companies, regulated small loan companies, credit unions and certain governmental agencies. Recent legislation, together with other regulatory changes by the primary regulators of the various financial institutions and competition from unregulated entities, has resulted in the elimination of many traditional distinctions between commercial banks, thrift institutions and other providers of financial services. Consequently, competition among financial institutions of all types is virtually unlimited with respect to legal ability and authority to provide most financial services.

EMPLOYEES

       Except for the six officers of First Banking, who are also officers of the Banks, First Banking does not have any employees. As of December 31, 1995, Bulloch Bank had 87 full-time employees and nine part-time employees, and Metter Bank had 39 full-time employees and one part-time employee. Management considers employee relations to be generally good. Neither First Banking nor the Banks have collective bargaining agreements with any employees.

LOAN PORTFOLIO

       First Banking's loan portfolio consists of the following categories of loans:

       Commercial, Financial and Agricultural. Commercial, Financial and Agricultural loans consist of all business and agricultural loans not secured by real estate. The borrowers in this category are small to medium sized businesses located in First Banking's market area. Most loans in this category are collateralized. Types of collateral include accounts receivable, inventory, equipment, furniture and fixtures, and certificates of deposit. Risks associated with these types of loans include bankruptcy, economic downturn, deteriorating collateral, and, in the case of agricultural loans, crop failure as a result of extreme or poor weather, and changes in market prices for underlying crops.

       Real Estate - Construction. Loans classified as construction loans are typically made short-term to finance the construction of residential (1-4 family) dwellings, have permanent take-out mortgages approved and will be fully repaid upon completion of construction. Builder financing is generally discouraged. Such loans require site inspections and evaluations prior to the payment of any draws. Risks associated with such loans include cost overruns and interest rate movements.

       Real Estate - Mortgage. Loans classified as mortgage real estate include all loans secured by real estate which were made for commercial, financial or agricultural purposes and which are not construction loans. The primary collateral on such loans is first lien mortgages, but also includes second-mortgage positions. Risks associated with this type loan are typically the same as for those classified "Commercial, Financial, and Agricultural."

       Installment Loans to Individuals. Installment loans to individuals consists of consumer loans made for personal, household and family purposes, such as home improvement and automobile purchases. Types of collateral include automobiles, mobile homes, savings accounts and stock. Risks associated with such loans include deteriorating collateral, general economic downturn, and bankruptcy.

       Agriculturally related loans comprised approximately 10% of the total loan portfolio at December 31, 1995. Agriculturally related loans are defined as those loans secured by farmland as well as those originated to finance agricultural production. First Banking limits such loans to operators who exhibit strong financial ability and proven performance and can offer the collateral deemed necessary for their individual lines of credit. Risks associated with such loans are typically those identified above in "Commercial, Financial and Agricultural."

CREDIT UNDERWRITING AND MONITORING

       It is First Banking's practice to meet the credit needs of qualified borrowers within its market area at a reasonable price. The extent and amount of collateral required is based on factors such as the character of the borrower, his financial condition, his ability to service the debt according to a predetermined repayment plan, his credit history, and the loan purpose. Because each loan is evaluated on its own merit, there are no predetermined or minimal loan-to-value ratios or lien positions, except as provided by bank regulators in the case of real estate loans. State banking regulations require that, in the absence of other acceptable collateral, a real estate loan be less than or equal to 90% and 75% of the appraised value of the real estate taken as security in the case of an amortizing loan and of a nonamortizing loan, respectively.

       Agriculturally related loans made for real estate or for equipment follow the general guidelines discussed above. Crop production and livestock operation loans typically require liens on the livestock or the current year crop production. Farm visits and inspections are performed periodically to assess the collateral and the overall soundness of the operation. A customized repayment plan is developed for each operator based upon his projected cash flow from crop production or livestock sales.

       In 1992, First Banking adopted and implemented a comprehensive loan policy which individually addresses the various types and purposes of loans the Banks can make and defines acceptable collateral. The lending policy emphasizes the financial strength and cash flow position of the borrower and considers collateral as the last resort source of repayment. First Banking also established in 1992 a formal loan classification and grading system, performed as a separate and independent function within the company. All loans are assigned a grade and are subject to review based on the perceived risk of loss to First Banking. Such review includes verification of all necessary documentation as well as financial statement analysis and compliance with regulations and bank policy.


                          MANAGEMENT OF FIRST BANKING

DIRECTORS

       First Banking's Board of Directors is divided into three classes: Class I, Class II and Class III. The current terms of the Class I directors expire in 1998; those of the Class II directors expire in 1999; and those of the Class III directors expire in 1997.

       The table set forth below shows for each director (a) his current class and term of office, (b) his name, (c) his age at December 31, 1995, (d) the year he was first elected as a director of First Banking, (e) any positions held by him with First Banking or its subsidiary banks, other than as a director, and (f) his business experience for the past five years. See the section entitled "Management of First Banking -- Compensation of Directors" for a discussion of the directorships of the Bulloch Bank and the Metter Bank held by each of the persons listed below.

                                                         CLASS I
                                               Current Term Expires in 1998
                                               ----------------------------

                                                       Year
                                                       First             Positions with Company
Name                                        Age       Elected            and Business Experience
- ----                                        ---       -------            -----------------------
E. Raybon Anderson(1)                       57        1981               Chairman of the Board, Bulloch
                                                                         Fertilizer Co., Inc.

A. M. Braswell, Jr.(2)                      75        1981               Chairman of the Board, A.M.
                                                                         Braswell, Jr. Food Company, Inc. (Manufacturer
                                                                         of Preserves and Other Condiments)

W. A. Crider, Jr.(1)                        56        1986               President, Crider's Poultry, Inc.
                                                                         (Wholesale Poultry Processor)

Dan J. Parrish, Jr.(1)(2)                   60        1986               Owner, Candler Computers (Computer Consulting);
                                                                         Vice President of the Metter Bank and Senior
                                                                         Vice President of First Banking until April
                                                                         1993

                                                         CLASS II
                                               Current Term Expires in 1999
                                               ----------------------------

                                                      Year
                                                      First              Positions with Company
Name                                        Age       Elected            and Business Experience
- ----                                        ---       -------            -----------------------
James Eli Hodges                            54        1981               President of First Banking and the Bulloch Bank

C. Arthur Howard(1)                         54        1984               President, Claude Howard Lumber Company, Inc.

Lanier A. Hunnicutt(2)                      68        1986               Retired Farmer

Joe P. Johnston(2)                          61        1981               Realtor

Harry S. Mathews                            44        1996               Private investor since April 1994; President,
                                                                         Statesboro Telephone Company until April 1994

                                                        CLASS III
                                               Current Term Expires in 1997
                                               ----------------------------

                                                      Year
                                                      First              Positions with Company
Name                                        Age       Elected            and Business Experience
- ----                                        ---       -------            -----------------------
Julian C. Lane, Jr.                         47        1988               Vice President of First Banking and President
                                                                         of the Metter Bank

Charles M. Robbins, Jr.(2)                  75        1981               Retired Chairman of the Board, Robbins Packing
                                                                         Company (Meat Packing & Distribution)

J. E.  Smith(1)                             82        1981               Retired Partner, Smith-Tillman Mortuary

Alvin Williams(2)                           68        1986               Retired Executive Vice President of the Metter
                                                                         Bank

John M. Wilson, Jr.                         62        1985               Vice President of First Banking and Executive
                                                                         Vice President of the Bulloch Bank

Footnotes

        (1)     Member of the Compensation Committee.
        (2)     Member of the Audit Committee.

        Larry D. Weddle, who is currently a director of FNB, will serve as a director of First Banking after the Merger. Mr. Weddle has been employed by Purina Mills, Inc. since 1967, holding a number of positions in buying, marketing and district management. He does not beneficially own any shares of First Banking Common Stock.

COMPENSATION OF DIRECTORS

        During 1995, the following directors also served as directors of the Bulloch Bank: Messrs. Anderson, Braswell, Hodges, Howard, Johnston, Mathews, Parrish, Robbins, Smith and Wilson. Also during 1995, the following directors served as directors of the Metter Bank: Messrs. Hodges, Hunnicutt, Lane, Parrish and Williams. During 1995, Mr. Crider served only as a director of First Banking, for which he was paid an aggregate amount of $2,000. Each director of First Banking who was also a director of the Bulloch Bank during 1995 was paid an aggregate amount of $6,800 for his service as a director of the Bulloch Bank, and each director of First Banking who was also a director of the Metter Bank during 1995 was paid an aggregate amount of $6,800 for his service as a director of the Metter Bank. Directors of First Banking who also serve as directors of the Bulloch and/or Metter Banks are not separately compensated for their service as directors of First Banking or for their service as members of committees. In addition to his directors' fees, Mr. Parrish received $2,500 per month and the cost of his medical insurance premiums as payment for consulting services rendered to First Banking.

EXECUTIVE OFFICERS

        The following table sets forth for each executive officer of First Banking (a) the person's name, (b) his age at December 31, 1995, (c) the year he was first elected as an executive officer of First Banking, and (d) his position with First Banking and its subsidiary banks. Unless otherwise indicated, each executive officer has been employed by the Bulloch or Metter Bank for more than five years.

                                                       Year              Positions with First Banking
                                                       First             and the Bulloch or Metter
Name                                        Age       Elected            Banks; Business Experience
- ----                                        ---       -------            ----------------------------------
James Eli Hodges                            54         1981              President of First Banking and the Bulloch Bank

Julian C. Lane, Jr.                         47         1985              Vice President of First Banking and President
                                                                         of the Metter Bank

John M. Wilson, Jr.                         62         1985              Vice President of First Banking and Executive
                                                                         Vice President of the Bulloch Bank

Dwayne E. Rocker                            31         1992              Secretary and Treasurer of First Banking since
                                                                         October 1992; Vice President and Secretary of
                                                                         the Bulloch Bank since February 1996; Assistant
                                                                         Vice President and Secretary of the Bulloch
                                                                         Bank from August 1992 to February 1996; Banking
                                                                         Officer of the Bulloch Bank from February 1992
                                                                         to August 1992; Internal Auditor and loan
                                                                         review officer of the Metter Bank from 1988 to
                                                                         July 1992.

EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning compensation earned by First Banking's Chief Executive Officer and its only other executive officer who earned over $100,000 in salary and bonus in 1995. First Banking has not granted any stock options, stock appreciation rights or other long-term stock or stock-based incentives.

                                                SUMMARY COMPENSATION TABLE


                                                                                    Long-Term Compensation
                                                                           --------------------------------------
                                       Annual Compensation                          Awards              Payouts
                              -----------------------------------------------------------------------------------

                                                                                          Securities
       Name and                                            Other            Restricted    Underlying                   All
       Principal                                           Annual              Stock       Options/       LTIP         Other
       Position        Year   Salary         Bonus       Compensation (1)     Award(s)       SARs        Payouts    Compensation
       --------        ----   ------         -----       ------------         -------       ------       -------    ------------
 James Eli Hodges      1995   $166,860      $75,087          --                $  0           0            $ 0       $ 25,785(2)
 Chief Executive       1994   $162,000      $58,363          --                $  0           0            $ 0       $ 15,676(3)
 Officer; President    1993   $150,000      $   700          --                $  0           0            $ 0       $ 26,632(4)
 of First Banking
 and the Bulloch Bank



 Julian C. Lane, Jr.   1995   $ 94,554      $24,820          --                $  0           0            $ 0       $ 22,888(5)
 Vice President of     1994   $ 91,800      $22,617          --                $  0           0            $ 0       $ 10,270(6)
 the Company and       1993   $ 85,000      $     0          --                $  0           0            $ 0       $ 15,950(7)
 President of the
 Metter Bank
====================================================================================================================================


(1) This column would include the value of certain personal benefits only where the value of such benefits is greater than the lower of $50,000 or 10% of the executive's salary and bonus for the year. Such threshold was not exceeded in any of the years reported.
(2) Includes $16,650 in company contributions to Mr. Hodges' account under First Banking's 401(k) Plan and $9,135 in company contributions to his account under the Target Benefit Plan.
(3) Includes $8,475 in company contributions to Mr. Hodges' account under First Banking's 401(k) Plan and $7,201 in company contributions to his account under the Target Benefit Plan.
(4) Includes $15,507 in company contributions to Mr. Hodges' account under First Banking's 401(k) Plan and $11,125 in company contributions to his account under the Target Benefit Plan.
(5) Includes $18,162 in company contributions to Mr. Lane's account under First Banking's 401(k) Plan and $4,726 in company contributions to his account under the Target Benefit Plan.
(6) Includes $6,885 in company contributions to Mr. Lane's account under First Banking's 401(k) Plan and $3,385 in company contributions to his account under the Target Benefit Plan.
(7) Includes $11,883 in company contributions to Mr. Lane's account under First Banking's 401(k) Plan and $4,067 in company contributions to his account under the Target Benefit Plan.

        On February 20, 1996, Mr. Hodges entered into an employment agreement with First Banking and the Bulloch Bank. The agreement provides for an annual base salary of $174,000, which may be increased annually in such amounts as may be determined by the Board of Directors. Mr. Hodges is also entitled to participate in such option, bonus and other executive compensation programs and to receive such other employee benefits as are made available to members of senior management from time to time. During the term of his employment and, in the event of termination under clauses (i), (iv), (v) or (vi) below, for a period of six months thereafter, Mr. Hodges may not engage in the commercial banking business or solicit clients, prospective customers or employees within Bulloch County and Candler County, Georgia.

        The initial term of the agreement expires on February 20, 1999. At the end of the first twelve months, however, and at the end of each successive twelve-month period thereafter, the agreement will automatically be extended for a successive twelve-month period following the then two-year remaining term unless either party gives written notice of its intent not to extend the term at least 90 days prior to the end of such twelve month period. If such notice is properly given, the agreement will terminate at the end of the remaining term then in effect. The agreement terminates automatically upon Mr. Hodges' death or permanent disability and may be terminated: (i) by First Banking or the Bulloch Bank for just cause (as defined in the agreement) upon written notice to Mr. Hodges; (ii) by First Banking or the Bulloch Bank without cause upon 30 days' prior written notice to Mr. Hodges; (iii) by Mr. Hodges for cause without prior written notice except as required in connection with notice of a material breach of the terms of the agreement; (iv) by Mr. Hodges without cause upon 60 days' prior written notice; (v) by Mr. Hodges upon written notice within six months following a change in control (as defined in the agreement) of First Banking or the Bulloch Bank; or (vi) at any time upon mutual written agreement of the parties. In the event of termination under the circumstances described in clauses (ii), (iii) or (v) above, Mr. Hodges will continue to receive his base salary for a period of 24 months following his termination.

        On April 9, 1996, Mr. Lane entered into an employment agreement with First Banking and the Metter Bank. The agreement is identical to Mr. Hodges' employment agreement, except that Mr. Lane's annual base salary is $100,000 and the initial term of the agreement expires on April 9, 1999.

INDEBTEDNESS OF DIRECTORS AND OFFICERS

        First Banking's directors and officers and certain business organizations and individuals associated with them have been customers of and have had banking transactions with First Banking's subsidiary banks and are expected to continue such relationships in the future. Pursuant to such transactions, First Banking's directors and officers from time to time have borrowed funds from First Banking's subsidiary banks for various business and personal reasons. The extensions of credit made by First Banking's subsidiary banks to its directors and officers (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and (c) did not involve more than a normal risk of collectibility or present other unfavorable features.

STOCK OWNERSHIP

        On the Record Date, First Banking had _____ shareholders of record.
The following table sets forth the number and percentage of outstanding shares of First Banking Common Stock beneficially owned as of the Record Date by (i) each person who beneficially owned 5% or more of the outstanding shares of First Banking Common Stock to the best information and knowledge of First Banking, (ii) each director (including the Chief Executive Officer of First Banking), (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers of First Banking, as a group. Unless otherwise indicated, each person has sole voting and investment powers over the indicated shares. An asterisk (*) represents beneficial ownership of less than one percent of the outstanding shares of First Banking Common Stock.



        Name of                          Number of Shares                    Percent
        Director                        Beneficially Owned                   Of Class
  ------------------                    ------------------                   --------
   E. Raybon Anderson                       12,160 (1)                         *
   A. M. Braswell, Jr.                       8,256 (2)                         *
   W. A. Crider, Jr.                       135,042 (3)                        5.07%
   James Eli Hodges                          9,970 (4)                         *
   C. Arthur Howard                         33,932 (5)                        1.27%
   Lanier A. Hunnicutt                      24,584 (6)                         *
   Joe P. Johnston                           9,516 (7)                         *

       Julian C. Lane, Jr.                       5,157 (8)                         *
       Harry S. Mathews                         14,982 (9)                         *
       Dan J. Parrish, Jr.                     184,489 (10)                       6.93%
       Charles M. Robbins, Jr.                   8,036 (11)                        *
       J. E. Smith                              18,457 (12)                        *
       Alvin Williams                           56,884 (13)                       2.14%
       John M. Wilson, Jr.                       4,739 (14)                        *
       All Directors and Executive
        Officers as a Group
        (15 persons)                           530,032 (15)                      19.91%


Footnotes

(1) Consists of 10,490 shares owned by Mr. Anderson and 1,670 shares owned by Mr. Anderson's wife, as to which Mr. Anderson disclaims beneficial ownership. Mr. Anderson's address is 1156 Jones Mill Road, Statesboro, Georgia 30458.

(2) Consists of 6,816 shares owned by Mr. Braswell and 1,440 shares owned jointly by Mr. and Mrs. Braswell, as to which voting and investment powers are shared. Mr. Braswell's address is P.O. Box 485, Statesboro, Georgia 30459.

(3) Consists of 33,068 shares owned by Mr. Crider and 101,974 shares owned by the Crider Family Trust. Mr. Crider's address is P. O. Box 398, Stillmore, Georgia 30464.

(4) Consists of (a) 4,937 shares owned by Mr. Hodges, (b) 76 shares owned by Mr. Hodges' wife, as to which Mr. Hodges disclaims beneficial ownership, (c) 19 shares owned by Mr. Hodges as custodian for his child, and (d) 4,938 shares held for Mr. Hodges's benefit and owned by the 401(k) Plan, as to which Mr. Hodges disclaims beneficial ownership. Mr. Hodges' address is 40 North Main Street, Statesboro, Georgia 30458.

(5) Consists of (a) 14,544 shares owned by Mr. Howard, (b) 2,953 shares owned by Mr. Howard's wife, as to which Mr. Howard disclaims beneficial ownership and (c) 16,435 shares owned by the Claude Howard Lumber Company, Inc., of which Mr. Howard is President. Mr. Howard's address is 316 Wendwood Drive, Statesboro, Georgia 30458.

(6) Consists of 21,312 shares owned by Mr. Hunnicutt and 3,272 shares owned by Mr. Hunnicutt's wife, as to which Mr. Hunnicutt disclaims beneficial ownership. Mr. Hunnicutt's address is Route 2, Box 49, Metter, Georgia 30439.

(7) Consists of 9,476 shares owned by Mr. Johnston and 40 shares owned by Mr. Johnston's wife, as to which Mr. Johnston disclaims beneficial ownership. Mr. Johnston's address is Route 3, Box 160, Statesboro, Georgia 30458.

(8) Consists of 4,368 shares owned jointly by Mr. and Mrs. Lane, as to which voting and investment powers are shared, and 789 shares held for Mr. Lane's benefit and owned by the 401(k) Plan, as to which Mr. Lane disclaims beneficial ownership. Mr. Lane's address is 347 South College Street, Metter, Georgia 30439.

(9) Consists of (a) 7,907 shares owned by Mr. Mathews, (b) 1,760 shares owned by Mr. Mathews' wife, as to which Mr. Mathews disclaims beneficial ownership, and (c) 5,315 shares owned by Mr. Mathews as custodian for his children. Mr. Mathews' address is P. O. Box 1338, Statesboro, Georgia 30459.

(10) Consists of (a) 7,104 shares owned jointly with Mr. Parrish's wife, as to which voting and investment powers are shared, (b) 1,776 shares owned by his wife, as to which Mr. Parrish disclaims beneficial ownership, (c) 134,676 shares owned by Parrish Properties, an affiliate of Mr. Parrish, (d) 40,537 shares owned by Mr. Parrish, and (e) 396 shares held for Mr. Parrish's benefit and owned by the 401(k) Plan, as to which Mr. Parrish disclaims beneficial ownership. Mr. Parrish's address is P.O. Box 564, Metter, Georgia 30439.

(11) Consists of 2,820 shares owned jointly by Mr. and Mrs. Robbins, as to which voting and investment powers are shared, and 5,216 shares owned by Mr. Robbins' wife, as to which Mr. Robbins disclaims beneficial ownership. Mr. Robbins' address is 812 Highway 80 West, Statesboro, Georgia 30458.

(12) Consists of 16,000 shares owned by Mr.Smith and 2,457 shares owned by Mr. Smith's wife, as to which Mr. Smith disclaims beneficial ownership. Mr. Smith's address is 338 Savannah Avenue, Statesboro, Georgia 30458.

(13) Consists of (a) 4,446 shares owned by Mr. Williams, (b) 49,718 shares owned jointly by Mr. and Mrs. Williams, as to which voting and investment powers are shared, and (c) 2,720 shares owned by Mr. Williams' wife, as to which Mr. Williams disclaims beneficial ownership. Mr. Williams' address is P.O. Box 75, Pulaski, Georgia 30451.

(14) Consists of (a) 2,320 shares owned by Mr. Wilson, (b) 96 shares owned by Mr. Wilson's wife, as to which Mr. Wilson disclaims beneficial ownership, and (c) 2,323 shares held for Mr. Wilson's benefit and owned by the 401(k) Plan, as to which Mr. Wilson disclaims beneficial ownership. Mr. Wilson's address is 599 Williams Road, Statesboro, Georgia 30458.

(15) Includes shares as to which the persons in the group disclaim beneficial ownership as indicated above.

                        PRO FORMA FINANCIAL INFORMATION


        On March 20, 1996, First Banking announced it had entered into a definitive agreement to acquire all of the outstanding common stock of FNB in the Merger as contemplated herein. The Merger is expected to close before September 30, 1996 and will be accounted for under the "pooling of interests" method of accounting. Under the terms of the Merger, each share of FNB Common Stock is expected to be exchanged for 0.892 shares of First Banking Common Stock and each option or warrant to purchase shares of FNB Common Stock will be converted into the right to receive 0.466 shares of First Banking Common Stock for each share underlying the option or warrant.

        The following unaudited pro forma condensed financial statements give effect to the Merger as contemplated herein. The transaction is under the "pooling of interests" method of accounting. These pro forma financial statements are presented for illustrative purposes only and, therefore, are not necessarily indicative of the operating results and financial position that might have been achieved had the Merger occurred as of an earlier date, nor are they necessarily indicative of the operating results and financial position which may occur in the future.

        A pro forma condensed balance sheet as of December 31, 1995 gives effect to the Merger as though the transaction had been consummated on that date. Pro forma condensed income statements for the fiscal years ended December 31, 1995, 1994 and 1993 give effect to the Merger as though the transaction had occurred at the beginning of the earliest period presented. Certain pro forma adjustments to the pro forma condensed balance sheets have been made to give effect to transaction costs at December 31, 1995; no pro forma adjustments were necessary for any of the pro forma income statements presented.

        The pro forma condensed financial statements are derived from the historical consolidated financial statements of First Banking and FNB as of December 31, 1995 and for each of the three years in the period then ended and should be read in conjunction with First Banking's and FNB's historical financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference or contained elsewhere in this Prospectus/Proxy Statement.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                            AS OF DECEMBER 31, 1995

                                                    Historical                    Pro Forma
                                                  First Banking       FNB        Adjustments        Combined
                                                  -------------       ---        -----------        --------
ASSETS
Cash and Due from Banks                       $    12,171,152    $  2,834,380                    $  15,005,532
Interest Bearing Deposits in Other Banks           12,291,546                                       12,291,546
Federal Funds Sold                                  1,700,000       6,470,000                        8,170,000
Investment Securities:
    Available for Sale                             49,363,889       4,651,301                       54,015,190
    Held to Maturity                               35,778,105                                       35,778,105
Loans                                             181,855,406      34,116,732                      215,972,138
    Allowance for Loan Losses                      (3,344,574)       (511,747)                      (3,856,321)
                                              ---------------    ------------    -------------   -------------
    Loans - Net                                   178,510,832      33,604,985                0     212,115,817
                                              ---------------    ------------    -------------   --------------
Other Assets                                       10,384,997       2,604,850                       12,989,847
                                              ---------------    ------------    -------------   -------------

          TOTAL ASSETS:                       $   300,200,521    $ 50,165,516                0   $ 350,366,037
                                              ===============    ============    =============   =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Deposits:
    Demand                                    $    33,817,337    $  4,579,080                    $  38,396,417
    Interest Bearing                              224,459,427      41,626,722                      266,086,149
                                              ---------------    ------------    -------------   -------------
          Total Deposits                          258,276,764      46,205,802                0     304,482,566

Other Borrowed Money                                7,234,447                                        7,234,447
Other Liabilities                                   3,863,476         657,547    $     203,000       4,724,023
                                              ---------------    ------------    -------------   -------------
    Total Liabilities                             269,374,687      46,863,349          203,000     316,441,036

Shareholders' Equity:
    Common Stock                                    2,661,711           3,101          337,319       3,002,131
    Additional Paid-in-Capital                      5,264,825       3,098,039         (337,319)      8,025,545
    Retained Earnings                              22,598,946         244,932         (203,000)     22,640,878
    Net Unrealized Gain
      (Loss) on Investment
    Securities Available for Sale                     300,352         (43,905)                         256,447
                                              ---------------    ------------    -------------   -------------
Total Shareholders' Equity                         30,825,834       3,302,167         (203,000)     33,925,001
                                              ---------------    ------------    -------------   -------------

    TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                      $   300,200,521    $ 50,165,516    $           0   $ 350,366,037
                                              ===============    ============    =============   =============



See accompanying notes to pro forma condensed financial statements.

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995




                                                             Historical          Pro Forma
                                                            First Banking           FNB             Combined
                                                            -------------      -------------     --------------
Interest Income
   Loans (Including Fees)                                   $  18,530,655     $    3,195,797     $   21,726,452
   Interest Bearing Deposits                                      755,892                               755,892
   Investment Securities                                        4,491,983            205,145          4,697,128
   Federal Funds Sold                                              88,452            179,879            268,331
                                                            -------------     --------------     --------------
       Total Interest Income                                   23,866,982          3,580,821         27,447,803
                                                            -------------     --------------     --------------
Interest Expense
   Deposits                                                    10,253,463          1,764,191         12,017,654
   Other                                                          399,590                800            400,390
                                                                              --------------     --------------
       Total Interest Expense                                  10,653,053          1,764,991         12,418,044
                                                            -------------     --------------     -------------
Net Interest Income                                            13,213,929          1,815,830         15,029,759
Provision for Loan Losses                                         560,000            299,300            859,300
                                                            -------------     --------------     --------------
Net Interest Income after Provision for Loan Losses            12,653,929          1,516,530         14,170,459
                                                            -------------     --------------     -------------
Non-interest Income
   Service Charges on Deposit Accounts                          1,408,407            343,008          1,751,415
   Fees for Trust Services                                        200,236                               200,236
   Other                                                          289,657             88,606            378,263
                                                                              --------------     --------------
       Total Non-interest Income                                1,898,300            431,614          2,329,914
                                                            -------------     --------------     --------------
Non-interest Expense
   Salaries and Other Personnel Expense                         4,341,431            791,565          5,132,996
   Occupancy Expense and Equipment Expense, Net                 1,379,243            231,302          1,610,545
   Other                                                        2,426,302            671,862          3,098,164
                                                            -------------     --------------     --------------
       Total Non-interest Expense                               8,146,976          1,694,729          9,841,705
                                                            -------------     --------------     --------------
Income Before Income Taxes                                      6,405,253            253,415          6,658,668
Provision for Income Taxes                                      1,868,560             84,140          1,952,700
                                                            -------------     --------------     --------------
Net Income                                                  $   4,536,693     $      169,275     $    4,705,968
                                                            =============     ==============     ==============
Earnings Per Share                                          $        1.70     $         0.55     $         1.57
                                                            =============     ==============     ==============
Weighted Average Number of Shares Outstanding                   2,661,795            310,114          3,002,215
                                                            =============     ==============     ==============

See accompanying notes to pro forma condensed financial statements.

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1994



                                                             Historical          Pro Forma
                                                            First Banking           FNB             Combined
                                                            -------------     --------------     --------------
Interest Income
   Loans (Including Fees)                                   $  14,990,146     $    2,179,396     $   17,169,542
   Interest Bearing Deposits                                      138,028                               138,028
   Investment Securities                                        3,520,132            216,025          3,736,157
   Federal Funds Sold                                             264,641             11,478            276,119
                                                            -------------     --------------     --------------
       Total Interest Income                                   18,912,947          2,406,899         21,319,846
                                                            -------------     --------------     --------------
Interest Expense
   Deposits                                                     7,177,048            924,064          8,101,112
   Other                                                          165,414              4,838            170,252
                                                                              --------------     --------------
       Total Interest Expense                                   7,342,462            928,902          8,271,364
                                                            -------------     --------------     --------------
Net Interest Income                                            11,570,485          1,477,997         13,048,482
Provision for Loan Losses                                         534,573             97,500            632,073
                                                            -------------     --------------     --------------
Net Interest Income after Provision for Loan Losses            11,035,912          1,380,497         12,416,409
                                                            -------------     --------------     --------------
Non-interest Income
   Service Charges on Deposit Accounts                          1,374,638            256,856          1,631,494
   Fees for Trust Savings                                         216,375                               216,375
   Other                                                          431,511             51,577            483,088
                                                                              --------------     --------------
       Total Non-interest Income                                2,022,524            308,433          2,330,957
                                                            -------------     --------------     --------------
Non-interest Expense
   Salaries and Other Personnel Expense                         4,185,955            534,600          4,720,555
   Occupancy Expense and Equipment Expense, Net                 1,308,903            117,939          1,426,842
   Other                                                        2,641,386            467,542          3,108,928
                                                                              --------------     --------------
       Total Non-interest Expense                               8,136,244          1,120,081          9,256,325
                                                            -------------     --------------     --------------
Income Before Income Taxes                                      4,922,192            568,849          5,491,041
Provision for Income Taxes                                      1,472,918            186,000          1,658,918
                                                            -------------     --------------     --------------
Net Income                                                  $   3,449,274     $      382,849     $    3,832,123
                                                            =============     ==============     ==============
Earnings Per Share                                          $        1.30     $         1.23     $         1.28
                                                            =============     ==============     ==============
Weighted Average Number of Shares Outstanding                   2,661,939            310,114          3,002,359
                                                            =============     ==============     ==============

See accompanying notes to pro forma condensed financial statements.

               UNAUDITED PRO FORMA CONDENSED STATEMENT OF INCOME
                  FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993



                                                             Historical          Pro Forma
                                                            First Banking           FNB             Combined
                                                            -------------     --------------     --------------
Interest Income
   Loans (Including Fees)                                   $  13,786,435     $    1,518,996     $   15,305,431
   Interest Bearing Deposits                                       99,669                                99,669
   Investment Securities                                        3,398,940            182,091          3,581,031
   Federal Funds Sold                                             152,519             54,334            206,853
                                                            -------------     --------------     --------------
       Total Interest Income                                   17,437,563          1,755,421         19,192,984
                                                            -------------     --------------     --------------
Interest Expense
   Deposits                                                     6,771,793            741,588          7,513,381
   Other                                                           44,003                  0             44,003
       Total Interest Expense                                   6,815,796            741,588          7,557,384
                                                            -------------     --------------     --------------
Net Interest Income                                            10,621,767          1,013,833         11,635,600
Provision for Loan Losses                                         586,768            140,000            726,768
                                                            -------------     --------------     --------------
Net Interest Income after Provision for Loan Losses            10,034,999            873,833         10,908,832
                                                            -------------     --------------     --------------
Non-interest Income
   Service Charges on Deposit Accounts                          1,375,611            197,630          1,573,241
   Fees for Trust Savings                                         170,404                  -            170,404
   Other                                                          481,046             41,036            522,082
                                                            -------------     --------------     --------------
       Total Non-interest Income                                2,027,061            238,666          2,265,727
                                                            -------------     --------------     --------------
Non-interest Expense
   Salaries and Other Personnel Expense                         3,930,784            445,272          4,376,056
   Occupancy Expense and Equipment Expense, Net                 1,128,469            103,363          1,231,832
   Other                                                        2,470,907            380,670          2,851,577
                                                            -------------     --------------     --------------
       Total Non-interest Expense                               7,530,160            929,305          8,459,465
                                                            -------------     --------------     --------------
Income Before Income Taxes                                      4,531,900            183,194          4,715,094
Provision for Income Taxes                                      1,284,543             56,322          1,340,865
                                                            -------------     --------------     --------------
Income before cumulative effect of change in
   accounting principle                                     $   3,247,357     $      126,872     $    3,374,229
                                                            =============     ==============     ==============
Earnings Per Share Before Cumulative Effect
   of Change in Accounting Principle                        $        1.22     $         0.41     $         1.12
                                                            =============     ==============     ==============
Weighted Average Number of Shares Outstanding                   2,661,939            310,114          3,002,359
                                                            =============     ==============     ==============

See accompanying notes to pro forma condensed financial statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED

                              FINANCIAL STATEMENTS

1.    BASIS OF PRESENTATION

      The unaudited pro forma combined financial statements are presented for illustrative purposes only and give effect to the Merger of First Banking Company of Southeast Georgia ("First Banking") and FNB Bancshares, Inc. ("FNB") as contemplated herein, with the transaction accounted for as a "pooling of interests." In accordance with Commission reporting rules, the pro forma condensed statements of income, and the historical statements from which they are derived, present only income from continuing operations before extraordinary items and the cumulative effect of accounting changes.

      Because the transaction has not been completed and transition plans are currently being developed, transaction costs expected to be incurred can only be estimated at this time. With respect to the merger of First Banking and FNB, the pro forma condensed statement of income for the fiscal year ended December 31, 1995 excludes: (i) the positive effects of potential cost savings which may be achieved upon combining the resources of the companies, and (ii) merger and non-recurring costs to integrate the companies, currently estimated to be approximately $290,000, including investment broker, legal, and miscellaneous transactions costs of the Merger, and other nonrecurring costs and expenses expected to be incurred subsequent to the Merger.

      The pro forma condensed balance sheet as of December 31, 1995 includes, in accordance with Commission reporting rules, the impact of all transactions, whether of a recurring or nonrecurring nature, that can be reasonably estimated and should be reflected as of that date. Therefore, current liabilities and stockholders' equity reflect a pro forma adjustment of $203,000, net of tax, determined based on the $290,000 of amounts for transactions, integration, and other costs related to the Merger of First Banking and FNB as contemplated herein.

2.    OTHER PRO FORMA ADJUSTMENTS

      Intercompany Transactions. There were no intercompany transactions which required elimination from the pro forma combined operating results or balance sheet.

      Common Stockholders' Equity. Pro forma common stockholders' equity as of December 31, 1995 has been adjusted to reflect the following:

      - Common stock accounts are adjusted for the assumed issuance of approximately 340,420 shares of First Banking Common Stock in exchange for approximately 310,114 shares of FNB Common Stock issued and outstanding as of December 31, 1995 as well as 136,907 FNB options to purchase FNB Common Stock outstanding as of December 31, 1995 utilizing the Exchange Ratio.

      - Paid-in capital is adjusted for the effects of the aforementioned issuance of shares of First Banking Common Stock having a par value of $1.00 per share in exchange for FNB Common Stock having a par value of $.01 per share.

      Income per Common Share. Pro forma weighted average common shares outstanding for the three years ended December 31, 1995 are based upon First Banking's historical weighted average share as of the end of the respective period plus the additional 340,240 aforementioned shares that will be issued in conjunction with the Merger contemplated herein.

                       CERTAIN REGULATORY CONSIDERATIONS

       The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to First Banking and FNB. Additional information is available in First Banking's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995. See "Documents Incorporated by Reference."

GENERAL

       Bank holding companies and banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes and rules and regulations affecting First Banking, FNB and their respective subsidiaries. This summary is qualified in its entirety by reference to the particular statutes and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of First Banking, FNB and their respective subsidiaries. Supervision, regulation and examination of First Banking, FNB and their respective subsidiaries by the bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders of First Banking or FNB.

BANK HOLDING COMPANY REGULATION

       First Banking and FNB are both registered holding companies under the BHC Act and the Georgia Bank Holding Company Act (the "Georgia Bank Holding Company Act") and are regulated under such acts by the Federal Reserve and by the Georgia Department, respectively. In addition, the Bank is also registered with the OCC and is subject to the regulation, supervision, examination and reporting requirements of the OCC.

       As bank holding companies, First Banking and FNB are required to file annual reports with the Federal Reserve and the Georgia Department and such additional information as the applicable regulator may require pursuant to the BHC Act and the Georgia Bank Holding Company Act. The Federal Reserve and the Georgia Department may also conduct examinations of First Banking and FNB to determine whether they are in compliance with both the BHC Act and the Georgia Bank Holding Company Act and the regulations promulgated thereunder.

       The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5.0% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company. Similar federal statutes require savings and loan holding companies and other companies to obtain the prior approval of the OTS before acquiring direct or indirect ownership or control of a savings association.

       The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below.

       On September 29, 1994, the President of the United States signed the "Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994" (the "Interstate Branching Act"). The Interstate Branching Act amends federal law to permit bank holding companies to acquire existing banks in any state effective September 29, 1995, subject to certain deposit - percentage and aging requirements and other restrictions. In addition, the Interstate Branching

Act provides that any interstate bank holding company is permitted to merge its various bank subsidiaries into a single bank with interstate branches effective June 1, 1997. By adopting legislation prior to that date, a state has the authority either to "opt in" and accelerate the date after which interstate branching is permissible or to "opt out" and prohibit interstate branching altogether.

       In response to the Interstate Branching Act, the Georgia legislature adopted the "Georgia Interstate Banking Act," effective July 1, 1995, which provides that (1) interstate acquisitions by institutions located in Georgia will be permitted in states which also allow national interstate acquisitions, and (2) interstate acquisitions of institutions located in Georgia will be permitted by institutions located in states which also allow national interstate acquisitions; provided, however, that if the board of directors of a Georgia bank or bank holding company adopts a resolution to except such bank or bank holding company from being acquired pursuant to the provisions of the Georgia Interstate Banking Act and properly files a certified copy of such resolution with the Georgia Department, such bank or bank holding company may not be acquired by an institution located outside of the State of Georgia.

       Additionally, in February 1996, the Georgia legislature adopted the "Georgia Interstate Branching Act," which when signed by the Governor, will permit Georgia-based banks and bank holding companies owning or acquiring banks outside of Georgia and all non-Georgia banks and bank holding companies owning or acquiring banks in Georgia the right to merge any lawfully acquired bank into an interstate branch network. The Georgia Interstate Branching Act also allows banks to establish de novo branch banks on a limited basis beginning July 1, 1996. Beginning July 1, 1998, the number of de novo bank branches which may be established will no longer be limited.

       In addition to having the right to acquire ownership or control of other banks, bank holding companies are authorized to acquire ownership or control of nonbanking companies, provided the activities of such companies are so closely related to banking or managing or controlling banks that the Federal Reserve considers such activities to be proper to the operation and control of banks. Regulation Y, promulgated by the Federal Reserve, sets forth those activities which are regarded as closely related to banking or managing or controlling banks and, thus, are permissible activities for bank holding companies, subject to approval by the Federal Reserve in individual cases.

       First Banking is also subject to various federal securities laws, including the Securities Act and the Exchange Act. The Securities Act regulates the distribution or public offering of securities, while the Exchange Act regulates trading in securities that are already issued and outstanding. Both Acts provide civil and criminal penalties for misrepresentations and omissions in connection with the sale of securities, and the Exchange Act also prohibits market manipulation and insider trading. Pursuant to the Exchange Act, First Banking files annual, quarterly and current reports with the Securities and Exchange Commission. In addition, First Banking and its respective directors, executive officers and 5% shareholders are subject to certain additional reporting requirements, including requirements governing the submission of proxy statements and reports of beneficial ownership of the bank holding company.

BANK REGULATION

       Each of the subsidiary depository institutions of First Banking and FNB is a member of the Federal Deposit Insurance Corporation (the "FDIC"), and as such, its deposits are insured by the FDIC to the maximum extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect its business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

       Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the BHC Act on any extension of credit to the bank holding company or any of its subsidiaries, on investment in the stock or other securities of the bank holding company or its subsidiaries, and on the taking of such stock or securities as collateral for loans to any borrower. In addition, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit or provision of any property or services.





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


        The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of First Banking and FNB (the FDIC and the Georgia Department in the case of Bulloch Bank and Metter Bank, and the FDIC and the OCC in the case of the Bank) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. Such regulatory agencies also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

CAPITAL REQUIREMENTS

       General. Regulatory agencies measure capital adequacy within a framework that makes capital requirements sensitive to the risk profile of the individual banking institutions. The guidelines define capital as either Tier 1 capital (primarily shareholders equity) or Tier 2 capital (certain debt instruments and a portion of the reserve for loan losses). There are two measures of capital adequacy for bank holding companies and their subsidiary banks: the Tier 1 leverage ratio and the risk-based capital requirements. Bank holding companies and their subsidiary banks must maintain a minimum Tier 1 leverage ratio of 4%. In addition, Tier 1 capital must equal 4% of risk-weighted assets, and total capital (Tier 1 plus Tier 2) must equal 8% of risk-weighted assets. These are minimum requirements, however, and institutions experiencing internal growth or making acquisitions, as well as institutions with supervisory or operational weaknesses, will be expected to maintain capital positions well above these minimum levels.

       At December 31, 1995, Bulloch Bank and Metter Bank had Tier 1 leverage ratios of 10.3% and 9.4%, respectively, Tier 1 risk-based ratios of 17.9% and 15.1%, respectively, and Total risk-based ratios of 19.7% and 17.1%, respectively, and FNB had a Tier 1 leverage ratio of 6.6%, a Tier 1 risk-based ratio of 8.5% and a Total risk-based ratio of 9.7%.

       Prompt Corrective Action. The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDIC Act") imposes a regulatory matrix which requires the federal banking agencies to take prompt corrective action to deal with depository institutions that fail to meet their minimum capital requirements or are otherwise in a troubled condition. The prompt corrective action provisions require undercapitalized institutions to become subject to an increasingly stringent array of restrictions, requirements and prohibitions, as their capital levels deteriorate and supervisory problems mount. Should these corrective measures prove unsuccessful in recapitalizing the institution and correcting its problems, the FDIC Act mandates that the institution be placed in receivership.

       Pursuant to regulations promulgated under the FDIC Act, the corrective actions that the banking agencies either must or may take are tied primarily to an institution's capital levels. In accordance with the framework adopted by the FDIC Act, the banking agencies have developed a classification system, pursuant to which all banks and thrifts will be placed into one of five categories: well-capitalized institutions, adequately capitalized institutions, undercapitalized institutions, significantly undercapitalized institutions and critically undercapitalized institutions. The capital thresholds established for each of the categories are as follows:

=================================================================================================================
                                                     RISK-BASED    TIER 1 RISK-BASED
      CAPITAL CATEGORY        TIER 1 CAPITAL           CAPITAL          CAPITAL                   OTHER
- -----------------------------------------------------------------------------------------------------------------
  Well-Capitalized              5% or more          10% or more        6% or more           Not subject to a
                                                                                            capital directive
- -----------------------------------------------------------------------------------------------------------------
  Adequately Capitalized        4% or more          8% or more         4% or more                  ---
- -----------------------------------------------------------------------------------------------------------------
  Undercapitalized              less than 4%        less than 8%       less than 4%                ---
- -----------------------------------------------------------------------------------------------------------------
  Significantly                 less than 3%        less than 6%       less than 3%                ---
  Undercapitalized
- -----------------------------------------------------------------------------------------------------------------
  Critically                    2% or less                 ---                ---                  ---
  Undercapitalized              tangible equity
=================================================================================================================

       The undercapitalized, significantly undercapitalized and critically undercapitalized categories overlap; therefore, a critically undercapitalized institution would also be an undercapitalized institution and a significantly undercapitalized institution. This overlap ensures that the remedies and restrictions prescribed for undercapitalized institutions will also apply to institutions in the lowest two categories.

       The down-grading of an institution's category is automatic in two situations: (1) whenever an otherwise well-capitalized institution is subject to any written capital order or directive, and (2) where an undercapitalized institution fails to submit or implement a capital restoration plan or has its plan disapproved. The federal banking agencies may treat institutions in the well-capitalized, adequately capitalized and undercapitalized categories as if they were in the next lower capital level based on safety and soundness considerations relating to factors other than capital levels.

       All insured institutions regardless of their level of capitalization are prohibited by the FDIC Act from paying any dividend or making any other kind of capital distribution or paying any management fee to any controlling person if following the payment or distribution the institution would be undercapitalized. While the prompt corrective action provisions of the FDIC Act contain no requirements or restrictions aimed specifically at adequately capitalized institutions, other provisions of the FDIC Act and the agencies' regulations relating to deposit insurance assessments, brokered deposits and interbank liabilities treat adequately capitalized institutions less favorably than those that are well-capitalized.

       At December 31, 1995, FNB and the Bank had the requisite capital levels to qualify as adequately capitalized.

       The FDIC has adopted or currently proposes to adopt other rules pursuant to the FDIC Act that include: (1) real estate lending standards for banks, which would provide guidelines concerning loan-to-value ratios for various types of real estate loans; (2) revision to the risk-based capital rules to account for interest rate risk, concentration of credit risk and the risks proposed by "non-traditional activities"; (3) rules requiring depository institutions to develop and implement internal procedures to evaluate and control credit and settlement exposure to their correspondent banks; (4) a rule restricting the ability of depository institutions that are not well capitalized from accepting brokered deposits; (5) rules addressing various "safety and soundness" issues, including operations and managerial standards for asset quality, earnings and stock valuations, and compensation standards for the officers, directors, employees and principal shareholders of the depository institutions; (6) rules mandating enhanced financial reporting and audit requirements; and (7) rules restricting the ability of a state bank, or a subsidiary thereof, to engage as principal in activities not permissible for a national bank or make any investment not permissible for a national bank.





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


FDIC INSURANCE ASSESSMENTS

       In July 1993, the FDIC adopted a new risk-based assessment system for insured depository institutions that takes into account the risks attributable to different categories and concentrations of assets and liabilities. The new system, which went into effect on January 1, 1994, and replaced a transitional system that the FDIC had used for the 1993 calendar year, assigns an institution to one of three capital categories: (1) well-capitalized; (2) adequately capitalized; and (3) undercapitalized. These three categories are substantially similar to the prompt corrective action categories described above, with the undercapitalized category including institutions that are undercapitalized, significantly undercapitalized, and critically undercapitalized for prompt corrective action purposes. An institution is also assigned by the FDIC to one of three supervisory subgroups within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds (which may include, if applicable, information provided by the institution's state supervisor). An institution's insurance assessment rate is then determined based on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, as well as the prior transitional system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates are applied. Assessment rates for members of both the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") for the first half of 1995, as they had during 1994, ranged from 23 basis points (0.23% of deposits) for an institution in the highest category (i.e., "well-capitalized" and "healthy") to 31 basis points (0.31% of deposits) for an institution in the lowest category (i.e., "undercapitalized" and "substantial supervisory concern"). These rates were established for both funds to achieve a designated ratio of reserves to insured deposits (i.e., 1.25%) within a specified period of time.

       Once the designated ratio for the BIF was reached, which appears to have occurred some time during May 1995, the FDIC was authorized to reduce the minimum assessment rate below 23 basis points and to set future assessment rates at such levels that would maintain a fund's reserve ratio at the designated level. In August 1995, the FDIC adopted final regulations reducing the assessment rates for BIF-member banks. Under the revised schedule, BIF-member banks, starting with the second half of 1995, will now pay assessments ranging from 4 basis points to 31 basis points, with an average assessment rate of 4.5 basis points. Refunds, with interest, were paid for assessments for the month(s) after the month in which the designated reserve ratio for the BIF was reached, as well as for the quarterly payment made on September 30, 1995, assuming that the designated reserve ratio was achieved prior to June 30, 1995. At the same time, the FDIC elected to retain the existing assessment rate of 23 to 31 basis points for SAIF members for the foreseeable future given the undercapitalized nature of that insurance fund. More recently, on November 14, 1995, the FDIC announced that, beginning in 1996, it would further reduce the deposit insurance premiums for 92% of all BIF members that are in the highest capital and supervisory categories to $2,000 per year, regardless of deposit size.

       On July 28, 1995, the FDIC, the Treasury Department, and the OTS released statements outlining a proposed plan to recapitalize the SAIF, certain features of which were subsequently agreed upon by members of the Banking Committees of the U.S. House of Representatives and the Senate on November 7, 1995 in negotiations to reconcile differences in bills on the issue that had been introduced or partially adopted by each body. Under the agreement, all SAIF-member institutions would pay a special assessment to the SAIF of approximately 80 basis points, the amount that would enable the SAIF to attain its designated reserve ratio of 1.25%. The special assessment would be payable on January 1, 1996, based on the amount of deposits held as of March 31, 1995. BIF-insured institutions holding SAIF-assessed deposits would receive a 20% reduction in the assessment rate and would pay a one-time assessment of 64 basis points. The agreement also provides that the assessment base for the bonds issued in the late 1980s by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation would be expanded to include deposits of both BIF- and SAIF-insured institutions, with BIF members paying approximately 75% of the interest on such obligations. The committee members further agreed that the BIF and SAIF should be merged on January 1, 1998, with such merger being conditioned upon the prior elimination of the





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


thrift charter. At this time, management is not able to predict if the recapitalization will take place, the timing or exact amount of any SAIF special assessment that might be required.

       Under the Federal Deposit Insurance Act, insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

PAYMENT OF DIVIDENDS

       First Banking and FNB are legal entities separate and distinct from their banking, thrift, and other subsidiaries. The principal sources of cash flow of both First Banking and FNB, including cash flow to pay dividends to their respective shareholders, are dividends from their subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to First Banking and FNB, as well as by First Banking and FNB to their shareholders.

       Both of First Banking's banking subsidiaries are subject to the laws and regulations of the State of Georgia as to the payment of dividends. FNB's bank subsidiary is subject to OCC regulations regarding the payment of dividends. If, in the opinion of the federal banking regulator, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such authority may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "--Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

       At December 31, 1995, under dividend restrictions imposed under federal and state laws, the subsidiary depository institutions of First Banking and FNB, without obtaining governmental approvals, could declare aggregate dividends to First Banking and FNB of approximately $2,337,396 and $897,388, respectively.

       The payment of dividends by First Banking and FNB and their subsidiary depository institutions may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

SUPPORT OF SUBSIDIARY INSTITUTIONS

       Under Federal Reserve policy, First Banking and FNB are expected to act as sources of financial strength for, and to commit resources to support, each of their respective banking subsidiaries. This support may be required at times when, absent such Federal Reserve policy, First Banking or FNB may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

       Under the Federal Deposit Insurance Act ("FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The subsidiary depository institutions of First Banking and FNB are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of First Banking's or FNB's respective investments in such other subsidiary depository institutions.

SAFETY AND SOUNDNESS STANDARDS

       The FDIA, as amended by FDICIA and the Riegle Community Development and Regulatory Improvement Act of 1994, requires the federal bank regulatory agencies to prescribe standards, by regulations or guidelines, relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, asset quality, earnings, stock valuation and compensation, fees and benefits, and such other operational and managerial standards as the agencies deem appropriate. The federal bank regulatory agencies have adopted, effective August 9, 1995, a set of guidelines prescribing safety and soundness standards pursuant to FDICIA, as amended. The guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees, and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal shareholders. The federal banking agencies determined that stock valuation standards were not appropriate. In addition, the agencies adopted regulations that authorize, but do not require, an agency to order an institution that has been given notice by an agency that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If, after being so notified, an institution fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan or fails in any material respect to implement an accepted compliance plan, the agency must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized association is subject under the "prompt corrective action" provisions of FDICIA. See "--Prompt Corrective Action." If an institution fails to comply with such an order, the agency may seek to enforce such order in judicial proceedings and to impose civil money penalties. The federal bank regulatory agencies also proposed guidelines for asset quality and earnings standards.

DEPOSITOR PREFERENCE

       The Omnibus Budget Reconciliation Act of 1993 provides that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution would be afforded a priority over other general unsecured claims against such an institution in the "liquidation or other resolution" of such an institution by any receiver.

CRA

       On April 19, 1995, the federal bank regulatory agencies adopted revisions to the regulations promulgated pursuant to the Community Reinvestment Act (the "CRA"), which are intended to set distinct assessment standards for financial institutions. The revised regulation contains three evaluation tests: (1) a lending test which will compare the institutions's market share of loans in low-and moderate-income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low- and moderate-income areas or individuals, (2) a services test which will evaluate the provision of services that promote the availability of credit to low-and moderate-income areas, and (3) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small-and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to reduce the paperwork requirements of the current regulations and provide regulators, institutions and community groups with a more objective and predictable manner with which to evaluate the CRA performance of financial institutions. The rule became effective on January 1, 1996, at which time evaluation under streamlined procedures began for institutions with assets of less than $250 million that are owned by a holding company with total assets of less than $1 billion.

FAIR LENDING

       Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice) (collectively the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions which it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

       On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and to specify the factors the agencies will consider in determining if lending discrimination exits, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified:
(1) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis, (2) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person, and (3) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

FUTURE REQUIREMENTS

       Statutes and regulations are regularly introduced which contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. It cannot be predicted whether or what form any proposed statute or regulation will be adopted or the extent to which the business of First Banking, FNB and their respective subsidiaries may be affected by such statute or regulation.

MONETARY POLICY

       The earnings of First Banking and FNB are affected by domestic and foreign economic conditions, particularly by the monetary and fiscal policies of the United States government and its agencies.

       The Federal Reserve has had, and will continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to mitigate recessionary and inflationary pressures by regulating the national money supply. The techniques used by the Federal Reserve include setting the reserve requirements of member banks and establishing the discount rate on member bank borrowings. The Federal Reserve also conducts open market transactions in United States government securities.

                   DESCRIPTION OF FIRST BANKING COMMON STOCK

       First Banking is authorized to issue 10,000,000 shares of First Banking Common Stock, of which 2,661,711 shares were issued and outstanding at March 31, 1996. No other class of stock is authorized.

       Holders of First Banking Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor. The ability of First Banking to pay dividends is affected by the ability of its subsidiary institutions to pay dividends, which is limited by applicable regulatory requirements and capital guidelines. At December 31, 1995, under such requirements and guidelines, First Banking's subsidiary institutions had $2,337,396 of undivided profits legally available for the payment of dividends. See "Certain Regulatory Considerations--Payment of Dividends."

       For a further description of First Banking Common Stock, see "Effect of the Merger on Rights of Shareholders."


                             SHAREHOLDER PROPOSALS

       First Banking expects to hold its next annual meeting of shareholders after the Merger during April 1997. Proposals with respect to First Banking's 1997 annual meeting of shareholders may be submitted until the date specified in First Banking's 1996 annual meeting proxy statement.


                                    EXPERTS

       The consolidated financial statements of First Banking, incorporated in this Proxy Statement/Prospectus by reference from First Banking's Annual Report on Form 10-KSB and Annual Report to Shareholders for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The consolidated financial statements of FNB as of December 31, 1995, and for each of the years in the three-year period ended December 31, 1995, have been included herein in reliance upon the report of McNair, McLemore, Middlebrooks & Co., independent public accountants, included herein, and upon the authority of such firm as experts in accounting and auditing.


                                    OPINIONS

       The legality of the shares of First Banking Common Stock to be issued in the Merger and certain tax consequences of the transaction will be passed upon by Powell, Goldstein, Frazer & Murphy, Atlanta, Georgia.

                          FINANCIAL STATEMENTS OF FNB

                      FNB BANCSHARES, INC. AND SUBSIDIARY
                              SPRINGFIELD, GEORGIA


                    CONSOLIDATED FINANCIAL STATEMENTS AS OF
                  DECEMBER 31, 1995 AND 1994 AND FOR THE YEARS
                   ENDED DECEMBER 31, 1995, 1994 AND 1993 AND
                       REPORT OF INDEPENDENT ACCOUNTANTS

                      FNB BANCSHARES, INC. AND SUBSIDIARY


                                    CONTENTS



Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-4

Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-5

Consolidated Statements of Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-7

Consolidated Statements of Changes in Stockholders' Equity  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-8

Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   F-9

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  F-10

                     MCNAIR, MCLEMORE, MIDDLEBROOKS & CO.
                         CERTIFIED PUBLIC ACCOUNTANTS
              A PARTNERSHIP INCLUDING A PROFESSIONAL CORPORATION

RALPH S. McLEMORE, SR., C.P.A. (1963-1977)                                                         389 MULBERRY STREET
SIDNEY B. McNAIR, C.P.A. (1954-1992)                                                               POST OFFICE BOX ONE
- --------------------------------------------                                                       MACON, GEORGIA 31202
SIDNEY E. MIDDLEBROOKS, C.P.A., P.C.                                                                  (912) 746-6277
RAY C. PEARSON, C.P.A.                                                                              FAX (912) 741-8353
J. RANDOLPH NICHOLS, C.P.A.
WILLIAM H. EPPS, JR., C.P.A.                                                                      1117 MORNINGSIDE DRIVE
RAYMOND A. PIPPIN, JR., C.P.A.                                                                     POST OFFICE BOX 1287
JERRY A. WOLFE, C.P.A.                                                                               PERRY, GA 31069
W. E. BARFIELD, JR., C.P.A.                                                                           (912) 987-0947
HOWARD S. HOLLEMAN, C.P.A.                                                                          FAX (912) 987-0526
F. GAY McMICHAEL, C.P.A.
KENNETH R. NEIL, C.P.A.                                                                            POST OFFICE BOX 668
RICHARD A. WHITTEN, JR., C.P.A.                                                                    WALTERBORO, SC 29488
ELIZABETH WARE HARDIN, C.P.A.                                                                         (803) 549-9518
CAROLINE E. GRIFFIN, C.P.A.
RONNIE K. GILBERT, C.P.A.

                               February 2, 1996


                      REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders
FNB Bancshares, Inc.

We have audited the accompanying consolidated balance sheets of FNB BANCSHARES, INC. AND SUBSIDIARY as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FNB BANCSHARES, INC. AND SUBSIDIARY as of December 31, 1995 and 1994, and the consolidated results of income and cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Notes 2 and 7 to the consolidated financial statements, FNB BANCSHARES, INC. AND SUBSIDIARY changed its method of accounting for investment securities in 1994 and income taxes in 1993.



                      McNAIR, McLEMORE, MIDDLEBROOKS & CO.

                      FNB BANCSHARES, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31



                                     ASSETS

                                                                                        1995                   1994
                                                                                     -----------            -----------
 CASH AND DUE FROM BANKS                                                             $ 2,834,380            $ 2,331,369
                                                                                     -----------            -----------


 FEDERAL FUNDS SOLD                                                                    6,470,000                540,000
                                                                                     -----------            -----------

 INVESTMENT SECURITIES AVAILABLE FOR SALE (COST OF
   $4,717,824 IN 1995 AND $3,447,753 IN 1994) (NOTE 2)                                 4,651,301              3,176,904
                                                                                     -----------            -----------


 LOANS (NOTE 3)                                                                       34,116,732             26,381,092
  Allowance for Loan Losses (Note 4)                                                    (511,747)              (269,290)
                                                                                     -----------            -----------

                                                                                      33,604,985             26,111,802
                                                                                     -----------            -----------


 BANK PREMISES AND EQUIPMENT (NOTE 5)                                                  1,856,192              1,394,784
                                                                                     -----------            -----------



 OTHER REAL ESTATE                                                                          -                   186,192
                                                                                     -----------            -----------


 OTHER ASSETS                                                                            748,658                617,317
                                                                                     -----------            -----------

 TOTAL ASSETS                                                                        $50,165,516            $34,358,368
                                                                                     ===========            ===========





The accompanying notes are an integral part of these consolidated balance sheets.

                      FNB BANCSHARES, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31



                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                        1995                   1994
                                                                                     -----------            -----------
 DEPOSITS
   Demand                                                                            $ 4,579,080            $ 3,896,153
   Interest-Bearing Demand                                                            10,066,224              7,193,586
   Savings                                                                             1,326,371              1,055,953
   Time, $100,000 and Over                                                             8,155,512              5,781,900
   Other Time                                                                         22,078,615             13,188,243
                                                                                     -----------            -----------

                                                                                      46,205,802             31,115,835
                                                                                     -----------            -----------

 OTHER LIABILITIES                                                                       657,547                244,496
                                                                                     -----------            -----------

 COMMITMENTS AND CONTINGENCIES (NOTE 11)

 STOCKHOLDERS' EQUITY

   Common Stock, Par Value $.01 a Share; 2,000,000 Shares
     Authorized, 310,114 Shares Issued and Outstanding                                     3,101                  3,101
   Paid-In Capital                                                                     3,098,039              3,098,039
   Retained Earnings                                                                     244,932                 75,657
   Net Unrealized Loss on  Securities Available for Sale, Net
     of Tax Benefit of $22,618 in 1995 and $92,089 in 1994                               (43,905)              (178,760)
                                                                                     -----------            -----------

                                                                                       3,302,167              2,998,037
                                                                                     -----------            -----------

 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $50,165,516            $34,358,368
                                                                                     ===========            ===========




The accompanying notes are an integral part of these consolidated balance sheets.

                      FNB BANCSHARES, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                        FOR THE YEARS ENDED DECEMBER 31


                                                                      1995                 1994                 1993
                                                                   -----------          ----------           ----------
 INTEREST INCOME
   Loans and Loan Fees                                              $3,195,797          $2,179,396           $1,518,996
   Federal Funds Sold                                                  179,879              11,478               54,334
   Investment Securities
     U.S. Government Agencies                                          194,950             210,442              176,508
     Other                                                              10,195               5,583                5,583
                                                                    ----------          ----------           ----------

                                                                     3,580,821           2,406,899            1,755,421
                                                                    ----------          ----------           ----------
 INTEREST EXPENSE
   Interest on Deposits                                              1,764,191             924,064              741,588
   Other                                                                   800               4,838                 -
                                                                    ----------          ----------           ----------

                                                                     1,764,991             928,902              741,588
                                                                    ----------          ----------           ----------

 NET INTEREST INCOME                                                 1,815,830           1,477,997            1,013,833

   Provision for Loan Losses (Note 4)                                 (299,300)            (97,500)            (140,000)
                                                                    ----------          ----------           ----------

 NET INCOME AFTER PROVISION FOR LOAN LOSSES                          1,516,530           1,380,497              873,833
                                                                    ----------          ----------           ----------
 NONINTEREST INCOME
   Service Charges on Deposits                                         343,008             256,856              197,630
   Securities Gains                                                       -                    250                2,049
   Other                                                                88,606              51,327               38,987
                                                                    ----------          ----------           ----------

                                                                       431,614             308,433              238,666
                                                                    ----------          ----------           ----------
 NONINTEREST EXPENSES
   Salaries and Employee Benefits                                      791,565             534,600              445,272
   Occupancy and Equipment                                             231,302             117,939              103,363
   Other (Note 8)                                                      671,862             467,542              380,670
                                                                    ----------          ----------           ----------

                                                                     1,694,729           1,120,081              929,305
                                                                    ----------          ----------           ----------
 INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT
   OF ACCOUNTING CHANGE                                                253,415             568,849              183,194

 INCOME TAXES (NOTE 7)                                                  84,140             186,000               56,322
                                                                    ----------          ----------           ----------
 INCOME BEFORE CUMULATIVE EFFECT OF
   ACCOUNTING CHANGE                                                   169,275             382,849              126,872

 CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
   PRINCIPLE FOR INCOME TAXES (NOTE 7)                                    -                   -                 218,392
                                                                    ----------          ----------           ----------

 NET INCOME                                                         $  169,275          $  382,849           $  345,264
                                                                    ==========          ==========           ==========
 NET INCOME PER COMMON SHARE                                        $      .55          $     1.23           $     1.11
                                                                    ==========          ==========           ==========
 WEIGHTED AVERAGE SHARES OUTSTANDING                                   310,114             310,114              310,114
                                                                    ==========          ==========           ==========

The accompanying notes are an integral part of these consolidated statements.

                      FNB BANCSHARES, INC. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                                                              Net
                                                                                           Unrealized
                                                                                          Gain (Loss)
                                                                                         on Securities
                                   Common            Paid-In            Retained           Available
                                    Stock            Capital            Earnings            for Sale            Total
                                 -----------        -----------       ------------       --------------      -----------
 BALANCE, DECEMBER 31, 1992        $3,101           $3,098,039          $(652,456)                           $2,448,684

   Net Income                        -                    -               345,264                               345,264
                                   ------           ----------          ---------          ---------         ----------
 BALANCE, DECEMBER 31, 1993         3,101            3,098,039           (307,192)                            2,793,948

   Net Income                                                             382,849                               382,849
   Unrealized Loss on
     Securities Available
     for Sale, Net of
     Tax Benefit                                                                           $(178,760)          (178,760)
                                   ------           ----------          ---------          ---------         ----------
 BALANCE, DECEMBER 31, 1994         3,101            3,098,039             75,657           (178,760)         2,998,037

   Net Income                                                             169,275                               169,275
   Unrealized Gain on
     Securities Available
     for Sale, Net of
     Tax                                                                                     134,855            134,855
                                   ------           ----------          ---------          ---------         ----------
 BALANCE, DECEMBER 31, 1995        $3,101           $3,098,039          $ 244,932          $ (43,905)        $3,302,167
                                   ======           ==========          =========          =========         ==========





The accompanying notes are an integral part of these consolidated statements.

                      FNB BANCSHARES, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31


                                                                        1995                1994               1993
                                                                    ------------        -----------         -----------
 CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                                        $   169,275        $   382,849         $   345,264
   Adjustments to Reconcile Net Income to Net Cash
     Flows from Operating Activities
       Provision for Loan Losses                                         299,300             97,500             140,000
       Depreciation                                                      117,758             57,018              48,404
       Amortization                                                       26,928             31,932              28,136
       Deferred Taxes                                                    (61,281)           133,482            (162,070)
       Securities Gain                                                      -                  (250)             (2,049)
       Gain on Sale of Other Real Estate                                 (30,493)              -                   -
       CHANGE IN
         Interest Receivable                                            (137,252)          (108,773)            (59,766)
         Prepaid Expenses                                                 (7,979)             1,377              (6,541)
         Interest Payable                                                218,215             39,759              32,617
         Other                                                           176,860             13,264             (28,288)
                                                                    ------------        -----------         -----------
                                                                         771,331            648,158             335,707
                                                                    ------------        -----------         -----------
 CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from Sales of Securities                                                           -                202,313
   Proceeds from Sales of Securities Available for Sale                     -               350,250                -
   Purchases of Securities                                                  -                  -             (2,254,567)
   Proceeds from Maturities of Securities Available for Sale             320,556            152,881                -
   Purchases of Securities Available for Sale                         (1,596,029)          (266,250)               -
   Increase in Loans, Net                                             (7,697,882)        (6,128,280)         (6,393,100)
   Purchase of Premises and Equipment                                   (579,166)          (835,188)            (31,960)
   Proceeds from Sales of Other Real Estate                              124,234               -                   -
                                                                    ------------        -----------         -----------

                                                                      (9,428,287)        (6,726,587)         (8,477,314)
                                                                    ------------        -----------         -----------
 CASH FLOWS FROM FINANCING ACTIVITIES
   Net Increase in Demand, Interest-Bearing Demand
     and Savings Accounts                                              3,825,983          3,949,317           2,088,021
   Increase in Time Deposits                                          11,263,984          3,781,784           5,936,007
                                                                    ------------        -----------         -----------

                                                                      15,089,967          7,731,101           8,024,028
                                                                    ------------        -----------         -----------

 NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  6,433,011          1,652,672            (117,579)

 CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                          2,871,369          1,218,697           1,336,276
                                                                    ------------        -----------         -----------

 CASH AND CASH EQUIVALENTS, END OF YEAR                             $  9,304,380        $ 2,871,369         $ 1,218,697
                                                                    ============        ===========         ===========
 NONCASH INVESTING TRANSACTIONS
   Other Real Estate Acquired through Loan Foreclosure              $       -           $      -            $    92,651
                                                                    ============        ===========         ===========
   Loan Acquired through Sale of Other Real Estate                  $    115,905        $      -            $      -
                                                                    ============        ===========         ===========
   Deferred Gain on Sale of Other Real Estate                       $     21,304        $      -            $      -
                                                                    ============        ===========         ===========
   Unrealized Gain (Loss) on Securities Available for Sale          $    204,326        $  (270,849)        $      -
                                                                    ============        ===========         ===========


The accompanying notes are an integral part of these consolidated statements.

                      FNB BANCSHARES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of FNB Bancshares, Inc. and its wholly-owned subsidiary, First National Bank of Effingham (the
Bank) located in Springfield, Georgia. All significant intercompany accounts have been eliminated. The accounting and reporting policies of FNB Bancshares, Inc. conform to generally accepted accounting principles and practices utilized in the commercial banking industry.

BASIS OF PRESENTATION

In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. Other estimates subject to change are the valuation of deferred tax assets.

INVESTMENT SECURITIES

Investment securities are recorded under the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, whereby the Bank must classify its securities as trading, available for sale or held to maturity. Trading securities are purchased and held for sale in the near term. Securities held to maturity are those which the Bank has the ability and intent to hold until maturity. All other securities not classified as trading or held to maturity are considered available for sale. As of December 31, 1995 and 1994, all investment securities held by the Bank are classified as available for sale.

Securities available for sale are measured at fair value with unrealized gains and losses reported net of deferred taxes as a separate component of stockholders' equity until realization. Realized and unrealized gains and losses are determined using the specific identification method. Fair values are subject to significant change in the near term based, primarily, on increases or decreases in interest rates.

LOANS

Loans consist of commercial, financial and agricultural loans, real estate mortgage loans and consumer loans primarily to individuals and entities located throughout southeastern Georgia. Accordingly, the ultimate collectibility of the loans is largely dependent upon economic conditions in the southeastern Georgia area.

Loans are reported at principal amount less unearned interest and fees. On January 1, 1995, the Bank adopted Statement of Financial Accounting Standards
(SFAS) No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures. The cumulative effect of adopting SFAS No. 114 and 118 was immaterial. Impaired loans are loans for which principal and interest are unlikely to be collected in accordance with the original loan terms and, generally, represent loans delinquent in excess of 120 days which have been placed on nonaccrual status and for which collateral values are less than outstanding principal and interest. Small balance, homogeneous loans are excluded from impaired loans.

Generally, interest payments received on impaired loans are applied to principal. Upon receipt of all loan principal, additional interest payments are recognized as interest income on the cash basis.

Other nonaccrual loans are loans for which payments of principal and interest are considered doubtful of collection but collateral values equal or exceed outstanding principal and interest.

ALLOWANCE FOR LOAN LOSSES

The allowance method is used in providing for losses on loans. Accordingly, all loan losses are charged to the allowance and all recoveries are credited to it. The provision for loan losses is based on factors which, in management's judgment, deserve current recognition in estimating possible loan losses. Such factors considered by management include growth and composition of the loan portfolio, economic conditions and the relationship of the allowance for loan losses to outstanding loans.

An allowance for loan losses is maintained for impaired loans. Provisions are made for impaired loans upon changes in expected future cash flows or estimated net realizable value of collateral. When determination is made that impaired loans are wholly or partially uncollectible, the uncollectible portion is charged off.

Management believes the allowance for possible loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgment about information available to them at the time of their examination.

PREMISES AND EQUIPMENT

Premises and equipment are recorded at acquisition cost net of accumulated depreciation.

Depreciation is charged to operations over the estimated useful lives of the assets. The estimated useful lives and methods of depreciation are as follows:



 DESCRIPTION                     LIFE IN YEARS                       METHOD
 Banking Premises                   15-31.5                       Straight-Line

 Furniture and Equipment              5-20                        Straight-Line

Expenditures for major renewals and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. When property and equipment are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is reflected in other income or expense.

CASH FLOWS

For reporting cash flows, cash and cash equivalents include cash on hand, noninterest-bearing amounts due from banks and federal funds sold. Cash flows from demand deposits, NOW accounts, savings accounts, certificates of deposit and loans are reported net.

Cash payments for interest on deposits totaled $1,545,976, $884,305 and $708,956 for the years ended December 31, 1995, 1994 and 1993, respectively. Cash payments for income taxes were $108,208 in 1995. Due to net operating loss carryforwards, no cash payments for income taxes were made in 1994 and 1993.

Cash dividends payable to stockholders are limited by various bank regulatory agencies. Standard limitations may be exceeded by specific approval of regulatory authorities.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods for financial statement and income tax purposes) and allowance for loan losses (use of the allowance method for financial statement purposes and the direct write-off method for tax purposes). The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Tax-free income totaling $15,000 originated from loans to political subdivisions of the state of Georgia.

OTHER REAL ESTATE

Other real estate owned includes property acquired through foreclosure. These properties are carried at the lower of cost or current appraisal values.
Losses from the acquisition of property in full or partial satisfaction of debt are recorded as loan losses. Subsequent declines in value, routine holding costs and gains or losses upon disposition are included in other expense.

AMOUNTS PER SHARE

Per share amounts are computed based on the weighted average number of common shares outstanding during the period.

(2)  INVESTMENT SECURITIES AVAILABLE FOR SALE

The Bank adopted Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, as of January 1, 1994. The change in accounting had no effect on net income of current or prior years.

Amortized cost and approximate fair value of investment securities as of December 31, 1995 are as follows:

                                                                       GROSS                GROSS
                                               AMORTIZED            UNREALIZED            UNREALIZED            FAIR
                                                 COST                  GAINS                LOSSES              VALUE
                                              -----------           -----------          ------------        ------------
 SECURITIES AVAILABLE FOR SALE
   U.S. Government Agencies                    $3,569,200              $ 8,341            $ (76,242)         $3,501,299
   U.S. Government Agencies-
     Mortgaged-Backed                             832,774                9,799               (8,421)            834,152
   Restricted Stock
     Federal Reserve Bank of Atlanta               93,050                                                        93,050
     Federal Home Loan Bank of Atlanta            108,000                                                       108,000
     Community Financial Services, Inc.           114,800                                                       114,800
                                               ----------              -------            ---------          ----------
                                               $4,717,824              $18,140            $ (84,663)         $4,651,301
                                               ==========              =======            =========          ==========

Amortized cost and approximate fair value of investment securities as of December 31, 1994 are as follows:

                                                                       GROSS                 GROSS
                                               AMORTIZED             UNREALIZED            UNREALIZED           FAIR
                                                  COST                  GAINS                LOSSES             VALUE
                                              -----------            -----------          ------------       -----------
 SECURITIES AVAILABLE FOR SALE
   U.S. Government Agencies                    $2,558,951              $   158            $(217,366)         $2,341,743
   U.S. Government Agencies-
     Mortgaged-Backed                             795,752                3,232              (56,873)            742,111
   Restricted Stock
     Federal Reserve Bank of Atlanta               93,050                                                        93,050
                                               ----------              -------            ---------          ----------
                                               $3,447,753              $ 3,390            $(274,239)         $3,176,904
                                               ==========              =======            =========          ==========

The amortized cost and fair value of investment securities as of December 31, 1995 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because issuers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                     AMORTIZED                  FAIR
                                                                                        COST                    VALUE
                                                                                    -------------            -----------
 Due Within One Year                                                                 $   901,570             $  902,762
 Due After One Year but Within Five Years                                              3,346,035              3,268,477
 Due After Five Years but Within Ten Years                                               470,219                480,062
                                                                                      ----------             ----------
                                                                                      $4,717,824             $4,651,301
                                                                                      ==========             ==========

Gross realized gains on sales of investment securities for the years ended December 31 were as follows:

                                                                            1995               1994              1993
                                                                          --------           --------          --------
 U.S. Treasury                                                             $   -              $   -             $ 2,049

 U.S. Government Agencies                                                      -                  250              -
                                                                           --------           -------           -------
                                                                           $   -              $   250           $ 2,049
                                                                           ========           =======           =======

Investment securities having a carrying value of $2,617,762 and $1,069,765 were pledged to secure public and trust deposits and for other purposes required or permitted by law for the years ended December 31, 1995 and 1994, respectively.


(3)  LOANS

The composition of loans as of December 31 is:

                                                                                       1995                    1994
                                                                                    ------------            ------------
 Commercial, Financial and Agricultural                                             $13,319,883             $ 9,903,634
 Real Estate-Construction                                                             7,271,108               5,018,182
 Real Estate-Mortgage                                                                 6,383,235               5,196,010
 Installment                                                                          7,142,506               6,263,266
                                                                                    -----------             -----------

                                                                                    $34,116,732             $26,381,092
                                                                                    ===========             ===========


On January 1, 1995, the Bank adopted the provisions of SFAS Nos. 114 and 118 related to impaired loans. The total recorded investment in impaired loans as of December 31, 1995 is $146,004 for which an allowance for impaired loan losses of $65,685 has been established. Total nonaccrual loans as of December 31, 1995 are:

 Impaired Loans                                         $146,004
 Other Nonaccrual Loans                                     -
                                                        --------
                                                        $146,004
                                                        ========


The average balance of impaired loans outstanding during 1995 approximated $176,500 for which interest income recognized on the cash basis totaled $583. No income was recognized utilizing any other method. Interest foregone during 1995 totaled $16,741.

Nonaccrual loans as of December 31, 1994 and 1993 were $292,473 and $210,618, respectively. Interest foregone during 1994 and 1993 approximated $24,100 and $15,600, respectively.

Loans include a note for $116,000 issued to a purchaser of other real estate owned by the Bank. An inadequate initial investment by the purchaser resulted in the deferral of gain totaling $21,304. The deferred gain is carried as a reduction of installment loans and will be amortized to future income using the installment method. The balance of unamortized gain may be recorded as income at such time that cumulative principal payments are equivalent to 20 percent of the sales price.


(4)  ALLOWANCE FOR LOAN LOSSES

Transactions in the allowance for loan losses related to impaired loans and all other loans for the year ended December 31, 1995 are summarized as follows:

                                                             Unimpaired                Impaired                 Total
                                                             ----------               -----------             ----------
 BALANCE, JANUARY 1                                           $269,290                                         $269,290
                                                              --------                   -------               --------

 Transfer of Allowance                                         (65,685)                  $65,685                   -
                                                              --------                   -------               --------

 Provision Charged to Operations                               299,300                                          299,300
                                                              --------                   -------               --------

 Loan Losses                                                   (69,318)                                         (69,318)
 Recoveries                                                     12,475                                           12,475
                                                              --------                   -------               --------

                                                               (56,843)                                         (56,843)
                                                              --------                   -------               --------

 BALANCE, DECEMBER 31                                         $446,062                   $65,685               $511,747
                                                              ========                   =======               ========

Transactions in the allowance for loan losses prior to adoption of SFAS 114 and 118 as of December 31 are:

                                                                                            1994                 1993
                                                                                        ------------         ------------
 BALANCE, JANUARY 1                                                                      $ 190,774            $ 183,342

   Provision Charged to Operations                                                          97,500              140,000
   Loan Losses                                                                             (29,177)            (139,623)
   Recoveries                                                                               10,193                7,055
                                                                                         ---------            ---------

 BALANCE, DECEMBER 31                                                                    $ 269,290            $ 190,774
                                                                                         =========            =========

(5)  BANK PREMISES AND EQUIPMENT

Bank premises and equipment as of December 31 consist of:

                                                                                          1995                  1994
                                                                                      ------------          -------------
 Land                                                                                  $  277,425            $  277,425
 Building                                                                               1,159,848               495,006
 Furniture, Fixtures and Equipment                                                        755,335               323,358
 Construction Work-in-Progress                                                               -                  517,218
                                                                                       ----------            ----------

                                                                                        2,192,608             1,613,007
 Accumulated Depreciation                                                                (336,416)             (218,223)
                                                                                       ----------            ----------

                                                                                       $1,856,192            $1,394,784
                                                                                       ==========            ==========

Depreciation charged to operations for financial reporting totaled $117,758 in 1995, $57,018 in 1994 and $48,404 in 1993.


(6)  ORGANIZATION COSTS

Organization costs totaling $129,156 incurred in connection with formation of the parent company are being amortized to operations over a period of 60 months. The unamortized balance of $107,630 is included in other assets as of December 31, 1995. Related amortization expense included in the 1995 statement of operations totaled $21,526. Amortization of bank organization costs fully amortized during 1994 resulted in amortization expense of $27,756 and $30,279 for the years ended December 31, 1994 and 1993, respectively.


(7)  INCOME TAXES

Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

The adoption of Statement 109 had the effect of increasing 1993 net income by $162,070. The cumulative effect of the accounting change on years prior to 1993 of $218,392 is included in 1993 net income.

The components of income tax expense for the years ended December 31 are:

                                                                         1995                1994               1993
                                                                      ----------          ----------         ----------
 Current                                                               $145,421            $ 52,518            $    -
 Deferred                                                               (61,281)            133,482              56,322
                                                                       --------            --------            --------

                                                                       $ 84,140            $186,000            $ 56,322
                                                                       ========            ========            ========

Income tax expense amounted to $84,140 in 1995, $186,000 in 1994 and $56,322 in 1993 which is less than the tax expense computed by applying the federal statutory tax rate of 34 percent to income before income taxes. The reasons for the differences are as follows:

                                                                       1995                 1994                  1993
                                                                     ---------           ----------            ----------
 FEDERAL STATUTORY TAXES                                             $ 86,161             $193,408             $ 62,285

 Increase (Reductions) Resulting from
   Tax Free Interest on Loans                                          (5,100)                -                    -
   Disallowed Interest Expense                                            521                 -                    -
   Contributions                                                         -                    -                   1,044

   Dividends Received Deduction                                        (2,427)              (2,657)                -
   Meals and Entertainment                                              2,534                  786                  258
   Officers' Life Insurance                                               442                  409                   98
   Other                                                                2,009               (5,946)              (7,363)
                                                                     --------             --------             --------

 ACTUAL FEDERAL TAXES                                                $ 84,140             $186,000             $ 56,322
                                                                     ========             ========             ========

The components of the net deferred tax assets included in other assets on the accompanying consolidated balance sheets as of December 31 are as follows:

                                                                                             1995                1994
                                                                                           ---------           ---------
 Deferred Tax Assets
   Net Unrealized Loss on Securities Available for Sale                                    $ 22,618            $ 92,089
   Allowance for Loan Losses                                                                138,496              64,685
                                                                                           --------            --------

                                                                                            161,114             156,774
                                                                                           --------            --------

 Deferred Tax Liability
   Depreciation and Disposal of Premises and Equipment                                      (35,466)            (28,138)
   Discount Accretion on Investment Securities                                              (13,162)             (7,959)
                                                                                           --------            --------

                                                                                            (48,628)            (36,097)
                                                                                           --------            --------

 NET DEFERRED TAX ASSETS                                                                   $112,486            $120,677
                                                                                           ========            ========

(8)  OTHER EXPENSES

Other expenses included in noninterest expenses consist of:

                                                                        1995                 1994                1993
                                                                      --------             ---------           ---------
 Supplies                                                             $ 91,538             $ 49,650            $ 38,150
 Advertising                                                            32,966               25,593              20,739
 Promotional Expense                                                    27,739               27,433              23,173
 Professional Fees                                                     129,002               36,547              33,361
 Directors' and SEC Fees                                                40,500               26,000              17,850
 Bank Membership Dues                                                   10,446                9,789               7,173
 Insurance                                                              14,152               16,786              11,167
 Data Processing                                                        92,490               71,227              70,211
 Postage and Courier                                                    46,113               33,693              27,662
 Organization Cost Amortization                                         21,526               27,756              30,279
 Telephone                                                              27,653               13,168               9,975
 Travel and Entertainment                                               10,597                7,862               9,076
 Donations                                                               7,169                6,767               3,072
 Taxes                                                                  10,800               15,250               7,720
 Examination Fees                                                       54,806               71,026              53,408
 Analysis Charges                                                       20,337                 -                   -
 Miscellaneous                                                          34,028               28,995              17,654
                                                                      --------             --------            --------

                                                                      $671,862             $467,542            $380,670
                                                                      ========             ========            ========

(9)  RELATED PARTY TRANSACTIONS

The Bank has direct and indirect loans outstanding to certain officers, directors and related interests of $1,808,460 and $1,675,770 as of December 31, 1995 and 1994, respectively. All related party loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and involve no more than the normal risk of collectibility. A summary of activity of related party loans for 1995 is shown below:

                   BEGINNING BALANCE                                      $ 1,675,770

                     New Loans                                              1,592,393
                     Repayments                                            (1,459,703)
                                                                          -----------
                   ENDING BALANCE                                         $ 1,808,460
                                                                          ===========

(10) NONCOMPENSATORY STOCK OPTION PLAN

In connection with the initial stock offering, the Bank issued warrants to purchase common stock to its organizers, interim directors and executive officers. Each option entitles the owner to purchase one share of stock at the exercise price of $10 per share until the warrant expires. All warrants issued expire 10 years from the date of issuance of the Bank's charter. A summary of option transactions follows:

                                                                                     NONQUALIFIED SHARES
                                                                                        UNDER OPTION
                                                                     ----------------------------------------------------
                                                                        1995                 1994                1993
                                                                     -----------          -----------         -----------
 OUTSTANDING, BEGINNING OF YEAR                                       $136,907             $136,907            $136,907

   Granted                                                                -                    -                   -
   Canceled                                                               -                    -                   -
   Exercised                                                              -                    -                   -
                                                                      --------             --------            --------

 OUTSTANDING, ENDING                                                  $136,907             $136,907            $136,907
                                                                      ========             ========            ========

 ELIGIBLE TO BE EXERCISED, DECEMBER 31                                $126,907             $126,907            $126,907
                                                                      ========             ========            ========


(11) COMMITMENTS AND CONTINGENCIES

The Bank is contingently liable with respect to various loan commitments and other contingent liabilities in the normal course of business. Maximum exposure to credit risk for loan commitments (unfunded loans and unused lines of credit) and standby letters of credit as of December 31 is as follows:


                                                                                          1995                 1994
                                                                                       -----------          ------------
 Commitments to Extend Credit                                                          $5,058,000            $3,627,000


 Standby Letters of Credit                                                             $  285,000           $    35,000

Fixed rate commitments to extend credit included above total $526,000 and $1,172,000 as of December 31, 1995 and 1994, respectively. The credit risk associated with loan commitments and standby letters of credit is essentially the same as that involved in extending loans to customers and is subject to the Bank's credit policies. Collateral is obtained based on management's assessment of the customer.

On October 16, 1995, First National Bank of Effingham agreed in principle that all of its outstanding common stock and common stock options would be exchanged for common shares of First Banking Company of Southeast Georgia in a merger contemplated as a pooling of interests. Consummation of the merger is dependent upon regulatory approvals, satisfactory completion of all due diligence investigations and various other conditions as set forth in the nonbinding letter of intent.

(12) FINANCIAL INFORMATION OF FNB BANCSHARES, INC. (PARENT ONLY)

FNB Bancshares, Inc. (the parent company) was formed in 1995 as a one-bank holding company from First National Bank of Effingham. The parent company's balance sheet as of December 31, 1995 and the related statements of income and retained earnings and cash flows for the year then ended are presented hereafter:


                       FNB BANCSHARES, INC. (PARENT ONLY)
                                 BALANCE SHEET
                               DECEMBER 31, 1995




                                     ASSETS


 Investment in Subsidiary, at Equity                                                                         $3,186,198
 Organization Costs                                                                                             107,630
 Income Tax Benefit                                                                                               8,339
                                                                                                             ----------

 TOTAL ASSETS                                                                                                $3,302,167
                                                                                                             ==========




                              STOCKHOLDERS' EQUITY


 Common Stock, Par Value $.01; 5,000,000 Shares
   Authorized; 310,114 Shares Issued and Outstanding                                                         $    3,101
 Paid-In Capital                                                                                              3,098,039
 Retained Earnings                                                                                              244,932
 Net Unrealized Loss on Investment Securities, Net of Tax Benefit                                               (43,905)
                                                                                                             ----------

 TOTAL STOCKHOLDERS' EQUITY                                                                                  $3,302,167
                                                                                                             ==========

(12) FINANCIAL INFORMATION OF FNB BANCSHARES, INC. (PARENT ONLY)


                       FNB BANCSHARES, INC. (PARENT ONLY)
                   STATEMENT OF INCOME AND RETAINED EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1995



 INCOME
   Dividends from Subsidiary                                                                                   $132,156
                                                                                                               --------

 EXPENSE
   Amortization of Organization Costs                                                                            21,526
   Other                                                                                                          3,000
                                                                                                               --------

                                                                                                                 24,526
                                                                                                               --------

 INCOME BEFORE TAXES AND EQUITY IN UNDISTRIBUTED
   EARNINGS OF SUBSIDIARY                                                                                       107,630

     Income Tax Benefit                                                                                           8,339
                                                                                                               --------

 INCOME BEFORE EQUITY IN UNDISTRIBUTED EARNINGS
   OF SUBSIDIARY                                                                                                115,969

     Equity in Undistributed Earnings of Subsidiary                                                              53,306
                                                                                                               --------

 NET INCOME                                                                                                     169,275

 RETAINED EARNINGS, BEGINNING OF YEAR                                                                            75,657
                                                                                                               --------

 RETAINED EARNINGS, END OF YEAR                                                                                $244,932
                                                                                                               ========

(12) FINANCIAL INFORMATION OF FNB BANCSHARES, INC. (PARENT ONLY)


                       FNB BANCSHARES, INC. (PARENT ONLY)
                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1995



 CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                                                                                $  169,275

   Adjustments to Reconcile Net Income to Net Cash
     Provided from Operating Activities

       Amortization                                                                                              21,526

       Equity in Undistributed Earnings of Subsidiary                                                           (53,306)
       Income Tax Benefit                                                                                        (8,339)
                                                                                                             ----------

                                                                                                                129,156
                                                                                                             ----------

 CASH FLOWS FROM FINANCING ACTIVITIES

   Payment for Organization Costs                                                                              (129,156)
                                                                                                             ----------

 INCREASE IN CASH AND CASH EQUIVALENTS                                                                       $     -
                                                                                                             ==========

 NONCASH INVESTING TRANSACTIONS

   Capital Infusion in Subsidiary                                                                            $3,162,635
                                                                                                             ==========

   Unrealized Loss on Investment Securities of Subsidiary                                                    $   43,905
                                                                                                             ==========

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, Disclosures about Fair Value of Financial Instruments requires disclosure of fair value information about financial instruments, whether or not recognized on the face of the balance sheet, for which it is practicable to estimate that value. The assumptions used in the estimation of the fair value of the Bank's financial instruments are detailed below. Where quoted prices are not available, fair values are based on estimates using discounted cash flows and other valuation techniques. The use of discounted cash flows can be significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The following disclosures should not be considered a surrogate of the liquidation value of the Bank, but rather a good-faith estimate of the increase or decrease in value of financial instruments held by the Bank since purchase, origination or issuance.

   CASH AND SHORT-TERM INVESTMENTS - For cash, due from banks and federal funds sold, the carrying amount is a reasonable estimate of fair value.

   INVESTMENT SECURITIES AVAILABLE FOR SALE - Fair values for investment securities are based on quoted market prices.

   LOANS - The fair value of fixed rate loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings. For variable rate loans, the carrying amount is a reasonable estimate of fair value.

   DEPOSIT LIABILITIES - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated by discounting the future cash flows using the rates currently offered for deposits of similar remaining maturities.

   COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT AND FINANCIAL GUARANTEES WRITTEN - Because commitments to extend credit and standby letters of credit are made using variable rates, the contract value is a reasonable estimate of fair value.

   LIMITATIONS - Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on many judgments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

   Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial instruments include the mortgage banking operation, brokerage network, deferred income taxes, premises and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The carrying amount and estimated fair values of the Bank's financial instruments as of December 31, 1995 are as follows:

                                                                                         CARRYING            ESTIMATED
                                                                                          AMOUNT             FAIR VALUE
                                                                                        ----------          ------------
                                                                                                (IN THOUSANDS)


 ASSETS
   Cash and Short-Term Investments                                                        $ 9,304              $ 9,304
   Investment Securities Available for Sale                                                 4,651                4,651
   Loans                                                                                   34,116               33,938


 LIABILITIES
   Deposits                                                                                46,206               46,500


 UNRECOGNIZED FINANCIAL INSTRUMENTS
   Standby Letters of Credit                                                                  285                  285


(14) STOCKHOLDERS' EQUITY

The primary source of funds for payment of dividends by the Company to its stockholders is dividends received from its banking subsidiary. The bank may pay dividends to the Company in any year in an amount up to 50 percent of the previous year's net income, or $92,731 in 1996 without the approval of the Georgia Department of Banking and Finance.

The bank is also required to maintain minimum amounts of capital to total "risk weighted" assets, as defined by the banking regulations. As of December 31, 1995, the bank was required to have minimum Tier 1 and Total Capital ratios of 4 percent and 8 percent, respectively, and a leverage ratio (Tier 1 Capital to total assets) of at least 3 percent. The bank's actual ratios as of December 31, 1995 were as follows:

                 Tier 1 Capital Ratio                                           8.5%
                 Total Capital Ratio                                            9.7%
                 Leverage Ratio                                                 6.6%

(15) RECLASSIFICATIONS

Certain reclassifications have been made in the 1994 and 1993 financial statements to conform to the 1995 presentation.

                                  APPENDIX A

                         AGREEMENT AND PLAN OF MERGER

                         AGREEMENT AND PLAN OF MERGER

                                BY AND BETWEEN

                  FIRST BANKING COMPANY OF SOUTHEAST GEORGIA

                                     AND

                             FNB BANCSHARES, INC.


                                MARCH 13, 1996

                              TABLE OF CONTENTS

                                                                                                                      Page
Preamble  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

ARTICLE 1      TRANSACTIONS AND TERMS OF MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       1.1     Merger.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
       1.2     Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
       1.3     Effective Time.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE 2      TERMS OF MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
       2.1     Articles of Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
       2.2     Bylaws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
       2.3     Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

ARTICLE 3      MANNER OF CONVERTING SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       3.1     Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       3.2     Anti-Dilution Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       3.3     Shares Held by FNB or First Banking. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       3.4     Fractional Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
       3.5     Dissenting Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       3.6     Pooling of Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       3.7     FNB Effingham  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

ARTICLE 4      EXCHANGE OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       4.1     Exchange Procedures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
       4.2     Rights of Former FNB Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE 5      REPRESENTATIONS AND WARRANTIES OF FNB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       5.1     Organization; Standing; Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
       5.2     Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       5.3     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
       5.4     FNB Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       5.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       5.6     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       5.7     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       5.8     Tax Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
       5.9     Allowance for Possible Loan Losses; Loan Portfolio . . . . . . . . . . . . . . . . . . . . . . . . . .  15
       5.10    Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       5.11    Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
       5.12    Compliance with Laws.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       5.13    Labor Relations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
       5.14    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
       5.15    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
       5.16    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

                                                                                                                      Page
                                                                                                                      ----
       5.17    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       5.18    Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
       5.19    Tax and Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       5.20    Pooling of Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE 6      REPRESENTATIONS AND WARRANTIES OF FIRST BANKING  . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       6.1     Organization; Standing; Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       6.2     Authority; No Breach By Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
       6.3     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
       6.4     First Banking Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       6.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       6.6     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       6.7     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       6.8     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
       6.9     Allowance for Possible Loan Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
       6.10    Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
       6.11    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
       6.12    Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
       6.13    Labor Relations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
       6.14    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
       6.15    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
       6.16    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
       6.17    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
       6.18    Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
       6.19    Tax and Regulatory Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       6.20    Pooling of Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 7      CONDUCT OF BUSINESS PENDING CONSUMMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       7.1     Affirmative Covenants of FNB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
       7.2     Negative Covenants of FNB  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
       7.3     Covenants of First Banking . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
       7.4     Adverse Changes in Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
       7.5     Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

ARTICLE 8      ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
       8.1     Registration Statement; Proxy Statement; Shareholder Approval  . . . . . . . . . . . . . . . . . . . .  34
       8.2     Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       8.3     Applications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       8.4     Filings with State Offices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       8.5     Agreement as to Efforts to Consummate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       8.6     Investigation and Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
       8.7     Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       8.8     Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       8.9     Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

                                                                                                                      Page
                                                                                                                      ----
       8.10    Agreement of Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
       8.11    Employee Benefits and Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
       8.12    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

ARTICLE 9      CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE  . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       9.1     Conditions to Obligations of Each Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       9.2     Conditions to Obligations of First Banking . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       9.3     Conditions to Obligations of FNB . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE 10     TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       10.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       10.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
       10.3    Non-Survival of Representations and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43

ARTICLE 11     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       11.1    Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
       11.2    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
       11.3    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
       11.4    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
       11.5    Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
       11.6    Waivers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
       11.7    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
       11.8    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
       11.9    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
       11.10   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
       11.11   Captions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
       11.12   Enforcement of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
       11.13   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

                                LIST OF EXHIBITS


 EXHIBIT NUMBER              DESCRIPTION
 --------------              -----------
       1.                    Form of agreement of affiliates of FNB.  (Section 8.10).

       2.                    Matters as to which Nelson, Mullins, Riley & Scarborough will opine.  (Section 9.2(d)).

       3.                    Form of Claims/Indemnification Letter (Section 9.2(g))

       4.                    Matters as to which Powell, Goldstein, Frazer & Murphy will opine.  (Section 9.3(d)).

                          AGREEMENT AND PLAN OF MERGER



       THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 13, 1996, by and between FNB BANCSHARES, INC. ("FNB"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Springfield, Effingham County, Georgia and FIRST BANKING COMPANY OF SOUTHEAST GEORGIA ("First Banking"), a corporation organized and existing under the laws of the State of Georgia, with its principal office located in Statesboro, Georgia.


                                    PREAMBLE

       Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

       The Boards of Directors of FNB and First Banking are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement provides for the combination of FNB with First Banking pursuant to the merger of FNB with and into First Banking. At the effective time of such merger, the outstanding shares of the capital stock of FNB shall be converted into the right to receive shares of the common stock of First Banking (except as provided herein). As a result, shareholders of FNB shall become shareholders of First Banking. The transactions described in this Agreement are subject to the approvals of the shareholders of FNB, the Board of Governors of the Federal Reserve System, and the Georgia Department of Banking and Finance and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that the Merger, for federal income tax purposes, shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code.

       Following the Closing of the Merger, First National Bank of Effingham ("FNB Effingham"), a wholly-owned national bank subsidiary of FNB, will be operated as a separate subsidiary of First Banking.

       NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants and agreements set forth herein, the parties agree as follows:


                                   ARTICLE 1
                        TRANSACTIONS AND TERMS OF MERGER

       1.1 MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, FNB shall be merged with and into First Banking in accordance with the provisions of Section 14-2-1101 of the GBCC and with the effect provided in Section 14-2-1106 of the GBCC (the "Merger"). First Banking shall be the Surviving Corporation resulting from the Merger. The Merger shall be consummated pursuant to the terms of this Agreement, which has been approved and adopted by the respective Boards of Directors of FNB and First Banking.

       1.2 TIME AND PLACE OF CLOSING. The Closing will take place at 11:00 a.m. on the date that the Effective Time occurs, or at such other time as the Parties, acting through their chief executive officers, may mutually agree.
The place of Closing shall be at the offices of Powell, Goldstein, Frazer & Murphy, Atlanta, Georgia, or such other place as may be mutually agreed upon by the Parties.

       1.3 EFFECTIVE TIME. The Merger and other transactions contemplated by this Agreement shall become effective on the date and at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Georgia (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur on the last business day of the month in which occurs the last to occur of (a) the effective date (including expiration of any applicable waiting period) of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger, and (b) the date on which the shareholders of FNB approve this Agreement to the extent such approval is required by applicable Law; or such other date as may be mutually agreed upon in writing by the chief executive officers of each Party.


                                   ARTICLE 2
                                TERMS OF MERGER

       2.1 ARTICLES OF INCORPORATION. The Articles of Incorporation of First Banking in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until otherwise amended or repealed.

       2.2 BYLAWS. The Bylaws of First Banking in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

       2.3     DIRECTORS AND OFFICERS.

               (a) The directors of First Banking in office immediately prior to the Effective Time, together with Larry D. Weddle, a Director of FNB, and such other additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation.

               (b) The officers of First Banking in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve the officers of First Banking from and after the Effective Time in accordance with the Bylaws of First Banking.

               (c) The directors of FNB Effingham immediately prior to the Effective Time, together with James Eli Hodges, shall serve as the initial directors of FNB Effingham from and after the Effective Time in accordance with the Bylaws of FNB Effingham.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

       3.1 CONVERSION OF SHARES. Subject to the provisions of this Article 3, at the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof the shares of the constituent corporations shall be converted as follows:

               (a) Each share of First Banking Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

               (b) Subject to the provisions of Subsection (c) hereof, each share of FNB Common Stock (excluding shares held by FNB or any of its Subsidiaries or by First Banking or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive .892 shares of First Banking Common Stock.

               (c) Each outstanding option or warrant to purchase shares of FNB Common Stock will be converted into .466 shares of First Banking Common Stock.

       3.2 ANTI-DILUTION PROVISIONS. In the event FNB or First Banking changes the number of shares of FNB Common Stock or First Banking Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date therefor (in the case of a stock split or similar recapitalization) shall be prior to the Effective Time, the First Banking Common Stock to be issued hereunder shall be proportionately adjusted.

       3.3 SHARES HELD BY FNB OR FIRST BANKING. Each of the shares of FNB Common Stock held by any FNB Company or by any First Banking Company, in each case other than in a fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

       3.4 FRACTIONAL SHARES. Notwithstanding any other provision of this Agreement, each holder of shares of FNB Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of First Banking Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof cash (without interest) in an amount equal to such fractional part of a share of First Banking Common Stock multiplied by the market value of one share of First Banking Common Stock at the Effective Time, in the case of shares exchanged pursuant to the Merger. The market value of one share of First Banking Common Stock at the Effective Time shall be the last sale price of such common stock on the NASDAQ/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source) on the last business day preceding the Effective Time on which there is a trade. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

       3.5 DISSENTING SHAREHOLDERS. Any holder of shares of FNB Effingham Common Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by Section 14-2-1106 of the GBCC shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of Law; provided, that no such payment shall be made to any dissenting shareholder unless and until such dissenting shareholder has complied with the applicable provisions of the GBCC and surrendered to FNB Effingham the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting shareholder of FNB Effingham fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, First Banking shall issue and deliver the consideration to which such holder of shares of FNB Effingham Common Stock is entitled under this Article 3 (without interest) upon surrender by such holder of the certificate or certificates representing shares of FNB Effingham Common Stock held by such holder.

       3.6 POOLING OF INTERESTS. The exchange of shares and conversion of warrants and stock options shall be such that the Merger will qualify to be accounted for as a pooling of interests.

       3.7 FNB EFFINGHAM. After consummation of the Merger, FNB Effingham shall be a separate subsidiary of First Banking.


                                   ARTICLE 4
                               EXCHANGE OF SHARES

       4.1 EXCHANGE PROCEDURES. Promptly after the Effective Time, First Banking and FNB shall cause the exchange agent selected by First Banking (the "Exchange Agent") to mail to the former shareholders of FNB appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of FNB Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). After the Effective Time, each holder of shares of FNB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights have been perfected as provided in
Section 3.5 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares or shares of FNB Effingham Common Stock or an affidavit or affirmation by such holder of the loss, theft or destruction of such certificate or certificates in such form as First Banking may reasonably require and, if First Banking reasonably requires, a bond of indemnity in form and amount, and issued by such sureties, as First Banking may reasonably require (the "Lost Certificate Documents"), to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1 of this Agreement. To the extent required by Section 3.4 of this Agreement, each holder of shares of FNB Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares or shares of FNB Effingham Common Stock, or the Lost Certificate Documents, cash in lieu of any fractional share of First Banking Common Stock to which such holder may be otherwise entitled (without interest). First Banking shall not be obligated to deliver the consideration to which any former holder of FNB Common Stock is entitled as a result of the Merger until such holder surrenders his or her certificate or certificates representing the shares of FNB Common Stock or shares of FNB Effingham Common Stock, or the Lost Certificate Documents, for exchange as provided in this Section 4.1. The





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certificate or certificates of FNB Common Stock so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither First Banking nor the Exchange Agent shall be liable to a holder of FNB Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

       4.2 RIGHTS OF FORMER FNB SHAREHOLDERS. At the Effective Time, the stock transfer books of FNB shall be closed as to holders of FNB Common Stock immediately prior to the Effective Time and no transfer of FNB Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of FNB Common Stock (other than shares to be canceled pursuant to Section 3.3 of this Agreement or as to which dissenters' rights have been perfected as provided in Section 3.5 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1 and 3.4 of this Agreement in exchange therefor. To the extent permitted by Law, former shareholders of record of FNB shall be entitled to vote after the Effective Time at any meeting of First Banking shareholders the number of whole shares of First Banking Common Stock into which their respective shares of FNB Common Stock are converted, regardless of whether such holders have exchanged their certificates representing FNB Common Stock or shares of FNB Effingham Common Stock, or the Lost Certificate Documents, for certificates representing First Banking Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by First Banking on the First Banking Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of First Banking Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of FNB Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate or a certificate for FNB Effingham Common Stock, or the Lost Certificate Documents, for exchange as provided in Section 4.1 of this Agreement. However, upon surrender of such FNB or FNB Effingham Common Stock certificate or the Lost Certificate Documents, both the First Banking Common Stock certificate (together with all such undelivered dividends or other distributions without interest) and any undelivered cash payments to be paid for fractional share interests (without interest) shall be delivered and paid with respect to each share represented by such certificate.


                                   ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF FNB

       FNB hereby represents and warrants to First Banking as follows:

       5.1 ORGANIZATION; STANDING; POWER. FNB is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act.
FNB has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. FNB is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its





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business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

       5.2     AUTHORITY; NO BREACH BY AGREEMENT.

               (a) FNB has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FNB, subject to the approval of this Agreement by the holders of a majority of the outstanding shares of FNB Common Stock. Subject to such requisite shareholder approval, this Agreement represents a legal, valid, and binding obligation of FNB, enforceable against FNB in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Neither the execution and delivery of this Agreement by FNB, nor the consummation by FNB of the transactions contemplated hereby, nor compliance by FNB with any of the provisions hereof will (i) conflict with or result in a breach of any provision of FNB's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any FNB Company under, any Contract or Permit of any FNB Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, or, (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any FNB Company or any of their respective Assets.

               (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by FNB of the Merger and the other transactions contemplated in this Agreement.

       5.3     CAPITAL STOCK.

               (a) The authorized capital stock of FNB consists of 5,000,000 shares of FNB Common Stock, of which 310,114 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of FNB Common Stock are duly and validly issued and outstanding and are fully paid and nonassessable under the GBCC, except that certificates for FNB Common Stock have not been distributed to the former shareholders of FNB Effingham

Common Stock who became FNB shareholders pursuant to the Reorganization Agreement dated December 9, 1993, between FNB and FNB Effingham. None of the outstanding shares of FNB Common Stock has been issued in violation of any preemptive rights of the current or past shareholders of FNB. FNB has reserved 136,907 shares of FNB Common Stock for issuance under the FNB Stock Plans and organizer warrants, pursuant to which options or warrants to purchase not more than 136,907 shares of FNB Common Stock are outstanding as of the date of this Agreement or will be outstanding at the Effective Time.

               (b) Except as set forth in Section 5.3(a) of this Agreement or as Previously Disclosed, there are no shares of capital stock or other equity securities of FNB outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of FNB or contracts, commitments, understandings, or arrangements by which FNB is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

       5.4 FNB SUBSIDIARIES. FNB has Previously Disclosed all of the FNB Subsidiaries as of the date of this Agreement. FNB owns all of the issued and outstanding shares of capital stock of each FNB Subsidiary. No equity securities of any FNB Subsidiary are or may become required to be issued (other than to a FNB Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any FNB Subsidiary is bound to issue (other than to a FNB Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any FNB Company is or may be bound to transfer any shares of the capital stock of any FNB Subsidiary (other than to a FNB Company). There are no Contracts relating to the rights of any FNB Company to vote or to dispose of any shares of the capital stock of any FNB Subsidiary. All of the shares of capital stock of each FNB Subsidiary held by a FNB Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the FNB Company free and clear of any Lien. Each FNB Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each FNB Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. Each FNB Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

       5.5 FINANCIAL STATEMENTS. FNB has Previously Disclosed, and delivered to First Banking prior to the execution of this Agreement, copies of all FNB Financial Statements for periods ended prior to the date hereof and will deliver to First Banking copies of all FNB Financial Statements prepared subsequent to the date hereof. The FNB Financial Statements (as of the dates thereof and for the periods covered thereby) in all material respects (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the FNB Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the FNB Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the FNB Companies for the periods indicated, in accordance with GAAP (subject to any exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).

       5.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as Previously Disclosed, no FNB Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, except Liabilities which are accrued or reserved against in the consolidated balance sheets of FNB as of December 31, 1995 included in the FNB Financial Statements or reflected in the notes thereto. Except as Previously Disclosed, no FNB Company has incurred or paid any Liability since December 31, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

       5.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, except as Previously Disclosed, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, and (b) the FNB Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of FNB provided in Article Seven of this Agreement.

       5.8     TAX MATTERS.

               (a) All Tax returns required to be filed by or on behalf of any of the FNB Companies have been timely filed or requests for extensions have been timely filed and granted, and have not expired for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on FNB, and all returns filed are complete and accurate to the Knowledge of FNB. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on FNB, except as reserved against in the FNB Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

               (b) None of the FNB Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any FNB Company,





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which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

               (c) Adequate provision for any Taxes due or to become due for any of the FNB Companies for the period or periods through and including the date of the respective FNB Financial Statements has been made and is reflected on such FNB Financial Statements.

               (d) Deferred Taxes of the FNB Companies have been provided for in accordance with GAAP.

               (e) Each of the FNB Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

               (f) Effective January 1, 1993, FNB Effingham adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."]

       5.9     ALLOWANCE FOR POSSIBLE LOAN LOSSES; LOAN PORTFOLIO.

               (a) The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of FNB included in the most recent FNB Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of FNB included in the FNB Financial Statements as of dates subsequent to the execution of this Agreement will be equal to approximately 1.5% of the total outstanding loans of FNB, and this amount was and will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the FNB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the FNB Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on FNB.

               (b) All evidences of indebtedness in original principal amount in excess of $10,000 reflected as assets in the consolidated balance sheets of the FNB Companies included in the most recent FNB Financial Statements dated prior to the date of this Agreement were, and such evidences of indebtedness shown on the consolidated balance sheets of FNB included in the FNB Financial Statements as of dates subsequent to the execution of this Agreement will be, genuine, legal, valid and binding obligations of the respective makers thereof and are not, and will not be, insofar as FNB is aware, subject to any defense, offset or counterclaim. All such evidences of indebtedness were, and will be, entered into by the FNB Company in the ordinary course of its business and in compliance with all applicable laws and regulations, except as to any noncompliance which has not had, and will not have, a Material Adverse Effect on FNB.





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


       5.10 ASSETS. Except as Previously Disclosed or as disclosed or reserved against in the FNB Financial Statements, the FNB Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All material tangible properties used in the businesses of the FNB Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with FNB's past practices. All Assets which are material to FNB's business on a consolidated basis, held under leases or subleases by any of the FNB Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of the FNB Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the FNB Companies is a named insured are reasonably sufficient. The Assets of the FNB Companies include all assets required to operate the business of the FNB Companies as presently conducted.

       5.11    ENVIRONMENTAL MATTERS.

               (a) Each FNB Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

               (b) There is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any FNB Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any FNB Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

               (c) There is no Litigation pending or threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any FNB Company in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

               (d) To the knowledge of FNB, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

               (e) During the period of (i) any FNB Company's ownership or operation of any of their respective current properties, (ii) any FNB Company's participation in the management of any Participation Facility, or (iii) any FNB Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility, or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. Prior to the period of (i) any FNB Company's ownership or operation of any of their respective current properties, (ii) any FNB Company's participation in the management of any Participation Facility, or (iii) any FNB Company's holding of a security interest in a Loan Property, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

       5.12 COMPLIANCE WITH LAWS. FNB is duly registered as a bank holding company under the BHC Act. Each FNB Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. No FNB Company:

               (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB; and

               (b) except as Previously Disclosed, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any FNB Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, or (iii) requiring any FNB Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

       5.13 LABOR RELATIONS. No FNB Company is the subject of any Litigation asserting that it or any other FNB Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other FNB Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any FNB Company, pending or threatened, or to its Knowledge, is there any activity involving any FNB Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.





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       5.14    EMPLOYEE BENEFIT PLANS.

               (a) FNB has Previously Disclosed, and delivered or made available to First Banking prior to the execution of this Agreement, copies of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any FNB Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "FNB Benefit Plans"). Any of the FNB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FNB ERISA Plan." Each FNB ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "FNB Pension Plan." No FNB Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

               (b) All FNB Benefit Plans are in substantial compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. Each FNB ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and FNB is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of FNB, no FNB Company has engaged in a transaction with respect to any FNB Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof would subject any FNB Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

               (c) No FNB ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any FNB Pension Plan, (ii) no change in the actuarial assumptions with respect to any FNB Pension Plan, and (iii) no increase in benefits under any FNB Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB or materially adversely affect the funding status of any such plan. Neither any FNB Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any FNB Company, or the single-employer plan of any entity which is considered one employer with FNB under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on FNB. No FNB Company has provided, or is required to provide,





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security to a FNB Pension Plan or to any single-employer plan of an ERISA
Affiliate pursuant to Section 401(a)(29) of the Code.

               (d) Within the six-year period preceding the Effective Time, no Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by any FNB Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on FNB. Except as Previously Disclosed, no FNB Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV or ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on FNB. No notice of a "reportable event," within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any FNB Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof.

               (e) No FNB Company has any obligations for retiree health and life benefits under any of the FNB Benefit Plans and there are no restrictions on the rights of such FNB Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on FNB.

               (f) Except as Previously Disclosed, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any FNB Company from any FNB Company under any FNB Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any FNB Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

               (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any FNB Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been fully reflected on the FNB Financial Statements to the extent required by and in accordance with GAAP.

       5.15 MATERIAL CONTRACTS. Except as Previously Disclosed or otherwise reflected in the FNB Financial Statements, none of the FNB Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $10,000; (b) any Contract relating to the borrowing of money by any FNB Company or the guarantee by any FNB Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, or trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business); (c) any Contracts between or among FNB Companies; and (d) any other Contract or amendment thereto that would be required to be filed as an exhibit to a





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Form 10-K filed by FNB with the SEC as of the date of this Agreement (together with all Contracts referred to in Sections 5.10 and 5.14(a) of this Agreement, the "FNB Contracts"). None of the FNB Companies is in Default under any FNB Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB. All of the indebtedness of any FNB Company for money borrowed is prepayable at any time by such FNB Company without penalty or premium.

       5.16 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of FNB, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any FNB Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any FNB Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.

       5.17 REPORTS. Since January 1, 1991, each FNB Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (a) Regulatory Authorities, and (b) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

       5.18 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any FNB Company or any Affiliate thereof to First Banking pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that FNB makes no representation or warranty with respect to any statement, certificate, instrument or other writing that was superseded by a later statement, certificate, instrument or other writing delivered to First Banking and its counsel described in Section
11.8 of this Agreement. None of the information supplied or to be supplied by any FNB Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by First Banking with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any FNB Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FNB's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any FNB Company or any Affiliate thereof with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FNB, be false or misleading with respect





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to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any FNB Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

       5.19 TAX AND REGULATORY MATTERS. No FNB Company or any Affiliate thereof has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the knowledge of FNB, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

       5.20 POOLING OF INTERESTS. No Affiliate of FNB shall take any action, including disposing of shares of FNB Common Stock or of shares received of First Banking Common Stock, that would preclude the Merger from being accounted for as a pooling of interests.


                                   ARTICLE 6
                REPRESENTATIONS AND WARRANTIES OF FIRST BANKING

       First Banking hereby represents and warrants to FNB as follows:

       6.1 ORGANIZATION; STANDING; POWER. First Banking is a corporation duly organized validly existing, and in good standing under the Laws of the State of Georgia, and is duly registered as a bank holding company under the BHC Act. First Banking has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. First Banking is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking.

       6.2     AUTHORITY; NO BREACH BY AGREEMENT.

               (a) First Banking has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, have been duly and





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validly authorized by all necessary corporate action in respect thereof on the part of First Banking. This Agreement represents a legal, valid, and binding obligation of First Banking, enforceable against First Banking in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (b) Neither the execution and delivery of this Agreement by First Banking, nor the consummation by First Banking of the transactions contemplated hereby, nor compliance by First Banking with any of the provisions hereof will (i) conflict with or result in a breach of any provision of First Banking's Articles of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any First Banking Company under any Contract or Permit of any First Banking Company, where such Default or Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking, or (iii) subject to receipt of the requisite approvals referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to any First Banking Company or any of their respective Assets.

               (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NASD, and other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking, no notice to, filing with, or Consent of any public body or authority is necessary for the consummation by First Banking of the Merger and the other transactions contemplated in this Agreement.

       6.3     CAPITAL STOCK.

               (a) The authorized capital stock of First Banking consists of 5,000,000 shares of First Banking Common Stock of which 2,661,711 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of First Banking Common Stock are, and all of the shares of First Banking Common Stock to be issued in exchange for shares of FNB Common Stock upon consummation of the Merger, when issued in accordance with the terms of this Agreement, will be, duly and validly issued and outstanding and fully paid and nonassessable under the GBCC. None of the outstanding shares of First Banking Common Stock has been, and none of the shares of First Banking Common Stock to be issued in exchange for shares of FNB Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of the current or past shareholders of First Banking.

               (b) Except as set forth in Section 6.3(a) of this Agreement, or as Previously Disclosed, there are no shares of capital stock or other equity securities of First Banking outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares





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of the capital stock of First Banking or contracts, commitments, understandings, or arrangements by which First Banking is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

       6.4 FIRST BANKING SUBSIDIARIES. First Banking has Previously Disclosed all of the First Banking Subsidiaries as of the date of this Agreement. First Banking owns all of the issued and outstanding shares of capital stock of each First Banking Subsidiary. No equity securities of any First Banking Subsidiary are or may become required to be issued (other than to a First Banking Company) by reason of any options, warrants, scrip, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any such Subsidiary, and there are no Contracts by which any First Banking Subsidiary is bound to issue (other than to a First Banking Company) additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock or by which any First Banking Company is or may be bound to transfer any shares of the capital stock of any First Banking Subsidiary (other than to a First Banking Company). There are no Contracts relating to the rights of any First Banking Company to vote or to dispose of any shares of the capital stock of any First Banking Subsidiary. All of the shares of capital stock of each First Banking Subsidiary held by a First Banking Company are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the First Banking Company free and clear of any Lien. Each First Banking Subsidiary is either a bank or a corporation, and is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease and operate its Assets and to carry on its business as now conducted. Each First Banking Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking. Each First Banking Subsidiary that is a depository institution is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

       6.5 FINANCIAL STATEMENTS. First Banking has Previously Disclosed and delivered to FNB prior to the execution of this Agreement, copies of all First Banking Financial Statements for periods ended prior to the date hereof and will deliver to FNB copies of all First Banking Financial Statements prepared subsequent to the date hereof. The First Banking Financial Statements (as of the dates thereof and for the periods covered thereby) in all material respects (a) are or, if dated after the date of this Agreement, will be in accordance with the books and records of the First Banking Companies, which are or will be, as the case may be, complete and correct and which have been or will have been, as the case may be, maintained in accordance with good business practices, and (b) present or will present, as the case may be, fairly the consolidated financial position of the First Banking Companies as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of the First Banking Companies for the periods indicated, in accordance with GAAP (subject to exceptions as to consistency specified therein or as may be indicated in the notes thereto or, in the case of interim financial statements, to normal recurring year-end adjustments that are not material).





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       6.6     ABSENCE OF UNDISCLOSED LIABILITIES.  Except as Previously
Disclosed, no First Banking Company has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking, except Liabilities which are accrued or reserved against in the consolidated balance sheets of First Banking as of December 31, 1995 included in the First Banking Financial Statements or reflected in the notes thereto. Except as Previously Disclosed, no First Banking Company has incurred or paid any Liability since December 31, 1995, except for such Liabilities incurred or paid in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking.

       6.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, except as previously disclosed in SEC Documents filed by First Banking prior to the date of this Agreement, (a) there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking, and (b) the First Banking Companies have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of First Banking provided in Article Seven of this Agreement.

       6.8     TAX MATTERS.

               (a) All Tax returns required to be filed by or on behalf of any of the First Banking Companies have been timely filed or requests for extensions have been timely filed and granted, and have not expired for periods ended on or before December 31, 1994, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Material Adverse Effect on First Banking, and all returns filed are complete and accurate to the Knowledge of First Banking. All Taxes shown on filed returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Material Adverse Effect on First Banking, except as reserved against in the First Banking Financial Statements delivered prior to the date of this Agreement. All Taxes and other Liabilities due with respect to completed and settled examinations or concluded Litigation have been paid.

               (b) None of the First Banking Companies has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect, and no unpaid tax deficiency has been asserted in writing against or with respect to any First Banking Company, which deficiency is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking.

               (c) Adequate provision for any Taxes due or to become due for any of the First Banking Companies for the period or periods through and including the date of the respective First Banking Financial Statements has been made and is reflected on such First Banking Financial Statements.





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               (d)    Deferred Taxes of the First Banking Companies have been
provided for in accordance with GAAP.

               (e) Each of the First Banking Companies is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking.

               (f) Effective January 1, 1993, First Banking adopted Financial Accounting Standards Board Statement 109, "Accounting for Income Taxes."

       6.9     ALLOWANCE FOR POSSIBLE LOAN LOSSES.

               (a) The allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of First Banking included in the most recent First Banking Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of First Banking included in the First Banking Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the First Banking Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the First Banking Companies as of the dates thereof except where the failure of such Allowance to be so adequate is not reasonably likely to have a Material Adverse Effect on First Banking.

               (b) All evidences of indebtedness in original principal amount in excess of $10,000 reflected as assets in the consolidated balance sheets of the First Banking Companies included in the most recent First Banking Financial Statements dated prior to the date of this Agreement were, and such evidences of indebtedness shown on the consolidated balance sheets of First Banking included in the First Banking Financial Statements as of dates subsequent to the execution of this Agreement will be, genuine, legal, valid and binding obligations of the respective makers thereof and are not, and will not be, insofar as First Banking is aware, subject to any defense, offset or counterclaim. All such evidences of indebtedness were, and will be, entered into by the First Banking Company in the ordinary course of its business and in compliance with all applicable laws and regulations, except as to any noncompliance which has not had, and will not have, a Material Adverse Effect on First Banking.

       6.10 ASSETS. Except as Previously Disclosed or as disclosed or reserved against in the First Banking Financial Statements, the First Banking Companies have good and marketable title, free and clear of all Liens, to all of their respective Assets. All material tangible properties used in the businesses of the First Banking Companies are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business consistent with First Banking's past practices. All Assets which are material to First Banking's business on a consolidated basis, held





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under leases or subleases by any of the First Banking Companies, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. The policies of fire, theft, liability, and other insurance maintained with respect to the Assets or businesses of the First Banking Companies provide adequate coverage under current industry practices against loss or Liability, and the fidelity and blanket bonds in effect as to which any of the First Banking Companies is a named insured are reasonably sufficient. The Assets of the First Banking Companies include all assets required to operate the business of the First Banking Companies as presently conducted.

       6.11    ENVIRONMENTAL MATTERS.

               (a) Each First Banking Company, its Participation Facilities and its Loan Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking.

               (b) There is no Litigation pending or threatened before any court, governmental agency or authority or other forum in which any First Banking Company or any of its Participation Facilities has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a site owned, leased or operated by any First Banking Company or any of its Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking.

               (c) There is no Litigation pending or threatened before any court, governmental agency or board or other forum in which any of its Loan Properties (or any First Banking Company in respect of such Loan Property) has been or, with respect to threatened Litigation, may be named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material or oil, whether or not occurring at, on, under or involving a Loan Property, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking.

               (d) To the knowledge of First Banking, there is no reasonable basis for any Litigation of a type described in subsections (b) or (c), except such as is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking.

               (e) During the period of (i) any First Banking Company's ownership or operation of any of their respective current properties, (ii) any First Banking Company's participation in the management of any Participation Facility, or (iii) any First Banking Company's holding of a security interest in a Loan Property, there have been no releases of Hazardous Material or oil in, on, under or affecting such property, Participation Facility or Loan Property, except such as are not reasonably





                                      A-26
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likely to have, individually or in the aggregate, a Material Adverse Effect on
First Banking. Prior to the period of (i) any First Banking Company's ownership or operation of any of their respective current properties, (ii) any First Banking Company's participation in the management of any Participation Facility, or (iii) any First Banking Company's holding of a security interest in a Loan Property, there were no releases of Hazardous Material or oil in, on, under or affecting any such property, Participation Facility or Loan Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking.

       6.12 COMPLIANCE WITH LAWS. First Banking is duly registered as a bank holding company under the BHC Act. Each First Banking Company has in effect all Permits necessary for it to own, lease or operate its Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking, and there has occurred no Default under any such Permit, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking. No First Banking Company:

               (a) is in violation of any Laws, Orders or Permits applicable to its business or employees conducting its business, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking; and

               (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any First Banking Company is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking, or (iii) requiring any First Banking Company to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

       6.13 LABOR RELATIONS. No First Banking Company is the subject of any Litigation asserting that it or any other First Banking Company has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other First Banking Company to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving any First Banking Company, pending or threatened, or to its Knowledge, is there any activity involving any First Banking Company's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.





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       6.14    EMPLOYEE BENEFIT PLANS.

               (a) First Banking has Previously Disclosed and delivered or made available to FNB prior to the execution of this Agreement, copies of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including, without limitation, "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by any First Banking Company or Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "First Banking Benefit Plans"). Any of the First Banking Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "First Banking ERISA Plan." Each First Banking ERISA Plan which is also a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code) is referred to herein as a "First Banking Pension Plan." No First Banking Pension Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

               (b) All First Banking Benefit Plans are in substantial compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking. Each First Banking ERISA Plan which is intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service, and First Banking is not aware of any circumstances likely to result in revocation of any such favorable determination letter. To the Knowledge of First Banking, no First Banking Company has engaged in a transaction with respect to any First Banking Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof would subject any First Banking Company to a tax or penalty imposed by either Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in amounts which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking.

               (c) No First Banking ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, based on actuarial assumptions set forth for such plan's most recent actuarial valuation. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any First Banking Pension Plan, (ii) no change in the actuarial assumptions with respect to any First Banking Pension Plan, and (iii) no increase in benefits under any First Banking Pension Plan as a result of plan amendments or changes in applicable Law which is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking or materially adversely affect the funding status of any such plan. Neither any First Banking Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any First Banking Company, or the single-employer plan of any ERISA Affiliate has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, which is reasonably likely to have a Material Adverse Effect on First Banking. No First Banking Company has provided, or is required to provide, security to a First





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Banking Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (d) No Liability under Subtitle C or D of Title IV or ERISA has been or is expected to be incurred by any First Banking Company with respect to any ongoing, frozen or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which Liability is reasonably likely to have a Material Adverse Effect on First Banking. No First Banking Company has incurred any withdrawal Liability with respect to a multiemployer plan under Subtitle B of Title IV or ERISA (regardless of whether based on contributions of an ERISA Affiliate), which Liability is reasonably likely to have a Material Adverse Effect on First Banking. No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any First Banking Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof

               (e) (i) No First Banking Company has any obligations for retiree health and life benefits under any of the First Banking Benefit Plans and (ii) there are no restrictions on the rights of such First Banking Company to amend or terminate any such Plan without incurring any Liability thereunder, which Liability is reasonably likely to have a Material Adverse Effect on First Banking.

               (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of any First Banking Company from any First Banking Company under any First Banking Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any First Banking Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

               (g) The actuarial present values of all accrued deferred compensation entitlements (including, without limitation, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any First Banking Company and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or Section 302 of ERISA, have been fully reflected on the First Banking Financial Statements to the extent required by and in accordance with GAAP.

       6.15 MATERIAL CONTRACTS. Except as Previously Disclosed or otherwise reflected in the First Banking Financial Statements, none of the First Banking Companies, nor any of their respective Assets, businesses or operations, is a party to, or is bound or affected by, or receives benefits under, (a) any employment, severance, termination, consulting or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $10,000;
(b) any Contract relating to the borrowing of money by any First Banking Company or the guarantee by any First Banking Company of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, or trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business);
(c) any Contracts between or among First Banking Companies; and (d) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed by First Banking with the SEC as





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of the date of this Agreement (together with all Contracts referred to in
Sections 5.10 and 5.14(a) of this Agreement, the "First Banking Contracts"). None of the First Banking Companies is in Default under any First Banking Contract, other than Defaults which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking. All of the indebtedness of any First Banking Company for money borrowed is prepayable at any time by such First Banking Company without penalty or premium.


       6.16 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the knowledge of First Banking, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any First Banking Company, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any First Banking Company, that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking.

       6.17 REPORTS. Since January 1, 1991, each First Banking Company has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (b) other Regulatory Authorities, and (c) any applicable state securities or banking authorities (except, in the case of state securities authorities, failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking). As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date, each such report and document did not, in all material respects, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

       6.18 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by First Banking Company or any Affiliate thereof to FNB pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that First Banking Company makes no representation or warranty with respect to any statement, certificate, instrument or other writing that was superseded by a later statement, certificate, instrument or other writing delivered to FNB Effingham and its counsel described in Section 11.8 of this Agreement. None of the information supplied or to be supplied by any First Banking Company or any Affiliate thereof for inclusion in the Registration Statement to be filed by First Banking with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by any First Banking Company or any Affiliate thereof for inclusion in the Proxy Statement to be mailed to FNB's shareholders in connection with the Shareholders' Meeting, and any other documents to be filed by any First Banking Company or any Affiliate thereof with the SEC or any other Regulatory





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Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Proxy Statement, when first mailed to the shareholders of FNB, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Shareholders' Meeting. All documents that any First Banking Company or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

       6.19 TAX AND REGULATORY MATTERS. No First Banking Company or any Affiliate thereof has taken any action or has any knowledge of any fact or circumstance that is reasonably likely to (a) prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement or result in the imposition of a condition or restriction of the type referred to in the second sentence of such Section. To the knowledge of First Banking, there exists no fact, circumstance, or reason why the requisite Consents referred to in Section 9.1(b) of this Agreement cannot be received in a timely manner without the imposition of any condition or restriction of the type described in the second sentence of such Section 9.1(b).

       6.20 POOLING OF INTERESTS. No Affiliate of First Banking has taken or will take any action that would preclude the Merger from being accounted for as a pooling of interests.


                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

       7.1 AFFIRMATIVE COVENANTS OF FNB. Unless the prior written consent of First Banking shall have been obtained, and except as otherwise contemplated herein, FNB shall, and shall cause each of its Subsidiaries: (a) to operate its business in the usual, regular, and ordinary course; (b) to preserve intact its business organization and Assets and maintain its rights and franchises; (c) to use its reasonable efforts to cause its representations and warranties to be correct at all times; (d) to take no action which would (i) adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the second sentence of Section 9.1(b) of this Agreement or
(ii) adversely affect in any material respect the ability of either Party to perform its covenants and agreements under this Agreement; and (e) to permit a representative of First Banking (who is expected to be James Eli Hodges) to attend and participate (but only to the extent of expressing his opinion on any matter before the Board or the Committee and not otherwise to influence the decision of the Board or the Committee and not to vote) (i) in all meetings of the Board of Directors of FNB and Effingham Bank and (ii) in all meetings of the Loan Committee of Effingham Bank with such representative to be excused during deliberations relating to the transactions contemplated by this Agreement (i) in all





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meetings of the Board of Directors of FNB and FNB Effingham and (ii) in all
meetings of the Loan Committee of FNB Effingham.

       7.2 NEGATIVE COVENANTS OF FNB. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, FNB covenants and agrees that it will not do or agree or commit to do, or permit any of its Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer of First Banking, which consent shall not be unreasonably withheld:

               (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any FNB Company; or

               (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a FNB Company to another FNB Company) in excess of an aggregate of $10,000 (for the FNB Companies on a consolidated basis) except in the ordinary course of the business of FNB Companies consistent with past practices (which shall include, for FNB Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any share of stock held by any FNB Company of any Lien or permit any such Lien to exist; or

               (c) other than as Previously Disclosed, repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any FNB Company; or

               (d) declare or pay any dividend or make any other distribution in respect of FNB's capital stock; or

               (e) except for this Agreement, or pursuant to the exercise of stock options outstanding as of the date hereof and pursuant to the terms thereof in existence on the date hereto, or as Previously Disclosed, issue, sell, pledge, encumber, authorize the issuance of, or enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of or otherwise permit to become outstanding, any additional shares of FNB Common Stock or any other capital stock of any FNB Company, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; or

               (f) adjust, split, combine or reclassify any capital stock of any FNB Company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of FNB Common Stock or sell, lease, mortgage or otherwise dispose of or otherwise encumber (i) any shares of capital stock of any FNB Subsidiary (unless any such shares of stock are sold or otherwise transferred to another FNB Company) or (ii) any Asset having a book value in excess of $10,000 other than in the ordinary course of business for reasonable and adequate consideration; or

               (g) acquire direct or indirect control over any Person, other than in connection with (i) internal reorganizations or consolidations involving existing Subsidiaries, (ii) foreclosures in the ordinary course of business, or (iii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity; or

               (h) other than as Previously Disclosed, grant any increase in compensation or benefits to the employees or officers of any FNB Company (including such discretionary increases as may be contemplated by existing employment agreements), except in accordance with past practice Previously Disclosed or as required by Law; pay any bonus except in accordance with past practice Previously Disclosed or the provisions of any applicable program or plan adopted by its Board of Directors prior to the date of this Agreement; enter into or amend any severance agreements with officers of any FNB Company; grant any increase in fees or other increases in compensation or other benefits to directors of any FNB Company, provided, however, that beginning after the Effective Time, FNB Effingham shall be entitled to pay its directors the same directors' fees (and other benefits, if any) which are then paid by First Bulloch Bank & Trust Company and Metter Banking Company to their directors, respectively; or

               (i) other than as Previously Disclosed, enter into or amend any employment Contract between any FNB Company and any Person (unless such amendment is required by Law) that the FNB Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

               (j) adopt any new employee benefit plan of any FNB Company or make any material change in or to any existing employee benefit plans of any FNB Company other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan; or

               (k) make any significant change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP; or

               (l) commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of any FNB Company for money damages in excess of $10,000 or which involves material restrictions upon the operations of any FNB Company; or

               (m) except in the ordinary course of business, modify, amend or terminate any material Contract or waive, release, compromise or assign any material rights or claims; or

               (n) take any action that would preclude the Merger from being accounted for as a pooling of interests.

       7.3 COVENANTS OF FIRST BANKING. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, First Banking covenants and agrees that

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(a) it shall continue to conduct its business and the business of its
Subsidiaries in a manner designed in its reasonable judgment, to enhance the long-term value of the First Banking Common Stock and the business prospects of the First Banking Companies and to the extent consistent therewith to use all reasonable efforts to preserve intact the First Banking Companies' core businesses and goodwill with their respective employees and the communities they serve, and (b) without the prior written consent of FNB, which consent will not be unreasonably withheld, it will not declare, set aside, or pay any extraordinary cash dividend on its Common Stock other than normal and customary quarterly cash dividends in accordance with its current dividend policy and any increases consistent with past practices.

       7.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (a) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (b) is reasonably likely to cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

       7.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year-end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

       8.1 REGISTRATION STATEMENT; PROXY STATEMENT; SHAREHOLDER APPROVAL. As soon as practicable after execution of this Agreement, First Banking shall file the Registration Statement with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of First Banking Common Stock upon consummation of the Merger. FNB shall furnish all information concerning it and the holders of its capital stock as First Banking may reasonably request in connection with such action. FNB shall call a Shareholders' Meeting, to be held as soon as reasonably practicable after the Registration Statement is declared effective by the SEC, for the purpose of voting upon approval of this Agreement and such other related matters as it deems appropriate. In connection with the Shareholders' Meeting, (a) First Banking shall prepare on FNB's behalf a Proxy Statement (which shall be included in the

Registration Statement) and furnish same to the SEC and mail it to its shareholders, (b) the Parties shall furnish to each other all information concerning them that they may reasonably request in connection with such Proxy Statement, (c) the Board of Directors of FNB shall recommend (subject to compliance with their fiduciary duties as advised by counsel) to its shareholders that they approve this Agreement, and (d) the Board of Directors and officers of FNB shall use their reasonable efforts to obtain such shareholders' approval (subject to compliance with their fiduciary duties as advised by counsel).

       8.2 LISTING. First Banking shall use its best efforts to list, prior to the Effective Time, on the NASDAQ/NMS, the shares of First Banking Common Stock to be issued to the holders of FNB Common Stock pursuant to the Merger.

       8.3 APPLICATIONS. First Banking shall promptly prepare and file, and FNB shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement.

       8.4 FILINGS WITH STATE OFFICES. Upon the terms and subject to the conditions of this Agreement, First Banking shall execute and file the Articles of Merger with the Secretary of State of the State of Georgia in connection with the Closing.

       8.5 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other Party hereto to that end (it being understood that any amendments to the Registration Statement filed by First Banking in connection with the First Banking Common Stock to be issued in the Merger or a resolicitation of proxies as a consequence of an acquisition agreement by First Banking or any of its Subsidiaries shall not violate this covenant), including, without limitation, using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article Nine of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

       8.6     INVESTIGATION AND CONFIDENTIALITY.

               (a) Prior to the Effective Time, each Party will keep the other Party advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Party to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as the other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No investigation by a Party shall affect the representations and warranties of the other Party.

               (b) In addition to the Parties' respective obligations under the Confidentiality Agreement, each Party shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by the other Party concerning its and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Effective Time, each Party shall promptly return all documents and copies thereof and all work papers containing confidential information received from the other Party, except one copy of certain materials that can be retained for legal files in accordance with the provisions of the Confidentiality Agreement.

               (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach of any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have a Material Adverse Effect on the other Party.

       8.7 PRESS RELEASES. Prior to the Effective Time, FNB and First Banking shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this
Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

       8.8 CERTAIN ACTIONS. Except with respect to this Agreement and the transactions contemplated hereby, no FNB Company nor any Affiliate thereof nor any investment banker, attorney, accountant or other representative (collectively, "Representatives") retained by any FNB Company shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of FNB's Board of Directors as advised by counsel, no FNB Company or any Affiliate or Representative thereof shall furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but FNB may communicate information about such an Acquisition Proposal to its stockholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. FNB shall promptly notify First Banking orally and in writing in the event that it receives any inquiry or proposal relating to any such transaction. Subject to such legal obligations, FNB shall (a) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (b) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

       8.9 TAX TREATMENT. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for treatment as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code for federal income tax purposes.

       8.10 AGREEMENT OF AFFILIATES. FNB has Previously Disclosed all Persons whom it reasonably believes is an "affiliate" of FNB for purposes of Rule 145 under the 1933 Act. FNB shall use its reasonable efforts to cause each such Person to deliver to First Banking not later than 30 days after the date of this Agreement, a written agreement, substantially in the form of Exhibit 1 hereto, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of FNB Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of First Banking Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder (including in compliance with Staff Accounting Bulletin No. 76 issued by the SEC). First Banking agrees to publish, as soon as practicable after the Effective Date, financial results covering at least 30 days of combined operations of First Banking and FNB within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. First Banking shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of First Banking Common Stock by such affiliates.

       8.11 EMPLOYEE BENEFITS AND CONTRACTS. Following the Effective Time, First Banking shall provide generally to officers and employees of the FNB Companies employee benefits under employee benefit plans (other than stock option or other plans involving the potential issuance of First Banking Common Stock), on terms and conditions which when taken as a whole are substantially similar to those currently provided by the First Banking Companies to their similarly situated officers and employees provided, that, for a period of twelve months after the Effective Time, First Banking shall provide generally to officers and employees of FNB Companies severance benefits in accordance with the policies of either (a) FNB as Previously Disclosed, or (b) First Banking, whichever of (a) or (b) will provide the greater benefit to the officer or employee. For purposes of participation and vesting under such employee benefit plans, the service of the employees of the FNB Companies prior to the Effective Time shall be treated as service with a First Banking Company participating in such employee benefit plans. First Banking also shall honor in accordance with their terms all employment, severance, consulting and other compensation Contracts Previously Disclosed to First Banking between any FNB Company and any current or former director, officer, or employee thereof and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the FNB Benefit Plans.

       8.12    INDEMNIFICATION.

               (a) For a period of six years after the Effective Time, First Banking shall, and shall cause FNB to, indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of the FNB Companies (each, an "Indemnified Party") against all Liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under Georgia Law and by FNB's Articles of Incorporation and Bylaws or any Contract providing for indemnification as in effect on the date hereof, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by FNB is required to effectuate any indemnification, First Banking shall cause FNB to direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between First Banking and the Indemnified Party.

               (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify First Banking thereof. In the event of any such Litigation (whether arising before or after the Effective Time), (i) First Banking shall have the right to assume the defense thereof and First Banking shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if First Banking or FNB elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between First Banking or FNB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and First Banking or FNB shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that First Banking shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) First Banking shall not be liable for any settlement effected without its prior written consent; and provided further that FNB shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.


                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

       9.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.6 of this Agreement:

               (a) SHAREHOLDER APPROVAL. The shareholders of FNB shall have approved this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, as and to the extent required by Law or by the provisions of any governing instruments.

               (b)    REGULATORY APPROVALS.   All Consents of, filings and
registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect, and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including, without limitation, requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

               (c) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Merger (other than those referred to in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party





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which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on such Party.

               (d) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, materially restricts or makes illegal consummation of the transactions contemplated by this Agreement.

               (e) REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of First Banking Common Stock issuable pursuant to the Merger shall have been received.

               (f) NASD LISTING. The shares of First Banking Common Stock issuable pursuant to the Merger shall have been approved for listing on the NASDAQ/NMS.

               (g) TAX MATTERS. FNB shall have received a written opinion of counsel from Powell, Goldstein, Frazer & Murphy, in form reasonably satisfactory to it (the "Tax Opinion"), to the effect that for federal income tax purposes (a) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (b) the exchange in the Merger of FNB Common Stock for First Banking Common Stock will not give rise to gain or loss to the shareholders of FNB with respect to such exchange (except to the extent of any cash received), and (c) neither FNB nor First Banking will recognize gain or loss as a consequence of the Merger except for income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Internal Revenue Code. In rendering such Tax Opinion, counsel for shall be entitled to rely upon representations of officers of FNB and First Banking reasonably satisfactory in form and substance to such counsel.

       9.2 CONDITIONS TO OBLIGATIONS OF FIRST BANKING. The obligations of First Banking to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by First Banking pursuant to Section 11.6(a) of this Agreement:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of FNB set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 5.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FNB.





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               (b)    PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of
the agreements and covenants of FNB to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

               (c)    CERTIFICATES.  FNB shall have delivered to First Banking
(i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that, to their knowledge (except, with respect to the representations in Section 5.11, their actual knowledge without inquiry), the conditions of its obligations set forth in Section 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by FNB's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as First Banking and its counsel shall request.

               (d) OPINION OF COUNSEL. FNB shall have delivered to First Banking an opinion of Nelson, Mullins, Riley & Scarborough, counsel to FNB, dated as of the Closing, in substantially the form of Exhibit 2 hereto.

               (e) FAIRNESS OPINION. First Banking shall have received from The Carson Medlin Company a letter dated no more than 5 business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the Merger is fair, from a financial point of view, to the First Banking shareholders.

               (f) CLAIMS/INDEMNIFICATION LETTERS. Each of the directors and officers of FNB shall have executed and delivered to First Banking letters in substantially the form of Exhibit 3 hereto.

               (h) DISSENTING SHARES. The aggregate number of shares of FNB Common Stock dissenting to the Merger shall not exceed 15,506 shares.

       9.3 CONDITIONS TO OBLIGATIONS OF FNB. The obligations of FNB to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by FNB pursuant to Section 11.6(b) of this Agreement:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of First Banking set forth or referred to in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made on and as of the Effective Time (provided that representations and warranties which are confined to a specified date shall speak only as of such date), except (i) as expressly contemplated by this Agreement, or (ii) for representations and warranties (other than the representations and warranties set forth in Section 6.3 of this Agreement, which shall be true in all material respects) the inaccuracies of which relate to matters that are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on First Banking.





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               (b)    PERFORMANCE OF AGREEMENTS AND COVENANTS.  Each and all of
the agreements and covenants of First Banking to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

               (c)    CERTIFICATES.  First Banking shall have delivered to FNB
(i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that, to their knowledge (except, with respect to the representations in Section 6.11, their actual knowledge without inquiry), the conditions of its obligations set forth in Section 9.3(a) and 9.3(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by First Banking's Board of Directors evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as FNB and its counsel shall request.

               (d) OPINION OF COUNSEL. First Banking shall have delivered to FNB an opinion of Powell, Goldstein, Frazer & Murphy, counsel to First Banking, dated as of the Closing in substantially the form of Exhibit 4 hereto.

               (e) FAIRNESS OPINION. FNB shall have received from Stevens & Company a letter, dated not more than 5 business days prior to the date of the Proxy Statement, to the effect that, in the opinion of such firm, the consideration to be received by FNB shareholders and option holders in connection with the Merger is fair, from a financial point of view, to such shareholders and option holders.


                                   ARTICLE 10
                                  TERMINATION

       10.1 TERMINATION. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of FNB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

               (a) By mutual consent of the Board of Directors of First Banking and the Board of Directors of FNB; or

               (b) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching party the ability to refuse to consummate the Merger under the standard set forth in Section 9.2(a) of this Agreement in the case of First Banking and Section 9.3(a) of this Agreement in the case of FNB; or





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


               (c) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

               (d) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) if the shareholders of FNB fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the GBCC at the Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon; or

               (e) By the Board of Directors of either Party in the event that the Merger shall not have been consummated by September 30, 1996, but only if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e); or

               (f) By the Board of Directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event that any of the conditions precedent to the obligations of such Party to consummate the Merger cannot be satisfied or fulfilled by the date specified in
Section 10.1(e) of this Agreement; or

               (g) By the Board of Directors of either Party in the event actions have been taken to preclude the accounting for the Merger as pooling of interest; or

               (h) By the Board of Directors of FNB if the closing price of a share of common stock of First Banking falls below $20 per share (adjusted as provided in Section 3.2 hereof) on any trading day during the 20 trading days prior to the scheduled Effective Time (and First Banking agrees promptly to notify FNB in such event), provided that FNB shall give First Banking written notice of its election to terminate this Agreement not later than 5:00 p.m. on the fourth trading day following the day on which the closing price falls below $20 per share; or

               (i) By the Board of Directors of either Party, at any time prior to the fifth day after execution of this Agreement without any Liability in the event that the review of the disclosures contained in the other Party's Disclosure Memorandum causes its Board of Directors to determine, in its reasonable good faith judgment, that a fact or circumstance exists or is likely to exist or result which materially and adversely impacts the economic benefits to it of the transaction contemplated by this Agreement so as to render inadvisable the consummation of the Merger.

       10.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement shall become void and have





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


no effect, except that (a) the provisions of this Section 10.2 and Article Eleven and Section 8.6(b) of this Agreement shall survive any such termination and abandonment, and (b) a termination pursuant to Sections 10.1(b), 10.1(c) or 10.1(f) of this Agreement shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

       10.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for this Section 10.3 and Articles Two, Three, Four and Eleven and Sections 8.10 and 8.12 of this Agreement.


                                   ARTICLE 11
                                 MISCELLANEOUS

       11.1 DEFINITIONS. Except as otherwise provided herein, the capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

               "1933 ACT" shall mean the Securities Act of 1933, as amended.

               "1934 ACT" shall mean the Securities Exchange Act of 1934, as amended.

               "ACQUISITION PROPOSAL" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or Assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of such Party or any of its Subsidiaries.


               "AFFILIATE" of a Person shall mean: (a) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person or (b) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person.

               "AGREEMENT" shall mean this Agreement and Plan of Merger and the Exhibits delivered pursuant hereto and incorporated herein by reference.

               "ALLOWANCE" shall have the meaning provided in Section 5.9 of this Agreement.

               "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

               "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

               "CLOSING" shall mean the closing of the transactions contemplated hereby, as described in Section 1.2 of this Agreement.

               "CONFIDENTIALITY AGREEMENT" shall mean that certain Letter of Intent, dated February 21, 1995, between FNB and First Banking.

               "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

               "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

               "DEFAULT" shall mean (a) any breach or violation of or default under any Contract, Order or Permit, (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any Contract, Order or Permit.

               "EFFECTIVE TIME" shall mean the date and time at which the Merger becomes effective as defined in Section 1.3 of this Agreement.

               "ENVIRONMENTAL LAWS" shall mean all Laws which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with primary jurisdiction over pollution or protection of the environment.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

               "ERISA AFFILIATE" shall have the meaning provided in Section
       5.14 of this Agreement.

               "ERISA PLAN" shall have the meaning provided in Section 5.14 of this Agreement.

               "EXCHANGE AGENT" shall have the meaning provided in Section 4.1 of this Agreement.

               "EXHIBITS" 1 through 3, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof and may be referred to in this Agreement and any other related instrument or document without being attached hereto.

               "FIRST BANKING BENEFIT PLANS" shall have the meaning set forth in Section 6.14 of this Agreement.

               "FIRST BANKING FINANCIAL STATEMENTS" shall mean (i) the consolidated statements of condition (including related notes and schedules, if any) of First Banking as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three years ended December 31, 1995, 1994 and 1993, as filed by First Banking in SEC Documents and (ii) the consolidated statements of condition of First Banking (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to December 31, 1995.

               "FIRST BANKING COMPANIES" shall mean, collectively, First Banking and all First Banking Subsidiaries.

               "FIRST BANKING COMMON STOCK" shall mean the $1.00 par value common stock of First Banking.

               "FIRST BANKING STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans.

               "FIRST BANKING SUBSIDIARIES" shall mean the Subsidiaries of First Banking.

               "FNB BENEFIT PLANS" shall have the meaning set forth in Section
       5.14 of this Agreement.

               "FNB COMPANIES" shall mean, collectively, FNB and all FNB Subsidiaries.

               "FNB COMMON STOCK" shall mean the $.01 par value common stock of FNB.

               "FNB EFFINGHAM" shall mean First National Bank of Effingham, a national bank and a FNB Subsidiary.

               "FNB FINANCIAL STATEMENTS" shall mean (a) the consolidated balance sheets (including related notes and schedules, if any) of FNB or FNB Effingham, as the case may be, as of December 31, 1995 and December 31, 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for each of the three fiscal years ended December 31, 1995, 1994 and 1993, as audited by McNair, McLemore, Middlebrooks & Co., and (b) the consolidated balance sheets of FNB (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in FNB Effingham's Reports of Condition and Income filed with respect to periods ended subsequent to December 31, 1995.

               "FNB STOCK PLANS" shall mean the existing stock option and other stock-based compensation plans of FNB.

               "FNB SUBSIDIARIES" shall mean the Subsidiaries of FNB, which shall include the FNB Subsidiaries described in Section 5.4 of this Agreement and any Person acquired as a Subsidiary of FNB in the future and owned by FNB at the Effective Time.

               "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

               "GBCC" shall mean the Georgia Business Corporation Code.

               "GEORGIA ARTICLES OF MERGER" shall mean the Articles of Merger to be executed by First Banking and filed with the Secretary of State of the State of Georgia relating to the Merger as contemplated by Section
       1.1 of this Agreement.

               "HAZARDOUS MATERIAL" shall mean any pollutant, contaminant, or hazardous substance within the meaning of the Comprehensive Environment Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., or any similar federal, state or local Law.

               "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

               "IRS" shall mean the Internal Revenue Service.

               "KNOWLEDGE" as used with respect to a Person shall mean the knowledge after due inquiry of the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel, any Assistant or Deputy General Counsel, or any Senior or Executive Vice President of such Person or any subsidiary of such Person.

               "LAW" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any of the Regulatory Authorities.

               "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including, without limitation, costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

               "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect

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       to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on a Party.

               "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including, without limitation, Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

               "LOAN PROPERTY" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

               "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

               "MATERIAL ADVERSE EFFECT" on a Party shall mean an event, change or occurrence which has a material adverse impact on (a) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (b) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement, provided that "material adverse impact" shall not be deemed to include the impact of
       (x) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

               "MERGER" shall mean the merger of FNB with and into First Banking referred to in Section 1.1 of this Agreement.

               "NASD" shall mean the National Association of Securities Dealers, Inc.

               "NASDAQ/NMS" shall mean the National Market System of the National Association of Securities Dealers Automated Quotations System.

               "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi- judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

               "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management (including any property or facility held in a joint venture) and, where required by the context, the term means the owner or operator of such facility or property, but only with respect to such facility or property.

               "PARTY" shall mean either FNB or First Banking, and "Parties" shall mean both FNB and First Banking.

               "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its capital stock, Assets, Liabilities, or business.

               "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

               "PREVIOUSLY DISCLOSED" shall mean information (a) delivered in writing prior to the date of this Agreement in the manner and to the Party and counsel described in Section 11.8 of this Agreement and describing in reasonable detail the matters contained therein, provided that in the case of Subsidiaries acquired after the date of this Agreement, such information may be so delivered by the acquiring Party to the other Party prior to the date of such acquisition, or (b) disclosed prior to the date of this Agreement by one Party to the other in an SEC Document delivered to such other Party and such counsel described in Section 11.8 of this Agreement in which the specific information has been identified by the Party making the disclosure, or
       (c) in the case of information pertaining to FNB Effingham, matters specifically disclosed to James Eli Hodges or Perry Smith prior to the date hereof by any Effingham director, Larry D. Weddle, Carolyn Williamson or David Atkins.

               "PROXY STATEMENT" shall mean the proxy statement used by FNB to solicit the approval of its shareholders of the transactions contemplated by this Agreement and shall include the prospectus of First Banking relating to shares of First Banking Common Stock to be issued to the shareholders of FNB.

               "REGISTRATION STATEMENT" shall mean the Registration Statement on Form S-4, or other appropriate form, filed with the SEC by First Banking under the 1933 Act in connection with the transactions contemplated by this Agreement.

               "REGULATORY AUTHORITIES" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance

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       Corporation, all state regulatory agencies having jurisdiction over the
       Parties and their respective Subsidiaries, the NASD, and the SEC.

               "SEC DOCUMENTS" shall mean all reports and registration statements filed, or required to be filed, by a Party or any of its Subsidiaries with any Regulatory Authority pursuant to the Securities Laws.

               "SECURITIES LAWS" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

               "SHAREHOLDERS' MEETING" shall mean the meeting of the shareholders of FNB to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

               "SUBSIDIARIES" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

               "SURVIVING CORPORATION" shall mean First Banking as the surviving corporation resulting from the Merger.

               "TAXES" shall mean any federal, state, county, local, foreign and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

       11.2 EXPENSES. Except as otherwise provided in this Section 11.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except (a) that each of the Parties shall bear and pay one- half of the filing fees payable in connection with the Registration Statement and the Proxy Statement and printing costs incurred in connection with the printing of the Registration Statement and the Proxy Statement and (b) that to the extent First Banking terminates this Agreement for any reason other than (i) a breach by FNB of a representation, warranty, term or condition of this Agreement or (ii) an event, change or occurrence which has a Material Adverse Effect on FNB, then First Banking shall reimburse FNB for all of its costs and expenses incurred in connection with the Merger and paid to third parties.

       11.3 BROKERS AND FINDERS. Except for Stevens & Company as to FNB (whose fee will not exceed 1.5% of the total consideration paid pursuant to this Agreement) and except for The Carson Medlin Company as to First Banking, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. In the event of a claim by any broker or finder based upon its representing or being retained by or allegedly representing or being retained by FNB or First Banking, each of FNB and First Banking, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

       11.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 8.6(b) of this Agreement, with respect to the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in Section 8.12 of this Agreement.

       11.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties; provided, however, that after any such approval by the holders of FNB Common Stock, there shall be made no amendment decreasing the consideration to be received by FNB shareholders without the further approval of such shareholders.

       11.6    WAIVERS.

               (a) Prior to or at the Effective Time, First Banking, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by FNB, to waive or extend the time for the compliance or fulfillment by FNB of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of First Banking under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of First Banking.

               (b) Prior to or at the Effective Time, FNB, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by First Banking, to waive or extend the time for the compliance or fulfillment by First Banking of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of FNB under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of FNB.

               (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

       11.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

       11.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre- paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:


       First Banking:                First Banking Company of Southeast Georgia
                                     40 North Main Street
                                     P.O. Box 878
                                     Statesboro, Georgia  30458
                                     Telecopy Number:  (912) 489-5241

                                     Attention:  James Eli Hodges
                                                 President

       Copy to Counsel:              Powell, Goldstein, Frazer & Murphy
                                     Sixteenth Floor
                                     191 Peachtree Street, N.E.
                                     Atlanta, Georgia 30303
                                     Telecopy Number:  (404) 572-5958

                                     Attention:  Walter G. Moeling, IV

       FNB:                          FNB Bancshares, Inc.
                                     501 S. Laurel Street
                                     Springfield, Georgia  31329-1045
                                     Telecopy Number:  (912) 754-7509

                                     Attention:  Larry D. Weddle


       Copy to Counsel:              Nelson, Mullins, Riley & Scarborough
                                     400 Colony Square, Suite 2200
                                     1201 Peachtree Street
                                     Atlanta, Georgia 30361
                                     Telecopy Number:  (404) 817-6151

                                     Attention:  Glenn W. Sturm and
                                                 Neil E. Grayson

       11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Georgia, without regard to any applicable conflicts of Laws, except to the extent that the federal laws of the United States may apply to the Merger.

       11.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

       11.11 CAPTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

       11.12 ENFORCEMENT OF AGREEMENT. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

       11.13 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

       IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by its officers as of the day and year first above written.


ATTEST:                                       FIRST BANKING COMPANY OF SOUTHEAST
                                              GEORGIA


/s/ Dwayne E. Rocker                          By: /s/ James Eli Hodges
- -----------------------------------               ------------------------------
Secretary                                         James Eli Hodges
                                                  President


[CORPORATE SEAL]

                                              FNB BANCSHARES, INC.


                                              By: /s/ Carolyn Williamson
                                                  -----------------------------
                                                   Carolyn Williamson
                                                   Secretary
[CORPORATE SEAL]


                                                           DIRECTORS:


- ------------------------------------          ----------------------------------
Allen Hollis                                  Raymon M. Starling


- ------------------------------------          ----------------------------------
W. Darrel Hutcheson                           Thomas D. Stewart, Jr.


- ------------------------------------          ----------------------------------
Roger C. Macomber                             Wilhelmina A. Webb


- ------------------------------------          ----------------------------------
Neil W. Ratchford                             Larry D. Weddle

- ------------------------------------
Ted O. Romine

                                                                       EXHIBIT 1
                              AFFILIATE AGREEMENT

First Banking Company of Southeast Georgia
40 North Main Street
Statesboro, Georgia  30458

Attention:       James E. Hodges
                 President and Chief Executive Officer

Ladies and Gentlemen:

         The undersigned is a shareholder of FNB Bancshares, Inc. ("FNB"), a corporation organized and existing under the laws of the State of Georgia and located in Springfield, Georgia, and will become a shareholder of First Banking Company of Southeast Georgia ("First Banking") pursuant to the transactions described in the Agreement and Plan of Merger, dated as of March 13, 1995 (the "Agreement"), by and between First Banking and FNB. Under the terms of the Agreement, FNB will be merged into First Banking (the "Merger") and the shares of the $.01 par value common stock of FNB ("FNB Common Stock") will be converted into shares of the $1.00 par value common stock of First Banking ("First Banking Common Stock"). This Affiliate Agreement represents an agreement between the undersigned and First Banking regarding certain rights and obligations of the undersigned in connection with the shares of First Banking to be received by the undersigned as a result of the Merger.

         In consideration of the Merger and the mutual covenants contained herein, the undersigned and First Banking hereby agree as follows:

                 (a) Affiliate Status. The undersigned understands and agrees that as to FNB the undersigned is an "affiliate" under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended ("1933 Act"), and the undersigned anticipates that the undersigned will be such an "affiliate" at the time of the Merger.

                 (b) Initial Restriction on Disposition. The undersigned agrees that the undersigned will not, except by operation of law, by will or under the laws of descent and distribution, sell, transfer, or otherwise dispose of the undersigned's interests in, or reduce the undersigned's risk relative to, any of the shares of First Banking Common Stock into which the undersigned's shares of FNB Common Stock are converted upon consummation of the Merger until such time as First Banking notifies the undersigned that the requirements of SEC Accounting Series Release Nos. 130 and 135 ("ASR 130 and 135") have been met. The undersigned understands that ASR 130 and 135 relate to publication of financial results of post-Merger combined operations of First Banking and FNB. First Banking agrees that it will publish such results within 45 days after the end of the first fiscal quarter of First Banking containing the required period of post-Merger combined operations and that it will notify the undersigned promptly following such publication.

                 (c) Covenants and Warranties of Undersigned. The undersigned represents, warrants, and agrees that:

                          During the 30 days immediately preceding the effective time of the Merger, the undersigned will not, except by operation of law, by will, or under the laws of descent and distribution, sell, transfer, or otherwise dispose of the undersigned's interests in, or reduce the undersigned's risk relative to, any of the shares of FNB Common Stock beneficially owned by the undersigned as of the date of the shareholders' meeting of FNB held to approve the Merger.

                          The First Banking Common Stock received by the undersigned as a result of the Merger will be taken for the undersigned's own account and not for others, directly or indirectly, in whole or in part.

                          First Banking has informed the undersigned that any distribution by the undersigned of First Banking Common Stock has not been registered under the 1933 Act and that shares of First Banking Common Stock received pursuant to the Merger can only be sold by the undersigned (1) following registration under the 1933 Act, or (2) in conformity with the volume and other requirements of Rule 145(d) promulgated by the SEC as the same now exist or may hereafter be amended, or (3) to the extent some other exemption from registration under the 1933 Act might be available. The undersigned understands that First Banking is under no obligation to file a registration statement with the SEC covering the disposition of the undersigned's shares of First Banking Common Stock.

                          The undersigned is aware that First Banking intends to treat the Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code ("Code") for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner as First Banking for federal income tax purposes. The undersigned acknowledges that Section 1.368-1(b) of the Income Tax Regulations requires "continuity of interest" in order for the Merger to be treated as tax-free under Section 368 of the Code. This requirement is satisfied if, taking into account those FNB shareholders who receive cash in exchange for their stock, who receive cash in lieu of fractional shares, or who dissent from the Merger, there is no plan or intention on the part of the FNB shareholders to sell or otherwise dispose of the First Banking Common Stock to be received in the Merger that will reduce such shareholders' ownership to a number of shares having, in the aggregate, a value at the time of the Merger of less than 50% of the total fair market value of the FNB Common Stock outstanding immediately prior to the Merger. The undersigned has no prearrangement, plan, or intention to sell or otherwise dispose of an amount of the undersigned's First Banking Common Stock to be received in the Merger which would cause the foregoing requirement not to be satisfied.

                 (d) Restrictions on Transfer. The undersigned understands and agrees that stop transfer instructions with respect to the shares of First Banking Common Stock received by the undersigned pursuant to the Merger will be given to First Banking's Transfer Agent and that there will be placed on the certificates for such shares, or shares issued in substitution thereof, a legend stating in substance:

         "The shares represented by this certificate were issued pursuant to a business combination which is accounted for as a "pooling of interests" and may not be sold, nor may the owner thereof reduce his risks relative thereto in any way, until such time as First Banking Company of Southeast Georgia ("First Banking") has published the financial results covering at least 30 days of combined operations after the effective date of the merger through which the business combination was effected. In addition, the shares represented by this certificate may not be sold, transferred, or otherwise disposed of except or unless (1) covered by an effective registration statement under the Securities Act of 1933, as amended, (2) in accordance with (i) Rule 145(d) (in the case of shares issued to an individual who is not an affiliate of First Banking) or (ii) Rule 144 (in the case of shares issued to an individual who is an affiliate of First Banking) of the Rules and Regulations of such Act, or (3) in accordance with a legal opinion satisfactory to counsel for First Banking that such sale or transfer is otherwise exempt from the registration requirements of such Act."

Such legend will also be placed on any certificate representing First Banking securities issued subsequent to the original issuance of the First Banking Common Stock pursuant to the Merger as a result of any stock dividend, stock split, or other recapitalization as long as the First Banking Common Stock issued to the undersigned pursuant to the Merger has not been transferred in such manner to justify the removal of the legend therefrom. If the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the First Banking Common Stock received by the undersigned pursuant to the Merger, or at the expiration of the restrictive period set forth in Rule 145(d), First Banking, upon the request of the undersigned, will cause the certificates representing the shares of First Banking Common Stock issued to the undersigned in connection with the Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by First Banking of an opinion of its counsel to the effect that such legend may be removed.

                 (e) Understanding of Restrictions on Dispositions. The undersigned has carefully read the Agreement and this Affiliate Agreement and discussed their requirements and impact upon his ability to sell, transfer, or otherwise dispose of the shares of First Banking Common Stock received by the undersigned, to the extent the undersigned believes necessary, with the undersigned's counsel or counsel for FNB.

                 (f) Filing of Reports by First Banking. First Banking agrees, for a period of three years after the effective date of the Merger, to file on a timely basis all reports required to be filed by it pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 145(d) promulgated by the SEC as the same are presently in effect will be available to the undersigned in the event the undersigned desires to transfer any shares of First Banking Common Stock issued to the undersigned pursuant to the Merger.

                 (g) Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of First Banking Common Stock received by the undersigned in connection with the Merger at any time during the restrictive period set forth in Rule 145(d), the undersigned will provide the necessary representation letter to the transfer agent for First Banking Common Stock together with such additional information as the transfer agent may reasonably request. If First Banking's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), First Banking shall cause such counsel to provide such opinions as may be necessary to First Banking's Transfer Agent so that the undersigned may complete the proposed sale or transfer.

                 (h) Acknowledgments. The undersigned recognizes and agrees that the foregoing provisions also apply to (i) the undersigned's spouse, (ii) any relative of the undersigned or of the undersigned's spouse who has the same home as the undersigned, (iii) any trust or estate in which the undersigned, the undersigned's spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, and (iv) any corporation or other organization in which the undersigned, the undersigned's spouse and any such relative collectively own at least 10% of any class of equity securities or of the equity interest. The undersigned further recognizes that, in the event that the undersigned is a director or officer of First Banking or becomes a director or officer of First Banking upon consummation of the Merger, among other things, any sale of First Banking Common Stock by the undersigned within a period of less than six months following the effective time of the Merger may subject the undersigned to liability pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended.

                 (i) Miscellaneous. This Affiliate Agreement is the complete agreement between First Banking and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by the laws of the State of Delaware.

 This Affiliate Agreement is executed as of the ____ day of_____________, 1995.


                                                    Very truly yours,


                                                    ---------------------------
                                                    Signature


                                                    =--------------------------
                                                    Print Name

AGREED TO AND ACCEPTED as of
                                  , 1995
- ----------------------------------


FIRST BANKING COMPANY OF SOUTHEAST GEORGIA

By:
   ---------------------------------------
      James E. Hodges
      President and Chief Executive Officer

                                                                       EXHIBIT 2
                              MATTERS AS TO WHICH
                     NELSON, MULLINS, RILEY & SCARBOROUGH,
                          COUNSEL TO FNB, WILL OPINE*

         1. FNB is a corporation duly organized, existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business as now conducted and to own and use its Assets.

         2. FNB's authorized capital stock consists of 5,000,000 shares of FNB Common Stock, of which 310,114 shares were outstanding as of the date hereof. The outstanding shares of FNB Common Stock are duly authorized and validly issued and fully paid and nonassessable, except that certificates for FNB Common Stock have not been distributed to former shareholders of FNB Effingham Common Stock who became FNB shareholders pursuant to the Reorganization Agreement, dated December 9, 1993, between FNB and FNB Effingham. None of the outstanding shares of FNB Common Stock has been issued in violation of any statutory preemptive rights. Except as Previously Disclosed in FNB's Disclosure Memorandum delivered March ____, 1995, to our knowledge, there are no options, subscriptions, warrants, calls, rights or commitments obligating FNB to issue equity securities or acquire its equity securities.

         3. The execution and delivery by FNB of the Agreement do not, and if FNB were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of FNB, or, to our knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which FNB is a party or by which FNB is bound.

         4. FNB has duly authorized the execution and delivery of the Agreement and all performance by FNB thereunder and has duly executed and delivered the Agreement.

         5.      The Agreement is enforceable against FNB.




_______________________
*Pursuant to the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

                                                                       EXHIBIT 3

                         CLAIMS/INDEMNIFICATION LETTER

                         _______________________, 1996



First Banking Company of Southeast Georgia
40 North Main Street
P.O. Box 878
Statesboro, Georgia  30458

Ladies and Gentlemen:

         This letter is delivered pursuant to Section 9.2(g) of the Agreement and Plan of Merger (the "Agreement"), dated as of March 13, 1996, by and between First Banking Company of Southeast Georgia ("First Banking") and FNB Bancshares, Inc. ("FNB") which provides for the merger (the "Merger") of FNB with and into First Banking.

         Concerning claims which I may have against FNB or its wholly-owned subsidiary, First National Bank of Effingham ("First National"), in my capacity as an officer or director:

                 (a) First Banking shall assume all liability (to the extent FNB was so liable) for claims for indemnification arising under FNB's Articles of Incorporation or Bylaws or under any indemnification contract disclosed to First Banking, as existing on __________, 1996, and for claims for salaries, wages or other compensation, employee benefits, reimbursement of expenses, or worker's compensation arising out of employment through the effective time of the Merger;

                 (b) First National shall retain all liability (to the extent it was so liable) for claims for indemnification arising under its Charter or Bylaws as existing on __________, 1996, and for claims for salaries, wages, or other compensation, employee benefits, reimbursement of expenses, or worker's compensation arising out of employment through the effective time of the Merger;

                 (c) In my capacity as an officer or a director, I am not aware that I have any claims (other than those referred to in paragraphs (a) or (b) above) against FNB or First National (other than as a result of routine deposit, loan and other banking services conducted in the ordinary course of business with FNB or First National, as applicable); and

                 (d) I hereby release FNB and First National from any and all claims which I am aware that I have against either of them in my capacity as an officer or a director, other than those referred to in paragraphs (a) or (b) above.

First Banking Company of Southeast Georgia
____________________, 1996
Page 2




         By executing this letter on behalf of First Banking, you shall acknowledge the assumption by First Banking of the liabilities described in paragraphs (a) and (b) above, except to the extent set forth in Section 8.12 of the Merger Agreement.


                                             Sincerely,



                                             -----------------------------------
                                             Signature of Officer or Director



                                             -----------------------------------
                                             Printed Name of Officer or Director



         On behalf of First Banking, I hereby acknowledge receipt of this letter and affirm the assumption by First Banking of the liabilities described in paragraph (a) and (b) above, as of this _____ day of _______________, 1996.


                                             FIRST BANKING COMPANY OF
                                             SOUTHEAST GEORGIA



                                             By:
                                                ------------------------------
                                                  James Eli Hodges
                                                  President

                                                                       EXHIBIT 4
                              MATTERS AS TO WHICH
                      POWELL, GOLDSTEIN, FRAZER & MURPHY,
                     COUNSEL TO FIRST BANKING, WILL OPINE*

         1. First Banking is a corporation duly organized, existing and in good standing under the laws of the State of Georgia with corporate power and authority to conduct its business as now conducted and to own and use its Assets.

         2. First Banking's authorized capital stock consists of 5,000,000 shares of First Banking Common Stock, of which 2,661,711 shares were outstanding as of the date hereof. The outstanding shares of First Banking Common Stock are, and all of the shares of First Banking Common Stock to be issued in exchange for shares of FNB Common Stock upon consummation of the Merger, when issued in accordance with the terms of the Agreement, will be, duly authorized and validly issued and fully paid and nonassessable. None of the outstanding shares of First Banking Common Stock has been, and none of the shares of First Banking Common Stock to be issued in exchange for shares of FNB Common Stock upon consummation of the Merger will be, issued in violation of any statutory preemptive rights.

         3. The execution and delivery by First Banking of the Agreement do not, and if First Banking were now to perform its obligations under the Agreement such performance would not, result in any violation of the Articles of Incorporation or Bylaws of First Banking, or, to our knowledge, result in any breach of, or default or acceleration under, any material Contract or Order to which First Banking is a party or by which First Banking is bound.

         4. First Banking has duly authorized the execution and delivery of the Agreement and all performance by First Banking thereunder and has duly executed and delivered the Agreement.

         5.      The Agreement is enforceable against First Banking.





____________________________
*Pursuant to the January 1, 1992 edition of the Interpretive Standards Applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.

                                   APPENDIX B

                          OPINION OF STEVENS & COMPANY

STEVENS
 & COMPANY                                       MERGER AND ACQUISITION SERVICES


                                     [DATE]


Board of Directors
FNB Bancshares, Inc.
501 S. Laurel Street
Springfield, Georgia 31329


Ladies and Gentlemen:

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock, $.01 par value per share (the "common stock") of FNB Bancshares, Inc. ("FNB") of the consideration to be received by such stockholders in the proposed merger (the "Proposed Merger") of FNB with First Banking Company of Southeast Georgia ("First Banking") pursuant to the Agreement and Plan of Reorganization, dated March 13, 1996 (the "Agreement").

         The Proposed Agreement provides for a merger (the "Merger") of FNB and First Banking pursuant to which each share of common stock of FNB will be converted into the right to receive .892 shares of common stock of First Banking, with each warrant and option holder of FNB receiving .466 shares of First Banking. The Board of Directors of FNB can terminate the proposed merger if the closing price of a share of common stock of First Banking falls below $20 per share on any trading day during the 20 trading days prior to the scheduled effective time, as defined in the agreement.

         Stevens & Company is a financial consulting and investment banking firm that specializes in community bank transactions. We have represented both buyers and sellers including those in five counties that are contiguous to Effingham and Bulloch Counties. Stevens & Company is not affiliated with FNB or First Banking. Stevens & Company has been retained on a contingency fee basis.

         In connection with rendering our opinion, we have reviewed and analyzed, among other things, the following: (i) the Agreement, (ii) certain public information on First Banking, including their audited financial statements for the previous five years, (iii) the audited financial statements for FNB for the previous five years, (iv) other information made available to us by direct interviews with senior management of First Banking regarding the management philosophy of the company, the liquidity of their stock, and their future acquisition plans. We have also met with directors and management of FNB, as well as with Nelson Mullins Riley & Scarborough, legal counsel for FNB, to discuss the foregoing as well as other matters we believe relevant to our inquiry.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us by both FNB and First Banking.





                                      B-1
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Board of Directors
FNB Bancshares, Inc.
[Date]


         In conducting our analysis and arriving at our opinion, we have considered such financial and other factors as we deemed appropriate under the circumstances, including the following: (i) the historical as well as current financial conditions and results of operations of FNB and First Banking, including interest income, interest expense, net-interest margins, interest sensitivity, non-interest income, dividends, book value, return on assets, return on equity, non- performing assets, and reserve for loan losses; (ii) the business prospects for both firms; (iii) the economy in the markets served;
(iv) the historical and current market for the securities of both firms; (v) the nature and terms of certain transactions of certain other acquisition that we feel to be relevant; and (vi) an analysis of the other potential candidates that might be interested in the banking markets served by FNB.

         Based on the above, we are of the opinion that the exchange ratio to be received by the holders of FNB common stock in the Proposed Merger is fair, as of the date hereof, from a financial point of view, to such shareholders.

         This opinion is being delivered to the Board of Directors of FNB, and is not to be reproduced or delivered to any third party without the expressed written consent of Stevens & Company, except as required by law. However, it is understood that this opinion may be included in its entirety in any communication by the FNB or its Board of Directors to the FNB shareholders.

                               Very truly yours,



                               STEVENS & COMPANY





                                      B-2
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                                   APPENDIX C

                           ARTICLE 13 OF THE GEORGIA
                           BUSINESS CORPORATION CODE

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         PART 1.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

         Section  14-2-1301.      DEFINITIONS.

                 As used in this article, the term:

                 a. "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

                 b. "Corporate Action" means the transaction or other action by the corporation that creates dissenters' rights under the Code Section 14-2-1302.

                 c. "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

                 d. "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14-2-1327.

                 e. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

                 f. "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

                 g. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

                 h. "Shareholder" means the record shareholder or the beneficial shareholder.

         Section  14-2-1302.      RIGHT TO DISSENT.

                 (a) A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

                          (1) Consummation of a plan of merger to which the corporation is a party:

                                  (A)      If approval of the shareholders of
                          the corporation is required for the merger by Code
                          Section 14-2-1103 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

                                  (B)      If the corporation is a subsidiary
                          that is merged with its parent under Code Section 14-2-1104;

                          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

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                          (3)     Consummation of a sale or exchange of all or
                 substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

                          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

                                  (A)      Alters or abolishes a preferential
                          right of the shares;

                                  (B)      Creates, alters, or abolishes a
                          right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

                                  (C)      Alters or abolishes a preemptive
                          right of the holder of the shares to acquire shares or other securities;

                                  (D)      Excludes or limits the right of the
                          shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

                                  (E)      Reduces the number of shares owned
                          by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

                                  (F) Cancels, redeems, or repurchases all or part of the shares of the class; or

                          (5) Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

                 (b) A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter's rights.

                 (c) Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

                          (1) In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

                          (2) The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

         Section 14-2-1303.       DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

                 A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         PART 2.  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

         Section  14-2-1320.      NOTICE OF DISSENTERS' RIGHTS.

                 (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

                 (b) If corporate action creating dissenters' rights under Code Section 14-2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Code Section 14-2-1322 no later than ten days after the corporate action was taken.

         Section  14-2-1321.      NOTICE OF INTENT TO DEMAND PAYMENT.

                 (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is submitted to a vote at a shareholders' meeting, a record shareholder who wishes to assert dissenters' rights:

                          (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

                          (2) must not vote his shares in favor of the proposed action.

                 (b) A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article.

         Section  14-2-1322.      DISSENTERS' NOTICE.

                 (a) If proposed corporate action creating dissenters' rights under Code Section 14-2-1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

                 (b) The dissenters' notice must be sent no later than ten days after the corporate action was taken and must:

                          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

                          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

                          (3) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

                          (4)     Be accompanied by a copy of this article.

         Section  14-2-1323.      DUTY TO DEMAND PAYMENT.

                 (a) A record shareholder sent a dissenters' notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

                 (b) A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

                 (c) A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

         Section  14-2-1324.      SHARE RESTRICTIONS.

                 (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

                 (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

         Section  14-2-1325.      OFFER OF PAYMENT.

                 (a) Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

                 (b)      The offer of payment must be accompanied by:

                          (1) The corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

                          (2) A statement of the corporation's estimate of the fair value of the shares;





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


                          (3)     An explanation of how the interest was
                 calculated;

                          (4) A statement of the dissenter's right to demand payment under Code Section 14-2-1327; and

                          (5)     A copy of this article.

                 (c) If the shareholder accepts the corporation's offer by written notice to the corporation within 30 days after the corporation's offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later.

         Section  14-2-1326.      FAILURE TO TAKE ACTION.

                 (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

                 (b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Code Section 14-2-1322 and repeat the payment demand procedure.

         Section 14-2-1327. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

                 (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

                          (1) The dissenter believes that the amount offered under Code Section 14-2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

                          (2) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

                 (b) A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation's offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325..

                 (c) If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

                          (1) The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

                          (2) The shareholder may at any time, subject to the limitations period of Code Section 14- 2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due.





                                      C-6
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         PART 3.  JUDICIAL APPRAISAL OF SHARES

         Section  14-2-1330.      COURT ACTION.

                 (a) If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

                 (b) The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation's registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

                 (c) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or by publication, or in any other manner permitted by law.

                 (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters' rights under this chapter.

                 (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment.

         Section  14-2-1331.      COURT COSTS AND COUNSEL FEES.

                 (a) The court in an appraisal proceeding commenced under Code Section 14-2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

                 (b) The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

                          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2- 1327; or





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                          (2)     Against either the corporation or a
                 dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

                 (c) If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         Section  14-2-1332.      LIMITATION OF ACTIONS.

                 No action by any dissenter to enforce dissenters' rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322.





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                                    PART II


INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       The provisions of the Georgia Business Corporation Code (the "Georgia Act") and the Registrant's Bylaws set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Under the Registrant's Bylaws, the Registrant is required to indemnify its officers and directors against reasonable expenses (including attorneys' fees) incurred by them in the defense of any action, suit or proceeding to which they were made a party, or in defense of any claim, issue or matter therein, by reason of the fact that they are or were officers, directors, employees or agents of the Registrant, to the extent that they have been successful, on the merits or otherwise, in such defense. The Registrant's Bylaws also permit indemnification of its directors and officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that they are or were directors or officers of the Registrant or who, while directors or officers of the Registrant, are or were serving at the Registrant's request as directors, officers, partners, trustees, employees or agents of another entity, if they acted in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant, or, with respect to any criminal proceeding, had no reasonable cause to believe their conduct was unlawful, if a determination has been made that they have met these standards of conduct.
Such indemnification in connection with a proceeding by or in the right of the Registrant, however, is limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding. The Registrant must also provide advancement of expenses incurred by any director or officer in defending any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such advances if it is ultimately determined that he or she is not entitled to indemnification by the Registrant.

       The Registrant may not indemnify a director or officer in connection with a proceeding by or in the right of the Registrant in which the director or officer was adjudged liable to the Registrant, for appropriation of a business opportunity, for payment of unlawful dividends, in connection with a proceeding in which he or she was adjudged liable on the basis that he or she improperly received a personal benefit or for intentional misconduct or a knowing violation of law.

       The indemnification provisions of the Georgia Act are essentially identical to those set forth above, except that the Georgia Code permits, but does not require, a corporation to advance expenses under the circumstances for such payments described above.

       The Registrant maintains an insurance policy insuring the Registrant and its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

       The Registrant's Articles of Incorporation provide that no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for a breach of the duty of care or of any other duty as a director, except in the case of: (i) wrongful appropriation of any business opportunity of the Registrant; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation or law; (iii) liability for unlawful distributions; or (iv) any transaction from which the director derived an improper personal benefit. The Georgia Act currently permits a corporation to limit the liability of its directors to the foregoing extent.
If the Georgia Act is amended to permit additional limitations on liability in the future, the liability of directors of the Registrant will be limited to the fullest extent permitted under the Georgia Act.

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ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
- -------                      -----------------------

1        --  Agreement and Plan of Merger dated March 13, 1996 between First
             Banking and FNB (included as Appendix A to the Proxy
             Statement/Prospectus contained herein).

3.1      --  Amended and Restated Articles of Incorporation of the
             Registrant.(1)

3.1(a)   --  Amendment to the Articles of Incorporation of the Registrant.

3.2      --  Bylaws of the Registrant.(1)

5.1      --  Opinion of Powell, Goldstein, Frazer & Murphy, including consent*

8.1      --  Opinion of Powell, Goldstein, Frazer & Murphy, including consent*

10.1     --  Profit Sharing Plan, as restated December 29, 1994.(2)

10.2     --  Trust Agreement related to the Registrant's Profit Sharing Plan, as amended and restated December 30, 1988, effective January 1, 1989.(1)

10.3     --  Target Benefit Retirement Plan, as restated December 29, 1994.(2)

10.4     --  Trust Agreement related to the Registrant's Target Benefit
             Retirement Plan, as amended and restated December 30, 1988, effective January 1, 1989.(1)

10.5     --  Employment Agreement dated as of February 20, 1996 among the
             Registrant, Bulloch Bank & Trust Co. and James Eli Hodges.(3)

10.6     --  Employment Agreement dated as of April 9, 1996 among the
             Registrant, Metter Banking Company and Julian C.  Lane, Jr.*

23.1     --  Consent of Powell, Goldstein, Frazer & Murphy (included in
             Exhibits 5.1 and 8.1)*

23.2     --  Consent of Deloitte & Touche LLP

23.3     --  Consent of McNair, McLemore, Middlebrooks & Co.

23.4     --  Consent of Stevens & Company

24       --  Power of Attorney (see signature page to the Registration
             Statement)

99       --  Form of Proxy of FNB

- --------------------
*        To be filed by amendment.

(1) Incorporated by reference to the exhibit of the same number to the Registrant's Annual Report on Form 10-K, for the year ended December 31, 1989.

(2) Incorporated by reference to the exhibit of the same number to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1994.

(3) Incorporated by reference to the exhibit of the same number to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995.

         (b) Financial Statement Schedules

         Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

ITEM 22.  UNDERTAKINGS.

         (a)     The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                      (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or 15(d) of Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (see Item 20), or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Statesboro, State of Georgia, on May 13, 1996.

                                          FIRST BANKING COMPANY OF SOUTHEAST
                                          GEORGIA

                                          By: /s/ James Eli Hodges
                                              ----------------------------------
                                                  James Eli Hodges
                                                  President


                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears on the signature pages to this Registration Statement constitutes and appoints James Eli Hodges and Dwayne E. Rocker, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits hereto and other documents in connection herewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       SIGNATURE                            TITLE                                       DATE
       ---------                            -----                                       ----
/s/ James Eli Hodges                        President and Director                      May 13, 1996
- ----------------------                      (principal executive officer)
James Eli Hodges


/s/ Julian C. Lane, Jr.                     Vice President and Director                 May 13, 1996
- -----------------------------
Julian C. Lane, Jr.


/s/ John M. Wilson, Jr.                     Vice President and Director                 May 13, 1996
- -----------------------------
John M. Wilson, Jr.


/s/ Dwayne E. Rocker                        Secretary and Treasurer                     May 13, 1996
- ----------------------                      (principal financial and
Dwayne E. Rocker                            accounting officer)


/s/ E. Raybon Anderson                      Director                                    May 13. 1996
- -----------------------------
E. Raybon Anderson

       SIGNATURE                            TITLE                                               DATE
       ---------                            -----                                               ----
/s/ A. M. Braswell, Jr.                     Director                                            May 13, 1996
- -----------------------------
A. M. Braswell, Jr.


/s/ W. A. Crider, Jr.                       Director                                            May 13, 1996
- -----------------------------
W. A. Crider, Jr.


/s/ C. Arthur Howard                        Director                                            May 13, 1996
- ----------------------
C. Arthur Howard


/s/ Lanier A. Hunnicutt                     Director                                            May 13, 1996
- -----------------------------
Lanier A. Hunnicutt


/s/ Joe P. Johnston                         Director                                            May 13, 1996
- -----------------------------
Joe P. Johnston


/s/ Dan J. Parrish, Jr.                     Director                                            May 13, 1996
- -----------------------------
Dan J. Parrish, Jr.


/s/ Charles M. Robbins, Jr.                 Director                                            May 13, 1996
- -----------------------------
Charles M. Robbins, Jr.


/s/ J. E. Smith                             Director                                            May 13, 1996
- -----------------------------
J. E. Smith


/s/ Alvin Williams                          Director                                            May 13, 1996
- -----------------------------
Alvin Williams


/s/ Harry S. Mathews                        Director                                            May 13, 1996
- ----------------------
Harry S. Mathews

                                 EXHIBIT INDEX

      EXHIBIT                                                                                              SEQUENTIAL
      NUMBER                                     DESCRIPTION OF EXHIBITS                                    PAGE NO.
      -------                                    -----------------------                                    --------
      1        --   Agreement and Plan of Merger dated March 13, 1996 between First Banking and FNB
                    (included as Appendix A to the Proxy Statement/Prospectus contained herein).
      3.1      --   Amended and Restated Articles of Incorporation of the Registrant.(1)

      3.1(a)   --   Amendment to the Articles of Incorporation of the Registrant.

      3.2      --   Bylaws of the Registrant.(1)

      5.1      --   Opinion of Powell, Goldstein, Frazer & Murphy, including consent*

      8.1      --   Opinion of Powell, Goldstein, Frazer & Murphy, including consent*

     10.1      --   Profit Sharing Plan, as restated December 29, 1994.(2)

     10.2      --   Trust Agreement related to the Registrant's Profit Sharing Plan, as amended and restated December 30, 1988, effective January 1, 1989.(1)

     10.3      --   Target Benefit Retirement Plan, as restated December 29, 1994.(2)

     10.4      --   Trust Agreement related to the Registrant's Target Benefit Retirement Plan, as
                    amended and restated December 30, 1988, effective January 1, 1989.(1)

     10.5      --   Employment Agreement dated as of February 20, 1996 among the Registrant, Bulloch
                    Bank & Trust Co. and James Eli Hodges.(3)
     10.6      --   Employment Agreement dated as of April 9, 1996 among the Registrant, Metter
                    Banking Company and Julian C. Lane, Jr.*

     23.1      --   Consent of Powell, Goldstein, Frazer & Murphy (included in Exhibits 5.1 and 8.1)

     23.2      --   Consent of Deloitte & Touche LLP

     23.3      --   Consent of McNair, McLemore, Middlebrooks & Co.

     23.4      --   Consent of Stevens & Company

     24        --   Power of Attorney (see signature page to the Registration Statement)

     99        --   Form of Proxy of FNB

___________________

*        To be filed by amendment.

(1) Incorporated by reference to the exhibit of the same number to the Registrant's Annual Report on Form 10-K, for the year ended December 31, 1989.

(2) Incorporated by reference to the exhibit of the same number to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1994.

(3) Incorporated by reference to the exhibit of the same number to the Registrant's Annual Report on Form 10-KSB for the year ended December 31, 1995.